   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 1996
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                   Form SB-2
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                      ------------------------------------
                        COMPLETE WELLNESS CENTERS, INC.
                 (Name of small business issuer in its charter)

           DELAWARE                             8099                            52-1910135
   (State or jurisdiction of        (Primary Standard Industrial             (I.R.S. Employer
incorporation or organization)       Classification Code Number)          Identification Number)

                      ------------------------------------
       725 INDEPENDENCE AVE., S.E., WASHINGTON, D.C. 20003 (202) 543-6800
         (Address and telephone number of principal executive offices)
                      ------------------------------------

            E. EUGENE SHARER, PRESIDENT AND CHIEF OPERATING OFFICER
       725 INDEPENDENCE AVE., S.E., WASHINGTON, D.C. 20003 (202) 543-6800
           (Name, address and telephone number of agent for service)
                      ------------------------------------
                                   Copies to:

                           Anthony Cipiti, Jr., Esq.
                                Storch & Brenner
                          1001 Connecticut Ave., N.W.
                          Washington, D.C. 20036-5504
                                  202-452-0900

                            Lawrence B. Fisher, Esq.
                       Orrick, Herrington & Sutcliffe LLP
                                666 Fifth Avenue
                         New York, New York 10103-0001
                                  212-506-5000

                      ------------------------------------
    Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                      ------------------------------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM     AMOUNT OF
            TITLE OF EACH CLASS                  AMOUNT TO BE         OFFERING           AGGREGATE       REGISTRATION
       OF SECURITIES TO BE REGISTERED             REGISTERED     PRICE PER UNIT(1)   OFFERING PRICE(1)        FEE
-----------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.0001665 per
    share...................................     1,150,000(2)          $8.00            $ 9,200,000        $2,787.88
  Redeemable Common Stock Purchase Warrants,
     each exercisable for one share of
     Common Stock...........................     1,150,000(3)          $ .10            $   115,000        $   34.85
  Common Stock issuable upon exercise of
     Redeemable Warrants....................     1,150,000(4)          $9.60            $11,040,000        $3,345.45
  Common Stock Purchase Warrants, each
     exercisable for one share of Common
     Stock..................................      183,333(5)           $.003            $       550       $      .17
  Common Stock issuable upon exercise of
     Common Stock Purchase Warrants.........      183,333(6)           $6.00            $ 1,100,000        $  333.33
  Total.....................................                                                               $6,501.68
-----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
(2) Includes 150,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any.
(3) Includes 150,000 Redeemable Warrants which the Underwriters have the option to purchase to cover over-allotments, if any.
(4) Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such additional securities as may become issuable pursuant to the antidilution provisions of the Redeemable Warrants.
(5) Consists of Common Stock Purchase Warrants being registered on behalf of certain security holders of the Registrant.
(6) Consists of Common Stock issuable upon exercise of Common Stock Purchase Warrants being registered on behalf of certain security holders of the Registrant.
                      ------------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 19, 1996
Prospectus

                        COMPLETE WELLNESS CENTERS, INC.
                      1,000,000 SHARES OF COMMON STOCK AND
              1,000,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS
                      ------------------------------------

     Complete Wellness Centers, Inc., a Delaware corporation (the "Company"), hereby offers (the "Offering") 1,000,000 shares (the "Shares") of common stock, par value $.0001665 per share (the "Common Stock"), and 1,000,000 Redeemable Common Stock Purchase Warrants (the "Warrants"). The Shares and the Warrants are sometimes hereinafter together referred to as the "Securities." Until the completion of this Offering, the Shares and the Warrants offered hereby may only be purchased together on the basis of one Share and one Warrant, but will trade separately immediately after the Offering. It is currently anticipated that the initial public offering prices of the Shares and the Warrants will be between $6.00 and $8.00 per Share and $.10 per Warrant, respectively. Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at
an initial exercise price of $          per share [120% of the initial public
offering price per share of Common Stock], subject to adjustment, at any time
commencing           , 1997 [six months after the date of this Prospectus] until
          , 2002 [five years after the date of this Prospectus]. Commencing
          , 1998 [18 months after the date of this Prospectus], the Warrants are subject to redemption by the Company, in whole but not in part, at $.10 per Warrant on 30 days' prior written notice provided that the average closing bid price of the Common Stock as reported on the Nasdaq SmallCap Market ("Nasdaq")
equals or exceeds $          per share [160% of the initial public offering
price per share of Common Stock] (subject to adjustment under certain circumstances) for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. See "Description of Securities -- Warrants."
                                                  (cover continued on next page)

      THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 9 AND "DILUTION."
                      ------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                              CONTRARY IS A CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------------------
                                                         PRICE TO          UNDERWRITING        PROCEEDS TO
                                                          PUBLIC           DISCOUNT(1)          COMPANY(2)
---------------------------------------------------------------------------------------------------------------
 Per Share........................................          $                   $                   $
---------------------------------------------------------------------------------------------------------------
 Per Warrant......................................          $                   $                   $
---------------------------------------------------------------------------------------------------------------
 Total(3).........................................          $                   $                   $
---------------------------------------------------------------------------------------------------------------

(1) Does not include additional compensation payable to National Securities Corporation, the representative (the "Representative") of the several Underwriters, in the form of a non-accountable expense allowance. In addition, see "Underwriting" for information concerning indemnification and contribution arrangements with the Underwriters and other compensation payable to the Representative.

(2) Before deducting estimated expenses of $425,000 payable by the Company, excluding the non-accountable expense allowance payable to the Representative.

(3) The Company has granted to the Representative an option, exercisable within 45 days after the date of this Prospectus, to purchase up to an aggregate of 150,000 additional shares of Common Stock and/or up to 150,000 additional Warrants upon the same terms and conditions as set forth above, solely to cover over-allotments, if any (the "Over-allotment Option"). If such Overallotment Option is exercised in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $          ,
    $          and $          , respectively. See "Underwriting."
                      ------------------------------------

     The Securities are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of the Securities will be made against payment at the offices of
National Securities Corporation, Seattle, Washington, on or about           ,
1997.
                        NATIONAL SECURITIES CORPORATION
                The date of this Prospectus is           , 1997

                        COMPLETE WELLNESS CENTERS, INC.

                    [MAP REPRESENTING EXISTING AND SCHEDULED
                           COMPLETE WELLNESS CENTERS]

                      ------------------------------------

     The Company intends to furnish its stockholders with annual reports containing financial statements audited and reported upon by its independent certified public accountants after the end of each fiscal year, and make available such other periodic reports as the Company may deem to be appropriate or as may be required by law.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AND/OR THE WARRANTS OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE BOSTON STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

(cover continued from front cover page)

     Prior to this Offering, there has been no public market for the Securities and there can be no assurance that such a market will develop after the completion of this Offering or, if developed, that it will be sustained. For information regarding the factors considered in determining the initial public offering prices of the Shares and Warrants and the terms of the Warrants, see "Risk Factors" and "Underwriting." Application has been made to include the Shares and the Warrants for quotation on Nasdaq and listing on the Boston Stock Exchange ("BSE") under the symbols "CMWL" and "CMWLW," respectively, on Nasdaq, and "CMW" and "CMWW," respectively, on the BSE.

     This Prospectus also relates to the registration by the Company, at its expense, for the account of various security holders who provided bridge financing (the "Bridge Financing") to the Company (collectively, the "Selling Security Holders") of an aggregate of 157,142 warrants to purchase shares of Common Stock at an exercise price of $.003 per share (the "Bridge Warrants") and 157,142 shares of Common Stock underlying the Bridge Warrants (assuming an initial public offering price of $7.00 per share). The Selling Security Holders have agreed with the Company not to effect any sales of the Common Stock issuable upon exercise of the Bridge Warrants until 90 days after the date of this Prospectus without the consent of the Representative. The Company will not receive any proceeds from any of the securities offered for sale by the Selling Security Holders although it will receive proceeds from the exercise of the Bridge Warrants. All of the securities offered for sale by the Selling Security Holders are hereinafter referred to as the "Selling Security Holders' Securities." See "Selling Security Holders."

     The sale of the Selling Security Holders' Securities may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Security Holders) in the over-the-counter market or in negotiated transactions, through the writing of options on the Selling Security Holders' Securities, through a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. If any Selling Security Holder sells his, her or its Securities, or options thereon, pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Security Holder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the Selling Security Holders' Securities, a post-effective amendment to the Registration Statement of which this Prospectus is a part, would need to be filed and declared effective by the Securities and Exchange Commission (the "Commission") before such Selling Security Holders could make such sale, pay such compensation, or make such a distribution. The Company is under no obligation to file a post-effective amendment to the Registration Statement of which this Prospectus is a part under such circumstances.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated herein all share and per share information in this Prospectus does not give effect to (i) the issuance of 1,000,000 shares of Common Stock issuable upon exercise of the Warrants, (ii) the exercise by the Representative of the Over-allotment Option,
(iii) the issuance upon exercise of warrants granted to the Representative (the "Representative's Warrants") of up to 100,000 shares of Common Stock and 100,000 Warrants and the underlying 100,000 shares of Common Stock issuable upon exercise of the Warrants contained in the Representative's Warrants, or (iv) the conversion of 1,350 shares of Series A, 12% Cumulative Convertible Preferred Stock of the Company into 145,800 shares of Common Stock upon consummation of this Offering. See "Underwriting" and "Description of Securities -- Preferred Stock." Unless otherwise indicated herein all share and per share information in this Prospectus gives effect to (i) a 180-for-1 split of the Common Stock effected in November 1995 and (ii) a 1-for-3 reverse split of the Common Stock effected in November 1996. Unless the context otherwise requires, the "Company" refers to Complete Wellness Centers, Inc. and its subsidiaries. This Prospectus contains forward-looking statements which involve certain risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

     The Company develops multi-disciplinary medical centers ("Integrated Medical Centers") and furnishes certain support services to such facilities. The Integrated Medical Centers combine, in one practice, at the same location, traditional health care providers, such as physicians and physical therapists, and alternative health care providers, such as chiropractors, acupuncturists and massage therapists. The Company's objective is to become a nationally recognized developer and manager of Integrated Medical Centers. At December 16, 1996, the Company had developed and was managing 8 Integrated Medical Centers in the states of Florida, Virginia and Illinois and had 36 binding agreements to develop and manage Integrated Medical Centers in 9 states.

     The Company develops Integrated Medical Centers generally through affiliations with chiropractors and their existing chiropractic practices (the "Affiliated Chiropractors"). Management endeavors to enter into an agreement with a chiropractor who has an established chiropractic practice in a convenient location and who is an individual who has demonstrated the entrepreneurial skills to build a practice.

     Management believes that the growing popularity and acceptance of alternative medicine, also referred to as complementary medicine, has contributed to the Company's growth. In 1993, the New England Journal of Medicine reported that the use of alternative medicine in 1990 amounted to approximately $13.7 billion. In October 1996, The Wall Street Journal reported that the alternative medical therapy market is approximately $50 billion. By integrating alternative medicine with traditional medicine, the Company is providing a choice for the consumer in one location as well as the opportunity to choose complementary treatments overseen by a medical doctor, which the Company believes alleviates some of the concerns of patients and third party payors.

     The Company's operating strategy is to (i) provide consumers the opportunity to obtain, and the convenience of obtaining, under the supervision of a medical doctor, complementary traditional and alternative medical treatments in one location, (ii) furnish high quality patient care efficiently through the use of credentialing standards and standardized protocols, (iii) establish Integrated Medical Centers in local and regional clusters for purposes of obtaining managed care contracts, (iv) assist in marketing the Integrated Medical Centers on a coordinated basis and furnish them management, marketing, financing and other advice and support, and (v) achieve operating efficiencies and economies of scale through the implementation of management information systems, the rotation of health care practitioners among Integrated Medical Centers, increased purchasing power with suppliers, and standardized protocols, administrative systems, and procedures.

     The Company's expansion strategy is to continue to develop additional Integrated Medical Centers in regional groups or clusters in order to facilitate the development of integrated networks of affiliated physicians, chiropractors and other health care providers (both traditional and alternative). The Company plans to continue to develop additional Integrated Medical Centers through affiliations with chiropractors and their existing chiropractic practices and intends to begin development of Integrated Medical Centers in connection with strategic alliances with health clubs, corporations, government offices or other organizations, in which cases the Integrated Medical Centers would be developed in locations such as a health club or office building. The Company regularly explores new opportunities related to integrated medical services and may in the future negotiate arrangements with or acquire businesses ancillary to the provision of integrated medical services such as services relating to medical diagnostics or billing systems. As of the date of this Prospectus, the Company has no understandings, commitments or agreements with respect to any acquisitions.

                                  THE OFFERING

Securities Offered.........  1,000,000 shares of Common Stock and 1,000,000
                             Warrants. See "Description of Securities."

Securities Registered for
the Selling Security
  Holders..................  An aggregate of 157,142 Bridge Warrants and 157,142 shares of Common Stock issuable upon exercise of the Bridge Warrants (assuming an initial public offering price of $7.00 per share) are being registered hereby and may be sold by the Selling Security Holders, although the Selling Security Holders have agreed with the Company not to effect any sales of the Common Stock issuable upon exercise of the Bridge Warrants until 90 days from the date of this Prospectus without the consent of the Representative. None of the Selling Security Holders' Securities are being underwritten in this Offering and the Company will not receive any proceeds from their sale although it will receive the exercise price of $.003 per share in the event that any Bridge Warrants are exercised. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selling Security Holders."

Terms of Warrants..........  Each Warrant entitles the holder thereof to
                             purchase, at any time commencing           , 1997
                             [six months after the date of this Prospectus], one
                             share of Common Stock at a price of $          per
                             share [120% of the initial public offering price per share of Common Stock], subject to adjustment.
                             Commencing           , 1998 [18 months after the
                             date of this Prospectus], the Warrants are subject to redemption by the Company, in whole but not in part, at $.10 per Warrant on 30 days' prior written notice provided that the average closing bid price of the Common Stock as reported on Nasdaq equals or
                             exceeds $          per share [160% of the initial
                             public offering price per share of Common Stock], subject to adjustment, for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. See "Description of Securities."

Common Stock Outstanding:

  Prior to the
Offering(1)................  714,967 shares

  After the
Offering(1)(2).............  1,860,767 shares

Use of Proceeds............  Repayment of indebtedness incurred in connection with the Bridge Financing; fund development of additional Integrated Medical Centers; repayment of certain other debt, accrued expenses and accrued payroll; and working capital and general corporate purposes. See "Use of Proceeds."

Risk Factors and
Dilution...................  An investment in the Securities offered hereby involves a high degree of risk and immediate and substantial dilution to the purchasers in this Offering. See "Risk Factors" and "Dilution."

Proposed Nasdaq Symbols:(3)

  Common Stock.............  CMWL

  Warrants.................  CMWLW

Proposed BSE Symbols:(3)

  Common Stock.............  CMW

  Warrants.................  CMWW
---------------

(1) Does not include (i) 351,166 shares issuable upon exercise of outstanding options under the Company's 1994 Stock Option Plan (at a weighted average exercise price of $.60 per share) and 11,167 shares reserved for issuance upon exercise of options available for grant under such plan, of which options for 11,000 shares will be granted to a consultant to the Company upon consummation of the Offering at an exercise price equal to 75% of the initial public offering per share in the Offering; (ii) 200,000 shares reserved for issuance upon the exercise of options that may be granted under the Company's 1996 Stock Option Plan, of which 24,000 will be granted after completion of the Offering at an exercise price per share equal to the initial public offering price per share of Common Stock; (iii) 100,000 shares reserved for issuance upon exercise of options that may be granted under the Company's 1996 Restricted Stock Option Plan for Health Care Professionals; (iv) 13,243 shares issuable upon exercise of certain outstanding warrants that the Company issued in connection with a financing in November 1995 at an exercise price of $.003 per share; (v) up to 157,142 shares (assuming an initial public offering price of $7.00 per share) issuable upon exercise of the Bridge Warrants; and (vi) up to 2,857 shares (assuming an initial public offering price of $7.00 per share) issuable upon exercise of outstanding warrants (the "Broker-Dealer Bridge Warrants") issued to a broker-dealer who acted as a placement agent for a portion of the Bridge Financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Management -- Stock Option Plans."

(2) Gives effect to the conversion of 1,350 shares of Series A, 12% Cumulative Convertible Preferred Stock of the Company (the "Series A Preferred Stock") into 145,800 shares of Common Stock upon consummation of the Offering. See "Description of Securities -- Preferred Stock."

(3) Application has been made for listing of the Common Stock and the Warrants on Nasdaq and the BSE. See "Risk Factors -- No Assurance of Nasdaq Listing; Risk of Low-Priced Securities."

                             SUMMARY FINANCIAL DATA

     The following summary financial data should be read in conjunction with the consolidated financial statements of the Company and related notes thereto appearing elsewhere in this Prospectus.

                                            NOVEMBER 17,
                                                1994                              NINE MONTHS ENDED
                                             (INCEPTION)        YEAR ENDED          SEPTEMBER 30,
                                           TO DECEMBER 31,     DECEMBER 31,     ----------------------
                                                1994               1995           1995         1996
                                           ---------------     ------------     --------     ---------
STATEMENT OF OPERATIONS DATA:
Operating revenue:
  Patient revenue........................      $    --          $   22,114      $  8,618     $ 869,122
  Management services income.............           --                  --            --         4,160
                                               -------          ----------      --------     ---------
Total revenue............................           --              22,114         8,618       873,282
                                               =======          ==========      ========     =========
Operating expenses:
  Salary and consulting costs............        1,400              93,131        59,283       249,293
  Management fees........................                           29,669         4,146       438,948
  Rent...................................                            4,501           400       160,988
  Advertising and marketing..............                           25,821        11,909        36,828
  General and administration.............                          253,024        28,818       607,770
  Depreciation and amortization..........                            6,490         1,623        24,598
                                                                ----------      --------     ---------
Total operating expenses.................        1,400             412,636       106,179     1,518,425
                                               -------          ----------      --------     ---------
Operating deficit........................       (1,400)           (390,522)      (97,561)     (645,143)
Net interest income (expense)............                              176           483       (19,566)
Minority interest........................                          194,457         2,927       143,759
                                               -------          ----------      --------     ---------
Net loss.................................      $(1,400)         $ (195,889)     $(94,151)    $(520,950)
                                               =======          ==========      ========     =========
Pro forma net loss per share(1)..........                       $    (0.26)                  $   (0.43)
                                                                ==========                   =========
Pro forma weighted average number of
  common and common equivalent shares
  outstanding(1).........................                          753,924                   1,225,633

                                                                         SEPTEMBER 30, 1996
                                                                    ----------------------------
                                                                     ACTUAL       AS ADJUSTED(2)
                                                                    ---------     --------------
BALANCE SHEET DATA:
Working capital (deficit).........................................  $ (437,991)     $5,267,009
Total assets......................................................   1,549,912       5,914,912
Total liabilities.................................................   1,795,815         430,815
Minority interest.................................................     326,793         326,793
Stockholders' equity (deficit)....................................    (572,696)      5,179,304

---------------

(1)  See Note 10 to the Consolidated Financial Statements.

(2) Adjusted to give effect to the sale of the Securities offered hereby (at an assumed initial public offering price of $7.00 per Share and $.10 per Warrant) and the initial application of the net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the Securities offered hereby involves a high degree of risk and should be made only by investors who can afford the loss of their entire investment. Prospective investors should carefully review and consider the following risks as well as the other information set forth in this Prospectus.

     Limited Operating History; History of Losses; No Assurance of Profitability. The Company commenced operations in January 1995 and began managing its first Integrated Medical Center in September 1995. The Company has a limited operating history upon which prospective investors can judge the Company's performance. At September 30, 1996, the Company had an accumulated deficit of $718,239 and a working capital deficit of $437,991. There can be no assurance that the Company will ever be profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

     Risks Related to Expansion Strategy. The Company has expanded from managing one Integrated Medical Center at December 31, 1995 to 8 Integrated Medical Centers at December 16, 1996, with 36 others scheduled for development. The Company's growth will depend upon a number of factors, including: (i) the Company's ability to identify and affiliate with suitable chiropractors and their existing chiropractic practices, the availability of suitable markets, and the Company's ability to obtain good locations within those markets; (ii) whether new Integrated Medical Centers will be opened in accordance with the Company's plans; (iii) regulatory constraints; (iv) the ability of the Company to manage Integrated Medical Centers effectively; (v) whether anticipated performance levels at new Integrated Medical Centers will be achieved. There can be no assurance that the Company's expansion strategy will be successful or that modifications to the Company's expansion strategy will not be required. Any significant delay in the opening of new Integrated Medical Centers or the failure of new Integrated Medical Centers to achieve anticipated performance levels could adversely affect the Company. In pursuing its expansion strategy, the Company intends to expand its presence into new geographic markets. In entering a new geographic market, the Company will be required to comply with laws and regulations of jurisdictions that differ from those applicable to the Company's current operations, deal with different payors as well as face competitors with greater knowledge of such markets than the Company. There can be no assurance that the Company will be able to effectively establish a presence in any new market. The Company's strategy also involves growth through acquisitions of complementary businesses in order to enhance the services offered by its Integrated Medical Centers. The Company will be subject to various risks associated with an acquisition growth strategy, including the risk that the Company will be unable to identify and recruit suitable acquisition candidates in the future or to absorb and manage the acquisitions. See
"Business -- Expansion Strategy" and "Business -- Government Regulation."

     Possible Need for Additional Financing. The Company is dependent upon the net proceeds of this Offering for the continued implementation of its expansion strategy. Although the Company believes that the net proceeds of this Offering together with cash from operations will be sufficient to satisfy its cash requirements for at least 12 months following the date of this Prospectus (exclusive of applying any such funds to the acquisition of other businesses) there is no assurance that additional funds will not be needed. Factors that may require the Company to seek additional financing include the development of a larger number of Integrated Medical Centers than now anticipated, a higher average cost to develop additional Integrated Medical Centers than that which has been the case to date, and the acquisition of other businesses all or part of the payment for which is in cash. Substantially all of the Company's assets are secured as collateral for notes issued in connection with the Bridge Financing. The Company has received a low interest rate loan commitment in the amount of $45,000 to be used to defray its relocation costs resulting from the leasing of executive offices in Montgomery County, Maryland. Such loan is to be secured by the Company's capital assets. The loan commitment expires on January 31, 1997, however, the Company intends to seek an extension of this expiration date. See "Business -- Properties." If the Company requires additional financing, it may raise capital through the issuance of equity securities and/or the incurrence of debt. If additional capital is raised through the issuance of equity securities, dilution to the Company's stockholders may result, and if additional capital is raised through the incurrence of debt, the Company likely would become subject to restrictions on its operations and finances. There can be no assurance that the Company will be able to raise additional capital when needed on satisfactory terms or at all. If the Company is unable to secure additional sources of financing on terms and conditions acceptable to the Company or at all, the Company's expansion strategy could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 1 to the Consolidated Financial Statements.

     Possibility of Regulatory Challenge to the Affiliation Relationships. All of the physician practice management companies ("PPMs") of which the Company is aware involve a professional manager billing, collecting, disbursing funds to, paying expenses (including its own fee) or otherwise managing traditional physician or dental practices. The Company likewise undertakes to perform these services but, unlike the PPMs, subcontracts day-to-day management functions to a management company controlled by the Affiliated Chiropractor. Pursuant to such subcontract, the Affiliated Chiropractor's management company provides certain management services on behalf of the Company to the Integrated Medical Centers, of which the Affiliated Chiropractor is an employee. To date, the Company is unaware of any scrutiny by state or federal health care enforcement officials of the structure of such relationships. Although the Company believes its Affiliated Chiropractor relationships do not violate applicable federal or state health care regulatory requirements, there can be no assurance that health care enforcement officials will not take a contrary view. Investigations or prosecutions by such enforcement officials could have a material adverse effect on the Company, even if the Company's Affiliated Chiropractor relationships were subsequently determined lawful.

     Reliance on Chiropractors. The Company's revenue is dependent on revenue generated by the Integrated Medical Centers, which are developed primarily through affiliations with Affiliated Chiropractors pursuant to management agreements. There can be no assurance that any such affiliation will result in a successful multi-disciplinary medical practice. The initial terms of such management agreements is five years and they may be renewed in five year increments up to four times. The Affiliated Chiropractor may terminate a management agreement if the Company materially breaches it and fails to cure the breach within ten days after notification. The loss of a substantial number of management agreements would have a material adverse effect on the Company. See "Business-Agreements With Affiliated Chiropractors and Other Licensed Practitioners."

     Dependence On Third Party Reimbursement. Substantially all revenue of the Integrated Medical Centers, on which the Company's revenue is dependent, comes from commercial health insurance, state workers' compensation programs, and preferred provider plans. Following the Company's specific approval, the Integrated Medical Centers may also treat patients covered under federal and state funded health care programs. All of these providers and programs are regulated at the state or federal level. There are increasing and significant public and private sector pressures to contain health care cost and to restrict reimbursement rates for medical services. For example, it has been widely reported that the Medicare program is expected to run short of funds early in the next century. Accordingly, Congress, in its fiscal year 1996 budget legislation, called for and considered severe reductions in both the Medicare and Medicaid programs. Although a budget accord was not reached in the last session, Congress is expected to again consider legislation in its 1997 and 1998 sessions that would propose significant reductions to the Medicare and Medicaid programs. Changes in the level of support by federal and state governments of health care services, the methods by which such services may be delivered, and the prices of such services may all have a material impact on revenue of the Integrated Medical Centers, which in turn could have a material adverse effect on the Company. Third party payors are not generally familiar with reimbursing for traditional and alternative health care services such as chiropractic in the same medical practice. The third party payors may disagree with the descriptions or coding of a bill for medical services, or may contest a code or description under a lesser (e.g. chiropractic) fee schedule. Such disagreements on billing code or description of professional services, particularly where the third party payor is a federal or state funded health care program, can result in lesser reimbursement, which can have a material adverse effect on the Integrated Medical Center and ultimately on the Company. Persistent disagreements or alleged "upcoding" can result in allegations of fraud or false billing, both of which constitute felonies. Such an allegation, if proven, can result in forfeitures of payment, civil money penalties, civil fines, suspensions, or disbarment from participating in federal or state funded health care programs, and have a material adverse effect on the Company. Investigation and prosecutions for fraudulent or false billing can have a material adverse effect on the Company, even where such allegations are disproven. See

"-- Government Regulation," "Business -- Government Regulation" and "Business -- Third Party Reimbursement."

     Inability to Collect or Delay in Collecting Management Fees. Collection by the Company of its management fees may be adversely affected by the uncollectibility of the Integrated Medical Centers' medical fees from third party payors (including workers' compensation insurers, no-fault insurance carriers, no-fault payment pool, Medicare and commercial insurers) or by the long collection cycles for those receivables. Many third party payors, particularly insurance carriers covering automobile no-fault and workers' compensation claims refuse, as a matter of business practice, to pay claims unless submitted to arbitration. Further, third-party payors may reject medical claims if, in their judgment, the procedures performed were not medically necessary or if the charges exceed such payor's allowable fee standards. In addition, some receivables may not be collected because of omissions or errors in timely completion of the required claim forms. The inability of the Integrated Medical Centers to collect their receivables could materially adversely affect the Company. See "Business -- Third Party Reimbursement."

     Risks Associated with Managed Care Contracts. An increasing percentage of patients are coming under the control of managed care entities. The Company believes that its success will, in part, depend upon the Company's ability to negotiate, on behalf of the Integrated Medical Centers, favorable managed care contracts with health maintenance organizations ("HMOs") and other private third party payors. Such contracts often shift much of the financial risk of providing care from the payor to the provider by requiring the provider to furnish all or a portion of its services in exchange for a fixed, or "capitated," fee per member patient, per month, regardless of the level of such patients' utilization rates and, sometimes in the case of primary care physicians, to accept financial risk for health care services not normally furnished by such physicians (e.g., specialty physician or hospital services). The Company intends to negotiate capitated agreements with managed care organizations. Some managed care agreements also offer "shared risk" provisions under which providers and provider practice management concerns can earn additional compensation based on the utilization of services by members, but may be required to bear a portion of any loss in connection with such "shared-risk" provisions. Any such losses could have a material adverse effect on the Company. Accordingly, in order for such "shared-risk" contracts to be profitable for the Company, the Company must effectively monitor the utilization of its services delivered to members of the managed care organization who are patients of the Integrated Medical Centers and, to the extent the Integrated Medical Centers are responsible for overall patient care, monitor the utilization of specialist physicians or hospitals, negotiate favorable rates with such other providers, and obtain, on favorable terms, stoploss protection limiting its per enrollee exposure above specified thresholds. Certain of the Company's operating strategies (e.g., having all treatments supervised by a physician) are intended to attract managed care contracts for the Integrated Medical Centers. Third party payors are not, however, generally familiar with traditional and alternative health services being provided within the same medical practice and may have concerns about contracting with such practices. For this and other reasons, there can be no assurance that the Company will be able to negotiate satisfactory managed care contracts for the Integrated Medical Centers at satisfactory rates. Nor can there be any assurance that any managed care contracts it enters into on behalf of the Integrated Medical Centers will not adversely affect the Integrated Medical Centers or the Company.

     Health Care Reform. Although Congress failed to pass comprehensive health care reform legislation in 1996, the Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery and payment systems and may in the future propose and adopt legislation effecting fundamental changes in the health care delivery system. Also, Congress is expected to consider major reductions in the rate of increase of Medicare and Medicaid spending as part of efforts to balance the budget of the United States. The Company cannot predict the ultimate timing, scope or effect of any legislation concerning health care reform, including legislation affecting the Medicare and Medicaid programs. Any proposed federal legislation, if adopted, could result in significant changes in the availability, delivery, pricing and payment for health care services and products. Various state agencies also have undertaken or are considering significant health care reform initiatives. Although it is not possible to predict whether any health care reform legislation will be adopted or, if adopted, the exact manner and the extent to which the Company will be affected, it is likely that the Company will be affected in some fashion, and there can be no assurance that any health care reform legislation, if and when adopted, will not have a material adverse effect on the Company.

     Dependence Upon Key Personnel. The Company is dependent upon the active participation of its executive officers, particularly the Company's founder, Chairman and Chief Executive Officer, C. Thomas McMillen, and E. Eugene Sharer, its President and Chief Operating Officer. The loss to the Company of the services of Mr. McMillen or Mr. Sharer could have a material adverse effect upon the Company. The Company has an employment contract with each of these executive officers extending through March 31, 1999. See "Management -- Employment Agreements." Prior to the consummation of the Offering, the Company plans to apply for "key-man" life insurance policies on the lives of Messrs. McMillen and Sharer providing benefits to the Company of $1 million upon the death of each of Mr. McMillen or Mr. Sharer. Nevertheless, the loss of, or the inability to attract other qualified employees could have a material adverse effect on the Company.

     Professional Liability. The Integrated Medical Centers employ health care practitioners for the delivery of health care services to the public. They are thus exposed to the risk of professional liability claims. The Company does not itself provide such services or control the provision of health care services by the Integrated Medical Centers' practitioners or their compliance with regulatory and other requirements in that regard. The Company might nevertheless be held liable for medical negligence on their part.

     The Company's management service agreements with the Integrated Medical Centers require the Integrated Medical Centers to maintain, at their expense, professional liability insurance for themselves and the licensed health care practitioners employed by or otherwise associated with them in the minimum amount of $1,000,000 for each occurrence and $3,000,000 in the aggregate, or such greater amounts as may be required by applicable state law. If an Integrated Medical Center or a licensed health care practitioner employed by or associated with it cannot obtain insurance of the type and in the amounts required by the Company, the Company will arrange for coverage through a policy maintained by the Company. In addition, the Company maintains general liability, workers' compensation and professional liability insurance. The Company's professional liability insurance is limited to $1,000,000 per occurrence and $3,000,000 in the aggregate per practitioner per policy period. The professional liability insurance is provided under a "claims-made" policy. The policy provides coverage for covered claims made during the policy's term and does not provide coverage for losses occurring during the policy's term for which a claim is made subsequent to the policy's termination. Finally, the licensed health care practitioners are required to indemnify the Integrated Medical Centers which, in turn, are required to indemnify the Company against liability and expenses for or related to professional liability claims arising out of the medical negligence of the health care practitioner.

     There can be no assurance, however, that the Company, its employees, or the licensed health care practitioners employed by or associated with the Integrated Medical Centers will not be subject to claims in amounts that exceed the coverage limits or that such coverage will be available when needed. Further, there can be no assurance that professional liability insurance will continue to be available to the Company in the future at adequate levels or at an acceptable cost to the Company. A successful claim against the Company in excess of the Company's insurance coverage could have a material adverse effect upon the Company's business. Claims against the Company, regardless of their merits or eventual outcome, also may have an adverse effect upon the Company. See "Business -- Professional Liability."

     Government Regulation. Federal and state laws extensively regulate the relationships among providers of health care services, physicians and other clinicians. These laws include federal fraud and abuse provisions that prohibit the solicitation, receipt, payment, or offering of any direct or indirect remuneration for the referral of patients for which reimbursement is made under any federal or state funded health care program or for the recommending, leasing, arranging, ordering or providing of services covered by such programs. States have similar laws that apply to patients covered by private and government programs. Federal fraud and abuse laws also impose restrictions on physicians' referrals for designated health services covered under a federal or state funded health care program to entities with which they have financial relationships. Various states, such as Illinois, Maryland and Florida, among others, have adopted similar laws that cover patients in private programs as well as government programs. There can be no assurance that the federal and state governments will not consider additional prohibitions on physician ownership, directly or indirectly, of facilities to which they refer patients, which could adversely affect the Company. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil money penalties and exclusion from participation in the Medicare and Medicaid programs. Such exclusion, if applied to the Company's Integrated Medical Centers, could result in significant loss of reimbursement and could have a material adverse effect on the Company. See "Business -- Government Regulation."

     In addition, federal law also prohibits conduct that may result in price-fixing or other anticompetitive conduct. Moreover, the Company may in the future contract with licensed insurance companies and/or HMO's. Certain of such contracts may require the Integrated Medical Centers on behalf of which the Company contracts to assume risk in connection with providing health care services under capitation arrangements. To the extent that the Company or the Integrated Medical Centers may be in the business of insurance as a result of entering into such arrangements, they may be subject to a variety of regulatory and licensing requirements applicable to insurance companies or HMOs. There can be no assurance that the Company or the Integrated Medical Centers will not be adversely affected by such regulations.

     Moreover, the laws of many states prohibit physicians from sharing professional fees, or "splitting fees," with anyone other than a member of the same profession. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. Expansion of the operations of the Company to certain jurisdictions may require structural and organizational modifications of the Company's form of relationship with Integrated Medical Centers, which could have an adverse effect on the Company. Although the Company believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that review of the Company's business by courts or regulatory authorities will not result in a determination that could adversely affect the operations of the Company or that the health care regulatory environment will not change so as to restrict the Company's existing operations or its expansion.

     State Laws Regarding Prohibition of Corporate Practice of Medicine. The Company's Integrated Medical Centers are formed as general business corporations wholly-owned by the Company in states (such as Florida and Virginia) in which general business corporations are permitted to own medical practices. The Integrated Medical Centers are formed as professional corporations owned by one or more medical doctors licensed to practice medicine under applicable state law, in states (such as Illinois) that prohibit the corporate practice of medicine. Corporations such as the Company are not permitted under certain state laws to practice medicine or exercise control over the medical judgments or decisions of practitioners. Corporate practice of medicine laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. The Company believes that it performs only non-medical administrative services, does not represent to the public or its clients that it offers medical services and does not exercise influence or control over the practice of medicine by the practitioners with whom it contracts. Expansion of the operations of the Company to certain jurisdictions may require structural and organizational modifications of the Company's form of relationship with practitioners in order to comply with corporate practice of medicine laws, which could have an adverse effect on the Company. Although the Company believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the Company's structure will not be challenged as constituting the unlicensed practice of medicine or that the enforceability of the agreements underlying this structure will not be limited. If such a challenge were made successfully in any state, the Company could be subject to civil and criminal penalties under such state's law and could be required to restructure its contractual arrangements in that state. Such results or the inability to successfully restructure its contractual arrangements could have a material adverse effect upon the Company.

     Discretion in Use of Proceeds. Approximately 25.5% of the estimated net proceeds of the Offering have been allocated to working capital and general corporate purposes. Accordingly, management will have broad discretion as to the application of such net proceeds. See "Use of Proceeds."

     Competition. The managed health care industry, including the provider practice management industry, is highly competitive. The Company competes with other companies for physicians and other practitioners of health care services as well as for patients. The Company competes not only with national and regional physician practice management companies, but also with local providers, many of which are trying to combine their own services with those of other providers into delivery networks. Certain of the companies are significantly larger, provide a wider variety of services, have greater financial and other resources, have greater experience furnishing provider practice management services, and have longer established relationships with buyers of these services, than the Company, and provide at least some of the services provided by the Company. In addition, companies with greater resources than the Company that are not presently engaged in the provision of integrated provider practice management services could decide to enter the business and engage in activities similar to those in which the Company engages. There can be no assurance that the Company will be able to compete effectively. See
"Business -- Competition."

     Loans to Integrated Medical Centers. The Company is required under the terms of its management agreements to make loans to certain of its Integrated Medical Centers in amounts up to $40,000. The failure of a substantial number of the Integrated Medical Centers to repay such loans could have a material adverse effect on the Company's financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Control by Existing Stockholders. Following the closing of the Offering, the Company's executive officers and directors will control or own approximately 27.6% (25.6% if the Over-allotment Option is fully exercised) of the outstanding shares of Common Stock. As a result, such persons may be able to determine the election of all of the Company's directors and the outcome of all issues submitted to the Company's stockholders. Furthermore, such concentration of ownership could limit the price that certain investors might be willing to pay in the future for shares of Common Stock, and could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. See "Principal Stockholders."

     Shares Eligible For Future Sale. Of the 1,860,767 shares of Common Stock and 1,000,000 Warrants to be outstanding upon completion of this Offering after giving effect to the conversion of the 1,350 shares of Series A Preferred Stock into 145,800 shares of Common Stock upon consummation of this Offering, the 1,000,000 shares of Common Stock and the 1,000,000 Warrants (1,150,000 shares of Common Stock and 1,150,000 Warrants if the Over-allotment Option is exercised in full) will be immediately freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act") except for any securities purchased by an "affiliate" of the Company (as that term is defined in the Securities Act), which securities will be subject to the resale limitations of Rule 144 under the Securities Act. All of the remaining 860,767 shares of Common Stock outstanding are "restricted securities," as that term is defined in Rule 144 under the Securities Act and may, under certain circumstances, be sold without registration under the Securities Act. The sale, or availability for sale, of substantial amounts of Common Stock in the public market subsequent to this Offering pursuant to Rule 144 or otherwise could materially adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities or debt financing.

     Notwithstanding the foregoing, each officer and director of the Company, substantially all holders of the shares of Common Stock and all holders of any options, warrants or other securities convertible, exercisable or exchangeable for shares of Common Stock have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber or dispose of any of the Company's securities, whether or not presently owned, for a period of 13 months after the date of this Prospectus without the prior written consent of the Representative. After such 13-month period, 713,100 of such shares of Common Stock may be sold in accordance with Rule 144. The foregoing restriction does not apply to the Bridge Warrants and the shares of Common Stock underlying such Bridge Warrants registered pursuant hereto for the account of the Selling Security Holders. The Selling Security Holders have agreed with the Company not to effect any sales of the Common Stock issuable upon exercise of the Bridge Warrants until 90 days after the date of this Prospectus without the consent of the Representative. See "Shares Eligible for Future Sale."

     Absence of Dividends. The Company has paid no cash dividends on its Common Stock since its inception and does not plan to pay cash dividends on the Common Stock in the foreseeable future. The

Company anticipates that future earnings will be retained to finance future operations and expansion. See "Dividend Policy."

     No Prior Public Market; Arbitrary Determination of Public Offering Prices; Possible Volatility of Common Stock and Warrant Market Prices. Prior to this Offering, there has been no public market for the Common Stock or Warrants and there can be no assurance that an active public market for the Common Stock or the Warrants will develop or, if developed, be sustained after this Offering. The initial public offering prices of the Securities and the terms of the Warrants were arbitrarily determined by negotiations between the Company and the Representative, and do not necessarily bear any relationship to the Company's assets, book value, results of operations, or any other generally accepted criteria of value. From time to time after this Offering, there may be significant volatility in the market price of the Common Stock and the Warrants. Quarterly operating results of the Company, changes in general conditions in the economy or the health care industry, or other developments affecting the Company, could cause the market price of the Common Stock and the Warrants to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and have often been unrelated to the operating performance of these companies. Concern about the potential effects of health care reform measures has contributed to the volatility of stock prices of companies in health care and related industries and may similarly affect the price of the Common Stock and the Warrants following this Offering. See "Underwriting."

     Immediate and Substantial Dilution. The purchasers of the shares of Common Stock offered by the Company hereby will experience immediate and substantial dilution in the net tangible book value of the shares of Common Stock from the initial public offering price in the amount of $4.22 per share, or approximately 60% per share. See "Dilution."

     Portions of Offering Proceeds Benefiting Management. Net proceeds to the Company from the sale of the Securities offered hereby will be used to pay accrued salaries of certain officers in an aggregate amount of $131,500, and accrued equipment lease payments to McMillen and Company, Inc., a corporation controlled by C. Thomas McMillen, the Company's Chairman and Chief Executive Officer, in the amount of $6,000. See "Use of Proceeds" and "Management -- Employment Agreements."

     Speculative Nature of the Warrants; Possible Redemption of Warrants. The Warrants do not confer any rights of Common Stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of Common Stock at a fixed price for a
limited period of time. Specifically, commencing           , 1997 [six months
after the date of this Prospectus], holders of the Warrants may exercise their
right to acquire Common Stock and pay an exercise price of $          per share
[120% of the initial offering price per share of Common Stock], subject to
adjustment upon the occurrence of certain dilutive events, until           ,
2002 [five years after the date of this Prospectus], after which date any unexercised warrants will expire and have no further value. Moreover, following the completion of this Offering, the market value of the Warrants will be uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their initial public offering price. There can be no assurance that the market price of the Common Stock will ever equal or exceed the exercise price of the Warrants and, consequently, whether it will ever be profitable for holders of the Warrants to exercise the Warrants.

     Commencing           , 1998 [18 months after the date of this Prospectus],
the Warrants will be subject to redemption at $.10 per Warrant on 30 days' prior written notice provided that the average closing bid price of the Common Stock
as reported on Nasdaq equals or exceeds $          per share [160% of the
initial public offering price per share] for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. If the Warrants are redeemed, holders of the Warrants will lose their rights to exercise the Warrants after the expiration of the 30-day notice period. Upon receipt of a notice of redemption, holders would be required to: (i) exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, (ii) sell the Warrants at the then-prevailing market price, if any, when they might otherwise wish to hold the Warrants, or (iii) accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. In the event that holders of the Warrants elect not to exercise their Warrants upon notice of redemption, the unexercised Warrants will be redeemed prior to exercise, and the holders thereof will lose the benefit of the appreciated market price of the Warrants, if any, and/or the difference between the market price of the underlying Common Stock as of such date and the exercise price of such Warrants, as well as any possible future price appreciation in the Common Stock. See "Description of Securities -- Warrants."

     Current Prospectus and State Blue Sky Registration Required to Exercise Warrants. The Warrants are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants and such shares have been registered, qualified or deemed to be exempt under the securities or "blue sky" laws of the state of residence of the exercising holder of the Warrants. Although the Company has undertaken to use its best efforts to have all of the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there is no assurance that it will be able to do so. The value of the Warrants may be greatly reduced if a current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if such Common Stock is not qualified or exempt from qualification in the states in which the holders of the Warrants reside. Until completion of this Offering, the Common Stock and the Warrants may only be purchased together on the basis of one share of Common Stock and one Warrant, but the Warrants will be separately tradeable immediately after this Offering. Although the Securities will not knowingly be sold to purchasers in jurisdictions in which the Securities are not registered or otherwise qualified for sale, investors may purchase the Warrants in the secondary market or may move to a jurisdiction in which the shares underlying the Warrants are not registered or qualified during the period that the Warrants are exercisable. In such event, the Company will be unable to issue shares to those persons desiring to exercise their Warrants unless and until the shares are qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdictions, and holders of the Warrants would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See "Description of Securities -- Warrants."

     Representative's Potential Influence on the Market. A significant amount of the Securities offered hereby may be sold to customers of the Representative. Such customers subsequently may engage in transactions for the sale or purchase of such Securities through or with the Representative. If it participates in the market, as a market maker or otherwise, the Representative may exert a dominating influence on the market, if one develops, for the Securities described in this Prospectus. Such market making activity may be discontinued at any time. The price and liquidity of the Common Stock and the Warrants may be significantly affected by the degree, if any, of the Representative's participation in such market. See "Underwriting."

     Anti-Takeover Provisions; Preferred Stock. The Company's Board of Directors has the authority to issue up to 2,000,000 shares of preferred stock in one or more series and to determine the number of shares in each series, as well as the designations, preferences, rights and qualifications or restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has issued 1,350 shares of Series A Preferred Stock, which will convert automatically into 145,800 shares of Common Stock upon consummation of this Offering. The Company has no present plans to issue additional shares of preferred stock. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became interested stockholder, unless the business combination is approved in a prescribed manner. See "Description of Securities."

     No Assurance of Nasdaq Listing; Risk of Low-Priced Securities. The Board of Governors of the National Association of Securities Dealers, Inc. has established certain standards for the initial listing and continued listing of a security on Nasdaq. The standards for initial listing require, among other things, that an issuer have total assets of $4,000,000 and capital and surplus of at least $2,000,000; that the minimum bid price for the listed securities be $3.00 per share; that the minimum market value of the public float (the shares held by non-insiders) be at least $2,000,000, and that there be at least two market makers for the issuer's securities. The maintenance standards require, among other things, that an issuer have total assets of at least $2,000,000 and capital and surplus of at least $1,000,000; that the minimum bid price for the listed securities be $1.00 per share; that the minimum market value of the "public float" be at least $1,000,000 and that there be at least two market makers for the issuer's securities. A deficiency in either the market value of the public float or the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for ten consecutive trading days. If an issuer falls below the bid price maintenance standard, it may remain on Nasdaq if the market value of the public float is at least $1,000,000 and the issuer has $2,000,000 in equity. Nasdaq has recently proposed new maintenance criteria which, if implemented, would eliminate the exception to the $1.00 per share minimum bid price and require, among other things, $2,000,000 in net tangible assets, $1,000,000 market value of the public float and adherence to certain corporate governance provisions. There can be no assurance that the Company will continue to satisfy the requirements for maintaining a Nasdaq listing. If the Company's securities were to be excluded from Nasdaq, it would adversely affect the prices of such securities and the ability of holders to sell them, and the Company would be required to comply with the initial listing requirements to be relisted on Nasdaq.

     If the Company is unable to satisfy Nasdaq's maintenance requirements and the price per share were to drop below $5.00, then unless the Company satisfied certain net asset tests, the Company's securities would become subject to certain penny stock rules promulgated by the Commission. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Common Stock becomes subject to the penny stock rules, investors in the Offering may find it more difficult to sell their shares.

     Risks Associated with Forward-Looking Statements Included in this Prospectus. This Prospectus contains certain forward-looking statements regarding the plans and objectives of management for future operations, including plans and objectives relating to the development of Integrated Medical Centers. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based on a successful execution of the Company's expansion strategy and assumptions that the Integrated Medical Centers will be profitable, that the health care industry will not change materially or adversely, and that there will be no unanticipated material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, particularly in view of the Company's early stage operations, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                  THE COMPANY

     The Company develops multi-disciplinary medical centers ("Integrated Medical Centers") and furnishes certain support services to such facilities. The Integrated Medical Centers combine, in one practice at the same location, traditional health care providers, such as physicians and physical therapists, and alternative health care providers, such as chiropractors, acupuncturists and massage therapists. The Company's objective is to become a nationally recognized developer and manager of Integrated Medical Centers. At December 16, 1996, the Company had developed and was managing 8 Integrated Medical Centers in the states of Florida, Virginia and Illinois and had 36 binding agreements to develop and manage Integrated Medical Centers in 9 states.

     The Company was incorporated in the State of Delaware in November 1994. The Company's principal executive offices are located at 725 Independence Ave., S.E., Washington, DC 20003 and its telephone number is (202) 543-6800. The Company's web site is: http://www.completewellness.com.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Securities offered hereby (assuming an initial public offering price of $7.00 per Share and $.10 per Warrant), after deduction of underwriting discounts and other estimated offering expenses, are estimated to be approximately $5,752,000 (approximately $6,678,550 if the Over-allotment Option is exercised in full). The Company intends to utilize such net proceeds as follows:

                                                                        APPROXIMATE
                                                                          DOLLAR      APPROXIMATE
                                                                         AMOUNT(1)    PERCENTAGE
                                                                        -----------   -----------
Repayment of the Bridge Financing notes(2)............................   $1,171,000       20.4%
Development of additional Integrated Medical Centers(3)...............   $2,850,000       49.5%
Repayment of certain other debt(4)....................................   $  265,000        4.6%
Working capital and general corporate purposes(5).....................   $1,466,000       25.5%
                                                                          ---------   ---------
     Total............................................................   $5,752,000      100.0%
                                                                          =========   =========

---------------

(1) The amount set forth with respect to each purpose represents the Company's current estimate of the approximate amount of the net proceeds that will be used for such purpose. However, the Company reserves the right to change the amount of such net proceeds that will be used for any purpose to the extent that management determines that such change is advisable. Consequently, management of the Company will have broad discretion in determining the manner in which the net proceeds of the Offering are applied.

(2) The notes issued in connection with the Bridge Financing (the "Bridge Notes") are in the aggregate principal amount of $1.1 million, bear interest at the rate of 12% per annum, and are payable upon the earlier of the closing of the Offering or June 30, 1997. The net proceeds from the sale of the Bridge Notes were used for the development of additional Integrated Medical Centers, for the expenses of this Offering, and for working capital and general corporate purposes. Through February 14, 1997, the amount of accrued interest to be repaid is approximately $71,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(3) The Company intends to develop approximately 75 additional Integrated Medical Centers within the 12 months after the date of this Prospectus, of which five are expected to be developed in connection with a strategic alliance. The average cost to the Company to develop an Integrated Medical Center not connected with a strategic alliance is approximately $30,000, which consists of approximately $10,000 in cash and approximately $20,000 in the form of a loan. The Integrated Medical Center may borrow up to $40,000 from the Company; however, to date the amount of funds borrowed have averaged approximately $20,000 for each Integrated Medical Center. Cash provided by the Company to the Integrated Medical Center may be used for computer software, legal fees, professional credentialing, training, an administrative starter kit, and travel. The loan may be used for items such as professional salaries, computer hardware, signage, and insurance. The Company believes that the average cost to the Company to develop an Integrated Medical Center in connection with a strategic alliance will be approximately $150,000 in cash. These funds are expected to be used for leasehold improvements, equipment, professional salaries, information systems, and working capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

(4) Consists of accrued payroll, accrued expenses, convertible note payable in the principal amount of $25,000 (plus accrued interest), and certain other indebtedness of the Company.

(5) The remaining portion of the net proceeds allocated to working capital will be used by the Company to fund operations as required including amounts required to pay officers' salaries, professional fees, office-related expenses, management information system enhancements, and other corporate expenses. The additional net proceeds received from the exercise of the Overallotment Option, if any, will be used for working capital and general corporate purposes.

     The Company anticipates, based on current plans and assumptions relating to its operations, that the net proceeds of the Offering, together with net cash from operations, should be sufficient to satisfy the Company's cash requirements for at least the 12 months after the date of this Prospectus. Proceeds not immediately required for the purposes described above will be invested in short-term, investment grade, interest-bearing government obligations.

                                 CAPITALIZATION

     The following table sets forth as of September 30, 1996 the capitalization of the Company (i) on an actual basis and (ii) as adjusted to give effect to (a) the sale by the Company of the Securities offered hereby (at an assumed initial public offering price of $7.00 per Share and $.10 per Warrant) and the initial application of the estimated net proceeds therefrom, and (b) the conversion of 1,350 shares of Series A Preferred Stock into 145,800 shares of Common Stock. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Securities." This table should be read in conjunction with the Consolidated Financial Statements and the notes thereto which are included elsewhere in this Prospectus.

                                                                        SEPTEMBER 30, 1996
                                                                   -----------------------------
                                                                    ACTUAL       AS ADJUSTED(1)
                                                                   ---------     ---------------
Short-term debt:
  Note payable...................................................  $     730        $     730
  Bridge Notes...................................................  1,100,000                0
                                                                   ---------        ---------
          Total short-term debt..................................  $1,100,730       $     730
                                                                   =========        =========
Long-term debt:
  Notes payable..................................................  $  25,000        $       0
                                                                   ---------        ---------
Stockholders' equity:
  Preferred stock, $.01 par value per share; 2,000,000 shares authorized of which 1,500 are designated Series A, 12%
  Cumulative Convertible Preferred Stock; 1,350 shares issued and outstanding, actual; 0 shares issued and outstanding, as
  adjusted.......................................................  $      14        $       0
  Common stock, $.0001665 par value; 10,000,000 shares
  authorized; 714,967 shares issued and outstanding, actual;
  1,860,767 shares issued and outstanding, as adjusted...........        119              310
  Additional capital.............................................    145,410        5,897,233
  Accumulated deficit............................................   (718,239)        (718,239)
                                                                   ---------        ---------
Total stockholders' equity (deficit).............................  $(572,696)       $5,179,304
                                                                   ---------        ---------
Total capitalization.............................................  $(547,696)       $5,179,304
                                                                   =========        =========

---------------

(1) Does not include (i) 351,166 shares issuable upon exercise of outstanding options under the Company's 1994 Stock Option Plan and 11,167 shares reserved for issuance upon exercise of options available for grant under such plan, of which options for 11,000 shares will be granted to a consultant to the Company upon consummation of the Offering; (ii) 200,000 shares reserved for issuance upon the exercise of options that may be granted under the Company's 1996 Stock Option Plan, of which 24,000 will be granted after completion of the Offering; (iii) 100,000 shares reserved for issuance upon exercise of options that may be granted under the Company's 1996 Restricted Stock Option Plan for Health Care Professionals; (iv) 13,243 shares issuable upon exercise of certain outstanding warrants that the Company issued in connection with a financing in November 1995; (v) up to 157,142 shares (assuming an initial public offering price of $7.00 per share) issuable upon exercise of the Bridge Warrants; and (vi) up to 2,857 shares (assuming an initial public offering price of $7.00 per share) issuable upon exercise of the Broker-Dealer Bridge Warrants. See "Management -- Stock Option Plans" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     The Company has never declared or paid dividends, and does not intend to pay any dividends in the foreseeable future on shares of Common Stock. Earnings of the Company, if any, are expected to be retained for use in expanding the Company's business. The payment of dividends is within the discretion of the Board of Directors of the Company and will depend upon the Company's earnings, if any, capital requirements, financial condition and such other factors as are considered to be relevant by the Board of Directors from time to time.

                                    DILUTION

     At September 30, 1996, the Company had a negative net tangible book value of approximately $572,696 or $0.80 per share of Common Stock. Negative net tangible book value per share is equal to the Company's total tangible assets less its total liabilities and minority interest, divided by the total number of shares of its Common Stock outstanding. After giving effect to (i) the conversion of the 1,350 shares of Series A Preferred Stock into 145,800 shares of Common Stock and (ii) the sale of the shares of Common Stock and Warrants offered hereby at an assumed initial public offering price of $7.00 per share and $.10 per Warrant and the initial application of the net proceeds therefrom (after deducting estimated underwriting discounts and other expenses of the Offering), the pro forma net tangible book value of the Company at September 30, 1996 would have been $5,179,304 or $2.78 per share of Common Stock, representing an immediate dilution of $4.22 per share (or approximately 60%) to the new investors, as illustrated by the following table:

Assumed initial public offering price per share...............................           $7.00
Negative net tangible book value per share prior to this Offering.............  $(0.80)
Increase per share attributable to new investors and the conversion of the
  Series A Preferred Stock....................................................    3.58
                                                                                 -----
Pro forma net tangible book value per share after this Offering...............            2.78
                                                                                         -----
Dilution per share to new investors...........................................           $4.22
                                                                                         =====

     In the event the Over-allotment Option is exercised in full, the pro forma net tangible book value as of September 30, 1996 would be $6,105,854, or $3.04 per share of Common Stock, which would result in immediate dilution in net tangible book value to new investors of approximately $3.96 per share.

     The following table sets forth, as of the date of this Prospectus, the number of shares of Common Stock purchased from the Company, the total consideration paid, and the average price per share paid by existing stockholders and by new investors purchasing shares sold by the Company in the Offering.

                                                                                            AVERAGE
                                          SHARES PURCHASED        TOTAL CONSIDERATION        PRICE
                                        --------------------     ---------------------     ---------
                                         NUMBER      PERCENT      AMOUNT       PERCENT     PER SHARE
                                        --------     -------     ---------     -------     ---------
Existing Stockholders(1)............     860,767       46.3%     $ 138,461        1.9%       $0.16
New Investors.......................    1,000,000      53.7%     $7,000,000(2)   98.1%       $7.00(2)
                                        --------       -----      --------       -----
Total...............................    1,860,767     100.0%     $7,138,461     100.0%
                                        ========       =====      ========       =====

---------------

(1) Gives pro forma effect to the conversion of 1,350 shares of Series A Preferred Stock into 145,800 shares of Common Stock upon consummation of the Offering; and does not include (i) 351,166 shares issuable upon exercise of outstanding options under the Company's 1994 Stock Option Plan and 11,167 shares reserved for issuance upon exercise of options available for grant under such plan, of which options for 11,000 shares will be granted to a consultant to the Company upon consummation of the Offering;
     (ii) 200,000 shares reserved for issuance upon the exercise of options that may be granted under the Company's 1996 Stock Option Plan, of which 24,000 will be granted after completion of the Offering; (iii) 100,000 shares reserved for issuance upon exercise of options that may be granted under the Company's 1996 Restricted Stock Option Plan for Health Care Professionals; (iv) 13,243 shares issuable upon exercise of certain outstanding warrants that the Company issued in connection with a financing in November 1995; (v) up to 157,142 shares (assuming an initial public offering price of $7.00 per share) issuable upon exercise of the Bridge Warrants; and (vi) up to 2,857 shares (assuming an initial public offering price of $7.00 per share) issuable upon exercise of the Broker-Dealer Bridge Warrants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Management -- Stock Option Plans" and "Description of Securities."

(2) Attributes no value to the Warrants.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data of the Company for each of the periods indicated. The selected financial data of the Company for the period November 17, 1994 (inception) to December 31, 1994 and the year ended December 31, 1995 are derived from the Consolidated Financial Statements of the Company which have been audited by Ernst & Young LLP, independent auditors. The selected financial data for the nine-month periods ended September 30, 1995 and 1996 and as of September 30, 1996 were derived from the unaudited consolidated financial statements of the Company. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. All of the information set forth below should be read in conjunction with the Consolidated Financial Statements of the Company and related notes thereto appearing elsewhere in this Prospectus.

                                             NOVEMBER 17,
                                                 1994                             NINE MONTHS ENDED
                                             (INCEPTION) TO     YEAR ENDED          SEPTEMBER 30,
                                             DECEMBER 31,      DECEMBER 31,     ----------------------
                                                 1994              1995           1995         1996
                                             -------------     ------------     --------     ---------
STATEMENT OF OPERATIONS DATA:
Operating revenue:
  Patient revenue..........................     $    --         $   22,114      $  8,618     $ 869,122
  Management services income...............          --                 --            --         4,160
                                                -------          ---------      --------     ---------
Total revenue..............................          --             22,114         8,618       873,282
                                                =======          =========      ========     =========
Operating expenses:
  Salary and consulting costs..............       1,400             93,131        59,283       249,293
  Management fees..........................          --             29,669         4,146       438,948
  Rent.....................................          --              4,501           400       160,988
  Advertising and marketing................          --             25,821        11,909        36,828
  General and administrative...............          --            253,024        28,818       607,770
  Depreciation and amortization............          --              6,490         1,623        24,598
                                                -------          ---------      --------     ---------
Total operating expenses...................       1,400            412,636       106,179     1,518,425
                                                -------          ---------      --------     ---------
Operating deficit..........................      (1,400)          (390,522)      (97,561)     (645,143)
Net interest income (expense)..............          --                176           483       (19,566)
Minority interest..........................          --            194,457         2,927       143,759
                                                -------          ---------      --------     ---------
Net loss...................................     $(1,400)        $ (195,889)     $(94,151)    $(520,950)
                                                =======          =========      ========     =========
Pro forma net loss per share(1)............                     $    (0.26)                  $   (0.43)
                                                                 =========                   =========
Pro forma weighted average number of common
  and common equivalent shares
  outstanding(1)...........................                        753,924                   1,225,633

                                                                        SEPTEMBER 30, 1996
                                                                   -----------------------------
                                                                    ACTUAL       AS ADJUSTED(2)
                                                                   ---------     ---------------
BALANCE SHEET DATA:
Working capital (deficit)........................................  $(437,991)       $5,267,009
Total assets.....................................................  1,549,912        5,914,912
Total liabilities................................................  1,795,815          430,815
Minority interest................................................    326,793          326,793
Stockholders' equity (deficit)...................................   (572,696)       5,179,304

---------------

(1) See Note 10 to the Consolidated Financial Statements.

(2) Adjusted to give effect to the sale of the Securities offered hereby (at an assumed initial public offering price of $7.00 per Share and $.10 per Warrant) and the initial application of the net proceeds therefrom. See "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company was established in November 1994. From its inception until March 1995 the Company raised funds privately and developed the corporate infrastructure, protocols, policies, and procedures required to commence its plan to develop multi-disciplinary medical clinics.

     In March 1995, the Company began implementing the initial stages of its business plan. The Company formed Complete Wellness Centers, L.L.C. ("CWC LLC"), a Delaware limited liability company, as a vehicle for raising capital needed to open Integrated Medical Centers. The Company is the managing member of CWC LLC and has a 1% equity interest. See "Certain Transactions." The Company has obtained irrevocable and permanent voting proxies from the holders of a majority of ownership interests in CWC LLC. The Company consolidates the financial statements of CWC LLC in its financial statements.

     Pursuant to an agreement entered into in July 1995, CWC LLC purchased selected assets of a chiropractic practice for the purpose of establishing the Company's first Integrated Medical Center in conjunction with a newly formed, wholly-owned subsidiary of CWC LLC, Complete Wellness Center of Fredericksburg, Inc. ("CWC Fredricksburg"). Operations began at CWC Fredricksburg on September 1, 1995. Revenue earned at CWC Fredericksburg through December 31, 1995 was $22,114 and expenses for that period amounted to $44,232, net of interest income of $86, resulting in a loss from operations of $22,118.

     The Company began pursuing its primary development strategy in early 1996. This strategy involves affiliating with chiropractors and their existing chiropractic practices. The existing practice is used as a base for the development of an Integrated Medical Center. The Company establishes a new Integrated Medical Center by forming a medical corporation, which can be a general business corporation wholly-owned by the Company or a professional corporation that is physician-owned, depending upon applicable state law. The Integrated Medical Center employs a physician, the Affiliated Chiropractor, and, depending on the needs of the patient base, other health care practitioners to provide traditional and alternative medical services. The Integrated Medical Center enters into a long-term management agreement with the Company to provide certain administrative and management services, including providing ongoing legal support to assist in compliance with applicable legal requirements, negotiating managed care contracts, assisting in the recruitment, non-medical training of and negotiation with health care practitioners, providing consultation on administrative matters such as billing, collections and non-medical training of practitioners, and providing advertising and practice development support. The Company charges the Integrated Medical Center fees for these services, generally based on a periodic determination of the fair market value of the services rendered in the relevant locality. The fees are pre-set for one year in the case of Integrated Medical Centers that serve patients covered by Medicare, Medicaid or other state or federal funded health care reimbursement programs. The Company generally leases office space and equipment required to operate the Integrated Medical Center for fair market, proportionate use-based, value from the Affiliated Chiropractor or the Affiliated Chiropractor's management company, depending upon which of them leases or owns the office space and equipment. The Company then subleases the office space and equipment for fair market, proportionate use-based, value to the Integrated Medical Center. In addition, the Company enters into a submanagement agreement with a management company owned by the Affiliated Chiropractor under which the Affiliated Chiropractor's management company assumes responsibility for the daily management functions of the Integrated Medical Center. The Company agrees to pay the Affiliated Chiropractor's management company a monthly fee equal to the sum of the management fee and lease income actually paid to the Company by the Integrated Medical Center. In general, the Affiliated Chiropractor's management company agrees to pay the Company a one time enrollment fee of $500 to defray the cost of credentialing and verification, an operations fee of $250 per month, a marketing and practice development fee of $200 per month, and a monthly integration fee equal to 20% (if the initial term of the submanagement agreement is five years) or 15% (if the initial term is ten years) of the sum of
(i) the management fee and lease income actually paid to the Company by the Integrated Medical Center and (ii) the Integrated Medical Center's expenses, until the sum reaches $500,000 in any one year, and 10% of the sum for the remainder of that year. The integration fees are capped, however, in the case of

Integrated Medical Centers that serve patients covered by federal or state funded health care programs. Operations fees cover goods and services provided by the Company. Integration fees cover general consultations, negotiation of managed care contracts, hiring professional and non-professional employees, legal consultation and non-medical training.

     The terms of the Company's management agreements with the Integrated Medical Centers are generally 35 years. The terms of the management agreements with the Affiliated Chiropractors and their management companies range from 5 to 10 years, with the potential for one or more (up to four) renewal terms.

     The Company currently plans to use this model for the Integrated Medical Centers developed pursuant to its expansion strategy, including those in connection with strategic alliances with health clubs, corporations, government offices, or other organizations. In the case of a strategic alliance, office space for the Integrated Medical Center would be leased or licensed from the other party to the strategic alliance rather than from the Affiliated Chiropractor or the Affiliated Chiropractor's management company. In this regard, the Company entered into a master license agreement with Bally Total Fitness Corporation in September 1996 to develop Integrated Medical Centers within selected Bally Total Fitness Corporation health clubs throughout the United States. The Company initially plans to develop an Integrated Medical Center at a Bally Total Fitness Corporation health club in the Washington, D.C. metropolitan area and is in the process of selecting a location. See
"Business -- Expansion Strategy." To date, the Company has developed 8 Integrated Medical Centers. Of these, seven were developed through CWC LLC prior to July 1996. In the future, the Company does not plan to open any additional Integrated Medical Centers owned directly or indirectly by CWC LLC, nor does it plan for CWC LLC to raise any additional capital. See "Certain Transactions."

     The Company recognizes all revenue and expenses of the Integrated Medical Centers formed as a wholly-owned subsidiary of the Company or CWC LLC. The financial results of Integrated Medical Centers organized as physician-owned professional corporations are not consolidated in the Company's financial statements. In such cases, the Company recognizes only the fees derived by the Company through its management agreements. As of the date of this Prospectus, seven Integrated Medical Centers are wholly-owned subsidiaries of CWC LLC (two of which are operated by the same medical corporation) and one is a physician-owned professional corporation.

     Typically, within 30 days after the execution of the management agreement among the Company, the Affiliated Chiropractor, and the Affiliated Chiropractor's management company, the existing chiropractic practice is analyzed, the professional credentials and background of the Affiliated Chiropractor are verified, and landlord approval of the Integrated Medical Center's occupancy of the proposed office space is obtained. In general, within 120 days after the execution of such management agreement, the Company provides the services and other items necessary to medically integrate the existing chiropractic practice. The date of integration is the date on which the services of a medical doctor are first rendered.

     The cost to the Company to develop an Integrated Medical Center not connected with a strategic alliance has averaged $30,000, which consists of approximately $10,000 in cash and approximately $20,000 (out of a possible $40,000) in the form of a loan. Cash is provided by the Company after the execution of a binding management agreement with the Affiliated Chiropractor and his or her management company and before the integration date and may be used for computer software, legal fees, professional credentialing, training, an administrative starter kit, and travel. The loan may be used for items such as professional salaries, computer hardware, signage, and insurance. The loan bears interest at the rate of 10% per annum, is secured by the assets of the Integrated Medical Center, is guaranteed by the Affiliated Chiropractor, and is payable within five years. The Company believes that the average cost to the Company to develop an Integrated Medical Center in connection with a strategic alliance will be approximately $150,000 in cash. These funds are expected to be used for leasehold improvements, equipment, professional salaries, information systems, and working capital.

     The Company may from time to time advance additional funds to Integrated Medical Centers to fund working capital requirements, although it has not done so to date. If the Company does make such an advance, it will bear interest at the rate of 10% per annum, will be secured by such collateral as the Company deems appropriate, and will be repayable before the expiration of the initial term of the management agreement with the Affiliated Chiropractor and his or her management company.

     The Company intends to develop approximately 75 additional Integrated Medical Centers within 12 months after the date of this Prospectus, of which five are expected to be developed in connection with a strategic alliance. However, there can be no assurance that the Company will be able to identify and recruit a sufficient number of chiropractors and their existing chiropractic practices, that it will have access to a sufficient number of locations in connection with a strategic alliance, or that the average costs to the Company to develop Integrated Medical Centers will not be greater than those discussed above.

     The Integrated Medical Centers developed prior to the date of this Prospectus were financed by the issuance of the Company's notes, shares of Common Stock, and shares of preferred stock, and by the sale of membership interests in CWC LLC. The Integrated Medical Centers intended to be developed within 12 months after the date of this Prospectus are expected to be financed by a portion of the net proceeds of the Offering. See "Use of Proceeds."

RESULTS OF OPERATIONS

Nine months ended September 30, 1996 compared to nine months ended September 30, 1995

     Revenue. During the nine months ended September 30, 1996 and September 30, 1995, the Company had total revenue of $873,282 and $8,618, respectively. At September 30, 1995, the Company managed only one Integrated Medical Center, which began operations in September 1995. The increase of $864,664 was due primarily to the addition of seven Integrated Medical Centers after September 1995. Two Integrated Medical Centers accounted for $655,228 of the $873,282 of total revenue at September 30, 1996.

     Salary and Consulting Costs. During the nine months ended September 30, 1996 and September 30, 1995, the Company incurred salary and consulting costs of $249,293 and $59,283, respectively. The increase of $190,010 was due to an increase of $171,787 in costs resulting from the hiring of additional employees, an increase of $4,987 in compensation expense resulting from the grant of stock options the fair market value of which exceeded their exercise price, and an increase of $13,236 resulting from consulting fees in connection with the development of corporate infrastructure and the operation of Integrated Medical Centers.

     Management Fees. During the nine months ended September 30, 1996 and September 30, 1995, the Company incurred management fees of $438,948 and $4,146, respectively. These are fees that are paid to the Affiliated Chiropractors' management companies for managing the day-to-day operations of the Integrated Medical Centers. The fees are paid when the accounts receivable of the Integrated Medical Centers are collected by the Integrated Medical Center. The increase of $434,802 was due primarily to the addition of seven Integrated Medical Centers after September 1995.

     Rent. During the nine months ended September 30, 1996 and September 30, 1995, the Company incurred rent expenses of $160,988 and $400, respectively. Rent consists of amounts paid for office space and certain equipment by the Company and the Integrated Medical Centers. The increase of $160,588 was due primarily to the addition of seven Integrated Medical Centers after September 1995.

     Advertising and Marketing. During the nine months ended September 30, 1996 and September 30, 1995, the Company incurred advertising and marketing expenses of $36,828 and $11,909, respectively. The increase of $24,919 was attributable primarily to additional national advertising for marketing and recruitment purposes.

     General and Administrative. During the nine months ended September 30, 1996 and September 30, 1995, the Company incurred general and administrative expenses of $607,770 and $28,818, respectively. The increase of $578,952 was due primarily to the addition of seven Integrated Medical Centers after September 1995 and consists of an increase of (i) $95,320 in accounting costs, (ii) $73,963 in legal costs, (iii) $12,790 in employment agency fees, (iv) $311,879 in various costs, such as bad debt reserves, travel and entertainment, telephone, and insurance, and (v) $85,000 in costs attributable to the Bridge Financing and the Offering.

     Depreciation and Amortization. During the nine months ended September 30, 1996 and September 30, 1995, the Company incurred depreciation and amortization expense of $24,598 and $1,623, respectively. The increase of $22,975 resulted from the addition of fixed assets, primarily computer equipment, which tend to have depreciable lives of five years or less.

     Net Interest Income (Expense). During the nine months ended September 30, 1996 and September 30, 1995, the Company had net interest expense of $19,566 and net interest income of $483, respectively. The $20,049 increase in net interest expense was attributable primarily to an increase of $21,700 in interest payable on notes issued in connection with the Bridge Financing, an increase of $2,516 in interest payable on a note issued in connection with the acquisition of assets for use at the first Integrated Medical Center developed by the Company, and offset by an increase of $4,167 in interest income.

Year ended December 31, 1995 compared to year ended December 31, 1994

     During the year ended December 31, 1994 the Company incurred a net loss of $1,400. No revenues were generated during 1994. The Company was not formed until November 1994, so a comparison with the year ended December 31, 1995 is not meaningful. The Company began operations in January 1995 and opened its first Integrated Medical Center in September 1995. During the year ended December 31, 1995 the Company had total revenue of $22,114. This revenue consisted of patient revenue from one Integrated Medical Center, which began operations in September 1995. During the year ended December 31, 1995 the Company incurred salary and consulting expenses of $93,131, management fees of $29,669, rent expense of $4,501, advertising and marketing expenses of $25,821, general and administrative expenses of $253,024, and depreciation and amortization expense of $6,490. This resulted in a net loss of $195,889 after taking $194,457 of minority interest into consideration.

SEASONALITY

     The Company believes that the patient volumes at its Integrated Medical Centers are not significantly affected by seasonality.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has experienced net losses, negative cash flow, a deficit in working capital, and an accumulated deficit each month since its inception. For the year ended December 31, 1995 and for the nine months ended September 30, 1996 the Company had incurred a net loss of $195,889 and of $520,950, respectively. At September 30, 1996, the Company had a deficit in working capital of $437,991, and an accumulated deficit of $718,239. Net cash used in operations for the year ended December 31, 1995 and for the nine months ended September 30, 1996 was $252,114 and $704,652, respectively. Negative cash flow for each period was attributable primarily to net losses in each of the periods and increases in accounts receivable net of accounts payable and other current liabilities. For the year ended December 31, 1995 and for the nine months ended September 30, 1996, the Company used $38,814 and $184,362, respectively, for purchases of equipment.

     From November 1994 to September 1996 development costs, capital expenditures and working capital needs of the Company have been financed through the issuance of notes, shares of Common Stock, and shares of preferred stock of the Company, and the sale of membership interests in CWC LLC.

     During 1995 the Company issued 1,350 shares of Series A Preferred Stock for $100 per share. Each share of Series A Preferred Stock is convertible into 108 shares (an aggregate of 145,800 shares) of Common Stock upon the closing of a public offering. The Company raised $135,000 as a result of this issuance. The proceeds were used for working capital and general corporate purposes.

     In November 1995, the Company issued $39,730 in aggregate principal amount of promissory notes and warrants to purchase an aggregate of 13,243 shares of Common Stock at an exercise price of $.003 per share. The warrants are exercisable for a period of five years commencing November 1996. The notes have been repaid or converted into membership interests in CWC LLC.

     During 1995 and 1996, CWC LLC sold an aggregate of $665,000 of Class A Units. The Company acquired 1% of the membership interests of CWC LLC. The net equity of the other investors accounts for the minority interest shown in the Company's consolidated financial statements. See "Certain Transactions."

     In connection with the sale of the Class A Units, certain state notification of sale requirements were not complied with on a timely basis. CWC LLC offered to rescind the sale of membership interests to affected investors, and all such investors rejected the offer.

     In connection with the acquisition of assets used to establish CWC Fredericksburg, CWC LLC issued a note in the principal amount of $25,000 that bears interest at the rate of 8% per annum, is payable on July 17, 2000, is secured by the assets of CWC Fredericksburg, and, at the option of the holder, is convertible into membership interests of CWC LLC in certain circumstances. The Company intends to use a portion of the net proceeds of the Offering to repay the note plus accrued interest. See "Use of Proceeds."

     In August 1996, the Company completed the Bridge Financing pursuant to which it issued (i) an aggregate of $1.1 million principal amount of secured promissory notes (the "Bridge Notes") that bear interest at the rate of 12% per annum, are payable upon the earlier of the closing of the Offering or June 30, 1997, and are secured by substantially all of the Company's assets and (ii) warrants entitling the holders to purchase that number of shares of Common Stock determined by dividing the principal amount of the Bridge Notes by the price per share of Common Stock offered hereby (the "Bridge Warrants"). The Company has agreed that the Bridge Warrants and the shares of Common Stock issuable upon exercise of the Bridge Warrants would be included in the registration statement of which this Prospectus forms a part. Assuming a price per Share of $7.00 in this Offering, a total of 157,142 shares of Common Stock will be issuable upon exercise of the Bridge Warrants at an exercise price of $.003 per share. The Company intends to use a portion of the proceeds of this Offering to repay the entire principal amount of and accrued interest on the Bridge Notes. See "Use of Proceeds." Proceeds of the Bridge Financing were used for the development of additional Integrated Medical Centers, working capital, and general corporate purposes, and certain costs attributable to the Offering. The Company also issued a warrant to purchase up to 2,857 shares of Common Stock (assuming an initial public offering price of $7.00 per share) to a broker-dealer who acted as a placement agent for a portion of the Bridge Financing.

     The Company intends to develop approximately 75 additional Integrated Medical Centers within 12 months after the date of this Prospectus, including five in connection with strategic alliances. The average cost to the Company to develop an Integrated Medical Center not connected with a strategic alliance is approximately $30,000. The Company believes the average cost to the Company to develop an Integrated Medical Center in connection with a strategic alliance will be approximately $150,000. There can be no assurance, however, that the Company will be able to identify and recruit a sufficient number of chiropractors and their existing chiropractic practices, that it will have access to a sufficient number of locations in connection with a strategic alliance, or that the average costs to the Company to develop Integrated Medical Centers will not be greater than those mentioned above. The Company intends to finance its expansion strategy with a portion of the net proceeds of this Offering. In addition, with a portion of the net proceeds of this Offering, the Company intends to continue development of its management information system. Management believes that the net proceeds of this Offering together with net cash from operations will be sufficient to finance the Company's activities for at least 12 months following the date of this Prospectus; however, there can be no assurance that such net proceeds and cash from operations will be sufficient to finance the Company's activities for such period. See "Risk
Factors -- Possible Need for Additional Financing," "Use of Proceeds," and "-- General."

     After the completion of this Offering, the Company intends to lease approximately 3,000 to 5,000 square feet of space for its executive offices in Montgomery County, Maryland. The Company has received a low interest rate loan commitment in the amount of $45,000 from the Montgomery County Economic Development Fund in order to defray its relocation costs. The loan is to bear interest at the rate of 7% per annum with a ten year amortization, with payment deferred until December 31, 1997. The loan is to be secured by the Company's capital assets. The loan will be converted to a grant if the Company generates more than 50 jobs and establishes a new Integrated Medical Center in Montgomery County by the end of 1997. The loan commitment expires on January 31, 1997, however, the Company intends to seek an extension of this expiration date. See "Business -- Property."

NET OPERATING LOSSES

     The Company has net operating loss carryforwards for federal income tax purposes of approximately $643,000 which expire in 2010. A valuation allowance of approximately $288,000 has been established to offset any benefit from the net operating loss carryforward, as it cannot be determined when or if the Company will be able to utilize the net operating losses. These carryforwards may be significantly limited under the Internal Revenue Code of 1986, as amended, as a result of ownership changes resulting from this Offering and other equity offerings of the Company.

NEW ACCOUNTING PRONOUNCEMENT

     In October 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock-Based Compensation, which provides an alternative to APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for stock-based compensation issued to employees. The statement allows for a fair value based method of accounting for employee stock options and similar equity instruments. However, for companies that continue to account for stock-based compensation arrangements under APB Opinion No. 25, Statement No. 123 requires disclosure of the pro forma effect on net income and earnings per share of its fair value based accounting for those arrangements. These disclosure requirements are effective for fiscal years beginning after December 15, 1995, or upon initial adoption of the statement, if earlier. The Company has elected to continue to account for stock-based compensation arrangements under APB Opinion No. 25, and accordingly recognizes compensation expense for the stock option grants as the difference between the fair value and the exercise price at the grant date but will provide the required pro forma disclosures in the December 31, 1996 consolidated financial statements.

                                    BUSINESS

GENERAL

     The Company develops multi-disciplinary medical centers ("Integrated Medical Centers") and furnishes certain support services to such facilities. The Integrated Medical Centers combine, in one practice, at the same location, traditional health care providers, such as physicians and physical therapists, and alternative health care providers, such as chiropractors, acupuncturists and massage therapists. The Company's objective is to become a nationally recognized developer and manager of Integrated Medical Centers. At December 16, 1996, the Company had developed and was managing 8 Integrated Medical Centers in the states of Florida, Virginia and Illinois and had 36 binding agreements to develop and manage Integrated Medical Centers in 9 states.

     The Company develops Integrated Medical Centers generally through affiliations with chiropractors and their existing chiropractic practices (the "Affiliated Chiropractors"). Management endeavors to enter into an agreement with a chiropractor who has an established chiropractic practice in a convenient location and who is an individual who has demonstrated the entrepreneurial skills to build a practice.

     The total expenditures associated with the use of alternative medicine in 1990 amounted to approximately $13.7 billion, according to a report published by the New England Journal of Medicine in 1993. In October 1996, The Wall Street Journal reported that the alternative medical services market has grown to approximately $50 billion. Management believes that the growing popularity and acceptance of alternative medicine has contributed to the Company's growth. By integrating alternative medicine with traditional medicine, the Company is providing a choice for the consumer in one location as well as the opportunity to choose complementary treatments overseen by a medical doctor, which the Company believes alleviates some of the concerns of patients and third party payors.

     The Company's operating strategy is to (i) provide consumers the opportunity to obtain, and the convenience of obtaining, under the supervision of a medical doctor, complementary traditional and alternative medical treatments in one location, (ii) furnish high quality patient care efficiently through the use of credentialing standards and standardized protocols, (iii) establish Integrated Medical Centers in local and regional clusters for purposes of obtaining managed care contracts, (iv) assist in marketing the Integrated Medical Centers on a coordinated basis and furnish them management, marketing, financing and other advice and support, and (v) achieve operating efficiencies and economies of scale through the implementation of management information systems, the rotation of health care providers among Integrated Medical Centers, increased purchasing power with suppliers, and standardized protocols, administrative systems, and procedures.

     The Company's expansion strategy is to continue to develop additional Integrated Medical Centers in regional groups or clusters in order to facilitate the development of integrated networks of affiliated physicians, chiropractors and other health care providers (both traditional and alternative). The Company plans to continue to develop additional Integrated Medical Centers through affiliations with chiropractors and their existing chiropractic practices and intends to begin development of Integrated Medical Centers in connection with strategic alliances with health clubs, corporations, government offices, or other organizations, in which cases the Integrated Medical Centers would be developed in locations such as a health club or office building. The Company regularly explores new opportunities related to integrated medical services and intends to negotiate arrangements with or acquire businesses that provide services ancillary to the provision of integrated medical services, such as services relating to medical diagnostics or billing systems. As of the date of this Prospectus, the Company has no understandings, commitments, or agreements with respect to any acquisitions.

     The Company itself is not authorized or qualified to engage in any activity which may be construed or be deemed to constitute the practice of medicine but is an independent supplier of non-medical services only. The physicians and chiropractors are responsible for all aspects of the practice of medicine and chiropractic and the delivery of medical and chiropractic services (subject to certain business guidelines determined in conjunction with the Company), including but not limited to diagnosis, treatment, referrals, quality assurance, utilization management, and therapy. In connection with any managed care contracts it may arrange on behalf of the Integrated Medical Centers, the Company will need to manage the Integrated Medical Centers' utilization of medical services to patients. If under such contracts, the Integrated Medical Centers accept responsibility for the treatment of their patients by specialists or at hospitals, the Company will also manage the practitioners' referral patterns with respect to specialty physician and hospital services. The Company will only do so, however, for payment purposes and will not, through such process, interfere with the professional judgment of a medical practitioner or prohibit a practitioner from providing any medical services.

INDUSTRY BACKGROUND

     The integration of traditional and alternative medicine is becoming more popular in the United States. In 1992, Congress required the National Institutes of Health to establish The Office of Alternative Medicine, the purpose of which was and remains to facilitate the evaluation of alternative medicine treatments to determine their effectiveness and help integrate them into traditional medicine. More recently, the Trends Research Institute of Rhinebeck, New York has identified the integration of traditional and alternative medicine as one of the top ten trends of the coming decade.

     This trend is being reflected by health care insurers and legislative initiatives. A U.S. health insurance company offered coverage for alternative medical treatment for the first time in 1992, and the Company believes that presently at least 15 insurers cover various aspects of alternative medicine. On January 1, 1996, Washington became the first state to require health insurers to pay for alternative ways of treating illnesses. In addition, seven states have passed medical access laws that prevent state medical boards from disciplining a doctor solely because a treatment is considered unacceptable by the mainstream medical community and, earlier this year, Congress held hearings on a bill that would allow a licensed health care practitioner to provide any method of treatment requested by a patient, whether or not the treatment had been approved by the U.S. Food and Drug Administration.

     The Company believes that integrated medicine draws upon the strengths of each discipline. For example, some of the strengths of traditional medicine are its sophisticated ability to diagnose disease and its array of powerful drugs and surgical procedures to treat emergency conditions and advanced stages of illness. Alternative medicine emphasizes wellness and prevention and addresses illness by identifying and trying to remove the causes, often found in the patient's lifestyle habits. In addition, the Company believes that alternative medicine is becoming more widely accepted by the medical community and the insurance industry as a complement to traditional medicine because of the growing realization of the quality of care given and its cost-effectiveness. The Company has chosen chiropractic as the alternative medicine discipline that serves as the base from which Integrated Medical Centers are developed. The Company believes that chiropractic care is the largest component of alternative medicine expenditures in the United States.

     The Company has selected health clubs as the initial type of organization with which to develop Integrated Medical Centers in connection with strategic alliances. The Company believes that members of health clubs tend to be interested in fitness and wellness, both of which are central themes of alternative medicine. According to the International Health, Racquet and Sports Club Association, there were approximately 13,300 health club facilities in the United States in 1996.

OPERATING STRATEGY

     The objective of the Company's operating strategy is to provide a high level of traditional and alternative medical care to patients in a cost-effective manner. Key elements of the Company's operating strategy are:

     One Location. The Company seeks to provide consumers the opportunity to obtain, and the convenience of obtaining, under the supervision of a medical doctor, complementary traditional and alternative medical treatments in one location. The Company believes that alternative medicine is growing in popularity, and that supervision of treatment by a medical doctor may alleviate some patient concerns.

     Furnish High Quality Care Efficiently. All health care services at an Integrated Medical Center are provided by health care practitioners under the supervision of a licensed medical doctor. The Company seeks qualified and reputable medical doctors. The Company further seeks to ensure the efficient provision of high quality care through the use of credentialing standards and standardized protocols. Additionally, in many states, only medical doctors are permitted to order certain laboratory and radiological tests. The Company believes that supervision by a medical doctor and a medical doctor's access to more sophisticated diagnostic testing services will enhance the quality of patient care.

     Establish Networks of Integrated Medical Centers to Obtain Managed Care Contracts. A key component of the Company's operating strategy is to attract both health care practitioners and managed care payors. The Company seeks to attract health care practitioners by, among other things, providing them greater access to managed care contracts than they could attain independently and relieving them of significant administrative responsibilities. The Company intends for its local and regional clusters of Integrated Medical Centers to attract managed care contractors by providing single, integrated points of market entry, thereby enabling managed care payors to more efficiently contract for the provision of health care services for patient populations. The Company believes its credentialing standards, standardized protocols and implementation of a meaningful utilization management program will also likely be important in attracting managed care contracts.

     Provide Advice and Assistance. The Company intends to develop and implement advertising and marketing programs for the Integrated Medical Centers primarily at the regional and national levels, utilizing television, radio, and print advertising as well as internal marketing promotions. The name of each Integrated Medical Center includes the words "Complete Wellness Medical Center(SM)" and each Integrated Medical Center displays signage bearing its name. The Company's goal is to achieve "brand name" awareness of the Integrated Medical Centers, although there is no assurance that the Company will be able to realize this goal. Each Integrated Medical Center is required to pay a flat monthly fee to finance the Company's advertising and marketing programs. An individual Integrated Medical Center may also advertise its services locally, and the Company provides advice in that regard upon request. The Company also agrees to furnish the Integrated Medical Centers management services, financing and other advice and support. By doing so, the Company seeks to relieve providers, to a limited extent, from certain burdens of administering and managing a medical practice.

     Achieve Operating Efficiencies and Economies of Scale. The Company organizes its Integrated Medical Centers into regional groups or clusters to serve employees and patients more effectively, to leverage management and other resources, to increase purchasing power with suppliers, and to facilitate the development of networks of affiliated physicians, chiropractors, and other health care practitioners. The Company intends to rotate physicians and other health care practitioners among Integrated Medical Centers within a particular cluster. The Company believes that this will reduce the number of practitioners that would otherwise be needed, and thereby contain salary costs. In addition, the Company has implemented a variety of operating procedures and systems to improve the productivity and profitability of Integrated Medical Centers. These include standardized protocols, administrative systems, and procedures, and the installation of a management information system.

     The Company believes that a sophisticated management information system is critical to its success. Using commercially available software components, the Company has developed a management information system tailored to its needs and designed to handle billing and collection, appointment scheduling, and patient records for all of the Integrated Medical Centers. In addition to providing the capability for electronic creation and review of patient records, the Company believes this system will provide the Company with the ability to monitor outcomes of patient care, engage in effective utilization management of health care services, and analyze the performance of each Integrated Medical Center.

EXPANSION STRATEGY

     The Company plans to develop additional Integrated Medical Centers primarily by affiliating with chiropractors and their existing chiropractic practices. Management endeavors to enter into agreements with chiropractors who are located in convenient locations, and who have demonstrated the entrepreneurial skills to build a practice. The Company believes that such chiropractors will consider affiliation with Integrated

Medical Centers to be attractive because they may have greater access to managed care contracts through the Company and its network of Integrated Medical Centers, will be relieved of certain administrative burdens, will enjoy the use of a sophisticated management information system, and may have the opportunity to increase their practice income. An Integrated Medical Center is usually established at the same location as the existing chiropractic practice, although in some instances it might be established at a new location.

     The Company also plans to develop Integrated Medical Centers in connection with strategic alliances with health clubs, corporations, government offices, or other organizations. In such cases, the Integrated Medical Center would be established at a location (such as a health club or office building) provided, leased or licensed to the Company by the other party to the strategic alliance. The Company would in turn seek to affiliate with a chiropractor who has an existing chiropractic practice located near the Integrated Medical Center. The chiropractor would maintain his or her existing practice at its existing location, but would arrange to see patients at the Integrated Medical Center as well. If the Company were unable to affiliate with a chiropractor with an existing practice located nearby, it would hire a chiropractor without an existing practice to work on site at the Integrated Medical Center.

     In this regard, in September 1996 the Company entered into a master license agreement (the "License Agreement") with Bally Total Fitness Corporation ("Bally's"), with respect to the development of Integrated Medical Centers within selected Bally's health clubs throughout the United States. Bally's is the largest commercial operator of fitness centers in the United States, with approximately 320 centers concentrated in 27 states and 4.2 million members. Pursuant to the License Agreement, the Company will pay Bally's a license fee equal to the greater of $15 ($10 for the first year) per square foot of the space used by the Integrated Medical Center or 12.5% of the fees the Company receives for its services to each Integrated Medical Center the Company develops at a Bally's Total Fitness Center. The initial term of the license agreement is five years, with five one-year mutual renewals. The first Integrated Medical Center to be developed by the Company at a Bally's Total Fitness Center is expected to be located in the Washington, D.C. metropolitan area. The Company is in the process of selecting a location. If it meets the Company's expectations, the Company expects to develop additional Integrated Medical Centers at other Bally's Total Fitness Centers. In such event, the Company expects to select Bally's Total Fitness Centers located near other Integrated Medical Centers. Integrated Medical Centers developed pursuant to the License Agreement will not treat patients covered by any federal or state funded health care program.

     Additionally, in November 1996 the Company signed a non-binding letter of intent with Complete Management, Inc. ("CMI"), pursuant to which it is contemplated that the Company and CMI will form a joint venture to develop Integrated Medical Centers at selected Bally's Total Fitness Centers or other health clubs in the greater New York City metropolitan area. The letter of intent contemplates that CMI, upon execution of a definitive joint venture agreement, will be issued warrants to purchase 100,000 shares of the Company's Common Stock at an exercise price equal to 120% of the initial public offering price per share. The Company cannot predict whether the letter of intent will lead to a definitive agreement or whether the terms of any such definitive agreement will be the same as the terms contemplated by the letter of intent. New York health care regulatory requirements are extremely restrictive and prohibit many arrangements permitted in other states. For example, the provision of many services, such as physical therapy and occupational therapy, may subject a facility to New York's lengthy hospital licensing regulations. In addition, New York prohibits publicly held companies from owning health care facilities, and further prohibits companies from entering into management contracts with certain health care facilities.

     The cost to the Company to develop an Integrated Medical Center not connected with a strategic alliance has averaged $30,000, which consists of approximately $10,000 in cash and approximately $20,000 (out of a possible $40,000) in the form of a loan. Cash provided by the Company may be used for computer software, legal fees, professional credentialing, training, an administrative starter kit, and travel. The loan may be used for items such as professional salaries, computer hardware, signage, and insurance. The loan bears interest at the rate of 10% per annum, is secured by the assets of the Integrated Medical Center, is guaranteed by the Affiliated Chiropractor, and is payable within five years. The Company believes that the average cost to the Company to develop an Integrated Medical Center in connection with a strategic alliance will be approxi-mately $150,000 in cash. These funds are expected to be used for leasehold improvements, equipment, professional salaries, information systems, and working capital.

     An Integrated Medical Center is expected to expand its services in three phases. The first phase involves the medical treatment of neuromusculoskeletal conditions of the Affiliated Chiropractor's patients who are referred by the Affiliated Chiropractor for reasons of medical necessity. This is accomplished by utilizing a rotating part-time medical doctor supported by a consulting neurologist. The second phase, generally expected to be after an Integrated Medical Center has been in operation for six to twelve months of operation, involves, depending on the market, adding other providers such as a physical therapist or massage therapist. The third phase, generally expected to be after 12 to 24 months of operation, depending on an Integrated Medical Center's results, involves utilizing a medical doctor on a full time basis. This allows the Integrated Medical Center to provide services to patients of managed care plans and, subject to certain structural revisions to its contractual arrangements, to patients of federal or state funded health care programs, as well as to provide weight management and other wellness programs.

     The Company intends to facilitate the growth of the Integrated Medical Centers by arranging for the provision of ancillary services, such as medical imaging, rehabilitation, diagnostics, and weight management either by contract with third party providers or by acquisition of other businesses. The Company believes that the ability to offer ancillary services will make the Integrated Medical Centers more attractive to patients, health care practitioners, and third party payors. The acquisition or other provision of certain of such other services may, however, trigger additional licensing requirements. As of the date of this Prospectus, the Company has no understandings, commitments, or agreements with respect to any acquisitions.

     The Company may from time to time take advantage of opportunities that are related to the integration of traditional and alternative medicine that do not fit into its expansion strategy. In this regard, in November 1996 the Company entered into a management subcontract agreement (the "IPM Agreement") with Integrated Physicians Management Co., LLC ("IPM") to manage for IPM nine medical clinics that were integrated by IPM, subject to the approval of the clinics. The clinics are located in Illinois (one), Nebraska (five), Wisconsin (two), and Texas (one). In general, IPM's fees under the contracts subject to the IPM Agreement are either 10% of a clinic's gross collections for all services or 20% of its gross collections for medical services only. The Company is to be paid 80% of the fees that IPM would have been paid in the absence of the IPM Agreement. The Company will not be required to provide and will not provide services to the clinics until such time as the management agreements between IPM and the clinics are deemed by the Company's special health care regulatory counsel to be in compliance with applicable federal and state laws. The clinics are not Integrated Medical Centers, and do not operate under the Complete Wellness Medical Center(SM) name, but the Company will attempt to have them become Integrated Medical Centers in the future. As of the date of this Prospectus, one clinic had consented to the IPM Agreement, and the others had not yet made a decision.

     To date, the Company has augmented the efforts of its management and staff through consulting arrangements with various persons and entities. These consultants have directed their efforts primarily toward identifying potential chiropractors and chiropractic practices with which to affiliate and toward providing assistance with the integration process. In November 1996, the Company entered into a five year consulting agreement (the "Kats Agreement") with Kats Management, LLC ("Kats Management"), a company under common control with IPM that provides management and consulting services to over 600 chiropractic clinics. Under the Kats Agreement, Kats Management agreed to advise and assist the Company in (i) identifying and negotiating with chiropractors and their existing chiropractic practices with which the Company might affiliate for the purpose of developing additional Integrated Medical Centers and (ii) developing Integrated Medical Centers. The Company agreed to pay Kats Management for each management agreement entered into by the Company with a chiropractor and existing chiropractic practice identified by Kats Management (i) a commission equal to 20% of the Company's integration fee under such management agreement during the initial term of the management agreement (see "-- Agreements With Affiliated Chiropractors and Other Licensed Practitioners -- Integrated Medical Center Management and Security Agreement"), (ii) a fixed fee not to exceed $350, and (iii) a bonus of $10,000 for each of the first five such management agreements and $5,000 for each of the next 25 such management agreements. In addition, the Company agreed to grant Kats

Management nonqualified options to purchase 11,000 shares of Common Stock under the Company's 1994 Stock Option Plan at an exercise price equal to 75% of the initial public offering price per share. See "Management -- Employment Agreements." The Company expects to continue using consultants after the consummation of this Offering. See "Certain Transactions."

     The Company has been approached by medical doctors interested in integrating their traditional medicine practices with alternative medicine practices ("reverse integration"). The Company has entered into a consulting agreement pursuant to which the Company may seek advice or assistance in connection with reverse integration, but has taken no action with respect to, and has not explored the business or financial ramifications of, reverse integration. The Company expects to explore the feasibility of reverse integration after the consummation of the Offering. There can be no assurance that the Company will develop a reverse integration model or, if developed, that it would be successfully implemented.

THE COMPANY'S INTEGRATED MEDICAL CENTERS

     Since the Company commenced operations in January 1995, it has developed its current business primarily through the establishment of affiliations with chiropractors and their existing chiropractic practices. As of the date of this Prospectus, the Company has developed eight Integrated Medical Centers. In addition, the Company has entered into 36 binding agreements with chiropractors and their existing chiropractic practices to develop additional Integrated Medical Centers, and is planning to develop one Integrated Medical Center pursuant to the License Agreement with Bally's in a location to be determined.

     Most Integrated Medical Centers occupy approximately 1,200 to 1,500 square feet of space under a lease or sublease in an office building or shopping center. The Company expects that most Integrated Medical Centers located in a health club in connection with a strategic alliance will occupy approximately 800 to 1,200 square feet of space. The Company prefers to have locations at ground level to make the Integrated Medical Center as easily accessible to patients as possible, but the Company may not always be successful in securing such locations. In Integrated Medical Centers developed in the same location as an existing chiropractic practice, the Company makes suggestions concerning office decor and layout, but does not seek to impose uniform design standards. In Integrated Medical Centers developed in connection with a strategic alliance, the Company expects to have a greater degree of uniformity in design and layout, but must retain flexibility to work with the space which is available. All Integrated Medical Centers operate under a name that includes the words "Complete Wellness Medical Center(SM)", followed by a geographic reference to the city and/or street at which the Integrated Medical Center is located. Each Integrated Medical Center has signage bearing its name.

     The Company has applied for federal servicemark registration for the mark "Complete Wellness Medical Center(SM)" as well as the mark "Complete Wellness Centers(SM)". In November 1996 the Company received non-final office actions from the Patent & Trademark Office ("PTO") noting certain objections to the applications which must be resolved before the registrations will be issued. Although the PTO initially refused registration of the marks on the Principal Register on the grounds that the marks are "merely descriptive," it noted that Applicant may amend its applications to seek registration on the Supplemental Register. The Company has until May 1997 to respond to these office actions. It may present arguments to overcome the initial refusal to register the marks on the Principal Register, or it may agree to amend the applications to the Supplemental Register. No conflicting marks owned by other parties were cited by the PTO against the applications as a bar to registration.

     The Integrated Medical Centers take advantage of underutilized space and time. In Integrated Medical Centers developed in the same location as an existing chiropractic practice, the medical doctor either has access to an examination room that is not otherwise being used, or a staggered hours appointment schedule is implemented. Traditional chiropractic office hours are Mondays, Wednesdays, and Fridays from 9 a.m. to 12 noon and from 3 p.m. to 7 p.m., and Tuesdays and Thursdays from 3 p.m. to 7 p.m. If an examination room is not available for use by a medical doctor or other health care practitioner during those periods, appointments with such practitioners will be scheduled primarily during periods when chiropractic appointments are not scheduled.

     Similarly, the medical doctor can use existing chiropractic equipment and examination tables, with only minor equipment additions during the initial phase of integration. Chiropractic offices are typically equipped with otoscopes, opthalmoscopes, and blood pressure cuffs. Minor additions are mostly for nondurable goods such as latex gloves, alcohol swabs, and paper rolls. When the services of a consulting neurologist are added, it becomes necessary to obtain an electromyography machine, although neurologists often own or lease their own machines. When the services of a physical therapist are added, it becomes necessary to add more equipment, such as free weights, a hydrocolator (machine to heat hot packs), cold packs, and certain other staple items. When primary care services are added, the Integrated Medical Center must acquire an electrocardiogram machine and equipment for use in drawing blood, exercise stress testing, and trigger point injections. Equipment acquired after the opening date of an Integrated Medical Center is paid for by the Integrated Medical Centers or the Affiliated Chiropractors' management companies, depending on the type of equipment.

     The type of ancillary staff added and the type of equipment used can vary from one Integrated Medical Center to another depending upon the patient base. If an Integrated Medical Center is located in an area with large numbers of clerical workers/typists, a common problem might be carpal tunnel syndrome, and the Integrated Medical Center would have equipment necessary to treat that condition. If an Integrated Medical Center is located in an area with a high concentration of senior citizens, a common problem might be stroke, and the Integrated Medical Center would provide the services not only of a neurologist but also a physiatrist, a medical doctor with specialty training in physical medicine, including rehabilitation for stroke victims.

SERVICES AND OPERATIONS

Recruiting and Training

     The Company seeks new affiliations with chiropractors by referrals from Affiliated Chiropractors and by advertising in trade magazines. It also conducts mailings of its marketing information to chiropractors in specific geographic regions in which it is interested in developing additional Integrated Medical Centers. The Company acquires and maintains address lists of prospects for these mailings, conducts information seminars for prospective affiliates, conducts telemarketing efforts, and advertises through its Internet web site.

     Affiliated Chiropractors are given introductory materials regarding the operations of the Company and Integrated Medical Centers and undergo a credentialing process by an accredited credentialing firm which verifies their education, professional licenses, and malpractice history, if any. The Company then requires each Affiliated Chiropractor and certain other employees to attend a one-day intensive integration seminar, at which they are taught the basic principles behind managing a multi-disciplinary health care clinic. On-site technical training takes place soon after this seminar and is conducted by the Company's billing and integration specialists. Follow-on remote and, if necessary, on site computer software training is also provided, together with telephone support thereafter.

     Affiliated Chiropractors work under (i) employment agreements with the Integrated Medical Centers which provide for a base salary and (ii) contractual arrangements with the Company, the Integrated Medical Centers, and the Affiliated Chiropractors' management companies which reward them based upon their performance and the operating results of the Integrated Medical Centers, including collecting on receivables and cost containment efforts. In addition, the Company recently adopted its 1996 Restricted Stock Option Plan for Health Care Professionals and has reserved an aggregate of 100,000 shares of Common Stock for issuance pursuant to the plan. No options have been granted under this plan thus far and none may be issued until the Company has determined that all applicable federal and state laws have been satisfied. See "-- Government Regulation -- Federal Medicare and Medicaid Related Regulation" and
"Management -- Stock Option Plans."

Management Information System

     The Company believes that effective and efficient integration of clinical, patient and financial data enhances the quality of patient care and provides a competitive advantage in negotiating and bidding for managed care contracts. The Company's management information system links its existing Integrated

Medical Centers to the Company's central administrative offices and provides the capability for patient scheduling, billing, data assessment, clinical outcome evaluation, utilization review, routine business management, and electronic medical records storage and retrieval. The system enables the Company to collect and store data which allows the Company to track and report utilization and outcomes to insurance carriers, monitor the status and progress of Integrated Medical Centers, and conduct quality assurance comparisons. The Company trains Affiliated Chiropractors and staff in the use of its management information system. After the initial training is completed, the Company provides ongoing support by telephone, by computer linkage, and, if necessary, by a visit from a member of the Company's staff. Information regarding an Integrated Medical Center's performance is currently accessible by authorized personnel at the Company's principal executive office and at any other Integrated Medical Center by computer-to-computer linkage using modems and telephone lines. The Company intends to use a portion of the proceeds of this Offering to make its management information system accessible by authorized personnel through the Internet, which the Company believes will allow networking among Integrated Medical Centers at a lower cost than the system currently in use. See "Use of Proceeds." The Company has established an Internet web site at http://www.CompleteWellness.com.

Advertising and Marketing

     In seeking to attract new patients to the Integrated Medical Centers, the Company intends to advertise and market their services utilizing television, radio, and print advertising, as well as internal marketing promotions. In appropriate circumstances, the Company intends to tailor its marketing efforts to the demands of a particular market. The Company's advertising and marketing efforts will be focused at the national and regional (county, metropolitan area, or state) levels and, in the latter case, will cover all Integrated Medical Centers within the region. An individual Integrated Medical Center may elect to advertise its services locally at its own expense. The Company's regional and national advertising and marketing will be paid for by a $200 per month marketing fee that each Integrated Medical Center is required to pay, typically beginning six months after integration. The fees are deposited by the Company in a segregated account and will be used only for regional and national advertising and marketing. The Company has not conducted any such regional or national advertising and marketing prior to the date of this Prospectus.

THIRD PARTY REIMBURSEMENT

     The Company's ability to collect its management fees in a timely manner, or at all, is affected by whether the Integrated Medical Center is reimbursed for its medical services and the amount of reimbursement. The Company's own cash flow could be adversely affected by the Integrated Medical Centers' long collection cycle from various third party payors. Further, third party payors may reject the Integrated Medical Centers' medical claims if, in their judgment, the procedures performed were not medically necessary or if the charges exceeded such payors' allowable fee standards. In addition, the reimbursement forms required by third party payors for payment of medical claims are long, detailed and complex and payments may be delayed or refused unless these forms are properly completed in a timely manner. It is common practice for third party payors to initially deny/reject the first submission of a medical claim. This does not mean that the claim will not be ultimately paid. The Integrated Medical Centers normally would re-submit the claim with such revised information as requested and/or forms and documentation. Outstanding claims that continue to be disputed after one year or more could then be submitted to an arbitration process. Normally, when final arbitration decisions are about to be rendered, the third party payor will settle. Under current law, the Company is entitled to collect the settlement amount, filing fees and interest on the agreed-upon payment. Although the Integrated Medical Centers will take all legally available steps, including legally prescribed arbitration, to collect their receivables, there is a significant risk that some Integrated Medical Centers' receivables may not be collected.

     Third party payors are not generally familiar with reimbursing for traditional and alternative health care services such as chiropractic in the same medical practice. The third party payors may disagree with the descriptions or coding of a bill for medical services, or may contest a code or description under a lesser (e.g. chiropractic) fee schedule. Such disagreements on billing code or description of professional services, particularly where the third party payor is a federal or state funded health care program, can result in lesser reimbursement, which can have a material adverse effect on the Integrated Medical Center and ultimately on the Company. Persistent disagreements or alleged "upcoding" can result in allegations of fraud or false billing, both of which constitute felonies. Such an allegation, if proven, can result in forfeitures of payment, civil money penalties, civil fines, suspensions, or disbarment from participating in federal or state funded health care programs, and have a material adverse effect on the Company. Investigation and prosecutions for fraudulent or false billing can have a material adverse effect on the Company, even where such allegations are disproven.

     The health care industry is undergoing significant change as third party payors increase their efforts to control the cost, use and delivery of health care services. Several states have taken measures to reduce the reimbursement rates paid to health care providers in their states. The Company believes that additional reductions will be implemented from time to time. Reductions in Medicare rates often lead to reductions in the reimbursement rates of other third party payors as well and the Company believes that such further reductions are probable. Changes in Medicare reimbursement rates or other changes in reimbursements by third party payors to Integrated Medical Centers could have a material adverse affect on the Company.

AGREEMENTS WITH AFFILIATED CHIROPRACTORS AND OTHER LICENSED PRACTITIONERS

     The Company provides management services to Integrated Medical Centers pursuant to a Management and Security Agreement ("M&S Agreement") between the Company and each Integrated Medical Center or a licensed medical doctor on behalf of an Integrated Medical Center to be formed, and an Integrated Medical Center Management and Security Agreement ("IMCM&S Agreement") among the Company, the Affiliated Chiropractor in his or her individual capacity, the Affiliated Chiropractor's existing chiropractic practice (whether or not incorporated), and the Affiliated Chiropractor on behalf of a separate management company to be formed and to be owned by the Affiliated Chiropractor ("Admincorp"). In general, the M&S Agreement and the IMCM&S Agreement are entered into at or about the same time, before the Company provides any services for the Integrated Medical Centers, the Affiliated Chiropractors, or the Admincorps.

Management and Security Agreement

     Under the M&S Agreement, the Company agrees to (i) manage certain non-medical aspects of the Integrated Medical Center (including record keeping, billing and collection, handling non-professional personnel, patient scheduling, and continuing education), (ii) provide capital, facilities, equipment, computer software and training, (iii) implement advertising and marketing programs, (iv) arrange for certain legal and accounting services, and (v) assist in identifying and recruiting medical doctors. As compensation for these services, the Integrated Medical Center agrees to pay the Company flat monthly fees that reflect the fair market value of the services. The initial amount of the fees is determined by the Company and the Integrated Medical Center. The fees are reviewed periodically by the Company and the Integrated Medical Center and adjusted if necessary. The Company typically retains an independent third party to assist in determining fair market value, but is not required to do so. The fees for Integrated Medical Centers treating patients served by federal or state funded health programs may not be adjusted more than once annually.

     The costs to the Company to provide the computer software, legal services, training and certain other items required of it by the M&S Agreement to develop an Integrated Medical Center not connected with a strategic alliance have averaged $30,000, which consists of approximately $10,000 in cash and approximately $20,000 (out of a possible $40,000) in the form of a loan. The loan may used for items such as professional salaries, computer hardware, signage and insurance. The loan is evidenced by a promissory note, bears interest at the rate of 10% per annum, is secured by the assets of the Integrated Medical Center, is guaranteed by the Affiliated Chiropractor pursuant to a separate guaranty agreement, and is payable within five years. In addition, the Company may make other advances to the Integrated Medical Center from time to time for working capital purposes. If the Company were to make such an advance, it would bear interest at the rate of 10% per annum and be secured by such collateral as the Company in its discretion deemed appropriate. The Company expects that the M&S Agreement for an Integrated Medical Center developed in connection with a strategic alliance would require the Company to bear development costs which the Company believes will approximate $150,000.

     The M&S Agreements are for terms of 35 years and may be terminated by the Company or by the Integrated Medical Center for a material breach by the other party that remains uncorrected for more than ten days after notification or for the dissolution, bankruptcy or insolvency of the other party. In addition, the Company may terminate the M&S Agreement if the Integrated Medical Center fails to meet material standards of managed care payors. Termination does not relieve either party for any indebtedness incurred before the date of termination. The M&S Agreements require that the Company enter into a separate management agreement with the Admincorp pursuant to which the Admincorp assumes responsibility for day-to-day administration of the Integrated Medical Center.

Integrated Medical Center Management and Security Agreement

     Under the IMCM&S Agreement, the Company provides the training, software and services required to integrate the Integrated Medical Center after the Affiliated Chiropractor successfully completes the credentialing process and information regarding the existing chiropractic practice is verified. Typically, such credentialing occurs and such services are provided within 120 days after execution of the IMCM&S Agreement. The Admincorp agrees to provide such services as may be necessary or appropriate to satisfy the daily operational, practice development, and administrative requirements of the Integrated Medical Center, including record keeping, billing and collection (using software provided by the Company), supervision of non-professional personnel, ordering of medical and non-medical supplies, maintenance of furniture, fixtures, and equipment, establishment of continuing education policies for professional personnel, local advertising, and responsibility for ensuring maintenance of all permits and licenses required to be maintained by the Integrated Medical Center and its professional personnel. These services are provided in the discretion and best judgment of the Admincorp, subject to operating protocols, procedures, reports, and disclosure requests established jointly by the Integrated Medical Center, the Company, and the Admincorp, and generally at the cost of the Admincorp. Except with respect to an Integrated Medical Center developed in connection with a strategic alliance, the Affiliated Chiropractor or the Admincorp, as the case may be, also agrees to lease a specified portion of office space and equipment to the Company at fair market, proportionate use-based, value. The Company then subleases such office space and equipment to the Integrated Medical Center at fair market, proportionate use-based, value. In the case of a strategic alliance, the other party to the strategic alliance would lease or license the space for the Integrated Medical Center to the Company, which would then sublease or sublicense the space to the Integrated Medical Center at the same rate.

     The Company agrees to pay the Administrator a monthly fee equal to the sum of the management fee and lease income actually paid to the Company by the Integrated Medical Center. In general, the Admincorp agrees to pay the Company a one time enrollment fee of $500 to defray the cost of credentialing and verification, an operations fee for goods and services furnished by the Company of $250 per month, a marketing and practice development fee of $200 per month, and a monthly integration fee equal to 20% (if the initial term of the IMCM&S Agreement is five years) or 15% (if the initial term is ten years) of the sum of
(i) the management fee and lease income actually paid to the Company by the Integrated Medical Center and (ii) the Integrated Medical Center's expenses, until the sum reaches $500,000 in any one year, and 10% of the sum for the remainder of that year. Integration fees cover general consultations, negotiation of managed care contracts, hiring professional and non-professional employees, legal consultation and non-medical training. For Integrated Medical Centers located in Illinois or that render services to patients covered by federal or state funded health care programs (which is prohibited by the IMCM&S Agreement without the prior written consent of the Company), the integration fee is capped on a per annum basis.

     The initial term of the IMCM&S Agreement is for a period of either five years or ten years, and may be renewed in five year increments up to four times by mutual agreement of the parties. The Affiliated Chiropractor and the Admincorp may terminate the IMCM&S Agreement if the Company materially breaches it and does not remedy the breach within ten days after notification. The Company may terminate the IMCM&S Agreement for a variety of reasons, including without limitation a material breach by the Admincorp that remains uncorrected for more than ten days after notification, misuse by the Admincorp of funds received by or on behalf of the Company or the Integrated Medical Center, the dissolution, bankruptcy, or insolvency of the Admincorp or the death of the Affiliated Chiropractor, and the failure by the Admincorp or the Affiliated Chiropractor to meet material standards of managed care payors. Termination does not relieve any party for any indebtedness incurred before the date of termination. Upon termination, the Company is to pay the Admincorp an amount equal to 80% of the Integrated Medical Center's accounts receivable less any amount owed by the Admincorp to the Company or the Integrated Medical Center.

Employment Agreements With Affiliated Chiropractors

     The IMCM&S Agreement requires the Affiliated Chiropractor to enter into an employment agreement with the Integrated Medical Center pursuant to which he or she agrees to work as a licensed chiropractor for a mutually agreed upon salary. The initial term of the employment agreement is five years. It renews automatically if the IMCM&S Agreement is renewed and terminates automatically if the IMCM&S Agreement is terminated. The Affiliated Chiropractor may terminate the employment agreement if the Integrated Medical Center materially breaches it and does not remedy the breach within ten days after notification. The Integrated Medical Center may terminate the employment agreement for a variety of reasons, including without limitation a material breach by the Affiliated Chiropractor that remains uncorrected for more than ten days after notification, misuse by the Affiliated Chiropractor of funds received by or on behalf of the Company or the Integrated Medical Center, the death, disability, or incapacity of the Affiliated Chiropractor, the failure by the Affiliated Chiropractor to meet material standards of managed care payors, or for "cause," defined as chronic dependency on drugs or alcohol, gross neglect or gross misconduct, disqualification or revocation of license to practice chiropractic, and inability to obtain malpractice insurance in amounts and with carriers acceptable to the Integrated Medical Center. The Affiliated Chiropractor agrees to maintain in confidence certain information regarding the Integrated Medical Center.

Employment Agreements With Other Health Care Practitioners

     The Integrated Medical Centers enter into employment agreements with all licensed health care practitioners employed by the Integrated Medical Centers. Typically, the agreements provide that the practitioners retain independent discretion and exercise independent judgment concerning the treatment of patients and that the Integrated Medical Center is responsible for the nonhealth care aspects of the practice, including provision of malpractice insurance. The practitioner and the Integrated Medical Center agree upon a salary and benefits. The term of the agreement is one year, with the first 120 days being a probationary period during which the Integrated Medical Center may terminate it for any reason. After the probationary period, the Integrated Medical Center may terminate the agreement if the practitioner becomes disabled or for "cause," defined as including without limitation chronic dependency on drugs or alcohol, gross neglect or gross misconduct, disqualification or revocation of license to practice the applicable profession, inability to obtain malpractice insurance in amounts and with carriers acceptable to the Integrated Medical Center, a material adverse change in the business or economic prospects of the Integrated Medical Center as determined solely by the Integrated Medical Center, and cessation of the Integrated Medical Center's business. In addition, either party may terminate the agreement by giving 60 days prior written notice to the other party. The agreement provides that the practitioner will not compete with or solicit patients of the Integrated Medical Center for one year after termination of the agreement.

Formation of Integrated Medical Centers

     The Integrated Medical Center is formed as a general business corporation wholly-owned by the Company in states (such as Florida and Virginia) in which general business corporations are permitted to own medical practices. The Integrated Medical Center is formed as a professional corporation owned by one or more medical doctors (each a "Qualified M.D.") licensed to practice medicine under applicable state law, in states (such as Illinois) that prohibit the corporate practice of medicine. A Qualified M.D. may, but need not, be an employee of the Company, an Integrated Medical Center, and/or an affiliate of the Company. A qualified M.D. of a professional corporation that treats patients covered by a federal or state funded health care program, may not, however, refer patients to, influence the referral of patients to, or furnish medical services on behalf of any Integrated Medical Center. A Qualified M.D. may own stock in more than one Integrated Medical Center formed as a professional corporation. Each Qualified M.D. enters into an agreement giving the Company the right to direct the transfer of his or her stock in the Integrated Medical Center to another Qualified M.D. in the Company's discretion, as well as a pre-signed resignation as a director and officer of the professional corporation. See "Certain Transactions." Qualified M.D.'s are paid fees by the Integrated Medical Centers for serving as officers or directors thereof. Qualified M.D.'s are also indemnified in their role as such by the Company.

GOVERNMENT REGULATION

     Various state and federal laws regulate the relationship between providers of health care services and physicians, and, as a business in the health care industry, the Company is subject to these laws and regulations. The Company is also subject to laws and regulations relating to business corporations in general. Although many aspects of the Company's business operations have not been the subject of state or federal regulatory interpretation, the Company believes its operations are in material compliance with applicable laws. There can be no assurance, however, that a review of the business practices of the Company or its Integrated Medical Centers by courts or regulatory authorities would not result in a determination that could adversely affect the operations of the Company or the Integrated Medical Centers, or that the health care regulatory environment will not change so as to restrict the Company's operations or its ability to expand them. See "Risk Factors."

     Licensure. Every state imposes licensing requirements on individual physicians and on certain other types of health care providers and facilities. Many states require regulatory approval, including licenses to render care or certificates of need, before establishing certain types of heath care facilities or offering services which entail the acquisition of expensive medical equipment. While the performance of management services on behalf of a medical practice does not currently require any regulatory approval, there can be no assurance that such activities will not be subject to licensure in the future.

     Corporate Practice of Medicine. The laws of many states prohibit business corporations from engaging in the practice of medicine, such as through employment arrangements with physicians. These laws vary from state to state and are enforced by the state courts and regulatory authorities with broad discretion. The Company will not employ physicians to practice medicine, will not represent to the public that it offers medical services, and will not control or interfere with the practice of medicine by physicians in the Integrated Medical Centers. Integrated Medical Centers in states that prohibit the corporate practice of medicine will be organized as professional corporations or other entities that are specifically authorized to employ physicians. Accordingly, the Company believes that its current and intended operations do not and will not violate applicable state laws regulating the unlicensed practice of medicine by a business corporation. However, because the laws governing the corporate practice of medicine vary from state to state, any expansion of the operations of the Company to a state with strict corporate practice of medicine laws may require the Company to modify its operations with respect to one or more of such practices, which may result in increased financial risk to the Company. Further, there can be no assurance that the Company's arrangements will not be successfully challenged as constituting the unauthorized practice of medicine or that certain provisions of the management services agreements or covenants not to compete will be enforceable. See "Risk Factors -- State Laws Regarding Prohibition of Corporate Practice of Medicine."

     Fee-Splitting Prohibitions. The laws of some states (including Illinois) prohibit physicians from splitting professional fees. These statutes are sometimes quite broad and as a result prohibit otherwise legitimate business arrangements. Florida, for example, prohibits only fee-splitting arrangements that are based on referrals. Penalties for violating these fee-splitting statutes or regulations may include revocation, suspension, or probation of a physician's license, or other disciplinary action, as well as monetary penalties. Alleged violations of the fee-splitting laws have also been used successfully by physicians to declare a contract to be void as against public policy.

     Pursuant to the terms of the management agreements with the Integrated Medical Centers, the Company will receive a management fee based upon a fair market value of its services. See "-- Agreements With

Affiliated Chiropractors and Other Licensed Practitioners." While the Company believes that its compensation arrangements comply with state fee-splitting laws, there can be no assurance that these compensation arrangements will not be construed by state or judicial authorities as being proscribed by the fee-splitting laws.

     State Anti-kickback and Self-Referral Laws. A number of states in which the Company conducts business or plans to conduct business (including Florida, Illinois and Maryland) have enacted laws that prohibit the payment for referrals and other types of kickback arrangements. Such state laws typically apply to all patients regardless of their insurance coverage. In addition, a number of states (including Florida, Illinois and Maryland) have enacted laws which to varying degrees prohibit physician self-referrals. Illinois, for example, has a broad self-referral law which regulates all health care workers (including physicians), regardless of the patient's source of payment. Subject to certain limited exceptions, the Illinois law prohibits referrals for health services provided by or through licensed health care workers to an entity outside the health care worker's office or group practice in which the health care worker is an investor, unless the health care worker directly provides health services within the entity and will be personally involved with the provision of care to the referred patient. In April 1992, the State of Florida enacted a Patient Self-Referral Act that severely restricts patient referrals for certain services, prohibits markups of certain procedures and requires health care providers to disclose ownership in businesses to which patients are referred. The Company believes it is likely that more states will adopt similar legislation. The Company believes that its operations comply with current statutory provisions, although there can be no assurance that state anti-kickback and self-referral laws will not be interpreted more broadly or amended in the future to be more expansive. In addition, expansion of the operations of the Company to certain jurisdictions may require it to comply with such jurisdictions' regulations, which could lead to structural and organizational modifications of the Company's form of relationships with managed practices. Such changes, if any, could have an adverse effect on the Company.

     State Regulation of Insurance Business and HMOs. Laws in all states regulate the business of insurance and the operation of health maintenance organizations, or HMOs. Many states also regulate the establishment and operation of networks of health care providers. Many state insurance commissioners have interpreted their states' insurance statutes to prohibit entities from entering into risk-based managed care contracts unless there is an entity licensed to engage in the business of insurance, such as an HMO, in the chain of contracts. An entity not licensed to engage in the business of insurance that contracts directly with a self-insured employer in such a state may be deemed to be engaged in the unlicensed business of insurance. While these laws do not generally apply to the hiring and contracting of physicians by other health care providers, there can be no assurance that regulatory authorities of the states in which the Company operates would not apply these laws to require licensure of the Company's operations as an insurer, as an HMO, or as a provider network. The Company believes that it is in compliance with these laws in the states in which it does business, but there can be no assurance that future interpretations of insurance and health care network laws by regulatory authorities in these states or in the states into which the Company may expand will not require licensure or a restructuring of some or all of the Company's operations.

     Federal Medicare and Medicaid Related Regulation. There are a number of federal laws prohibiting certain activities and arrangements relating to services or items which are reimbursable by federal or state funded health care programs. Certain provisions of the Social Security Act, commonly referred to as the "Anti-kickback Amendments," prohibit the offer, payment, solicitation or receipt of any form of remuneration either in return for the referral of federal or state health care reimbursement program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by such federal or state health care funded programs. The Anti-kickback Amendments are broad in scope and have been broadly interpreted by courts in many jurisdictions. Read literally, the statute places at risk many otherwise legitimate business arrangements, potentially subjecting such arrangements to lengthy, expensive investigations and prosecutions initiated by federal and state governmental officials.

     In July 1991, in part to address concerns regarding the Anti-kickback Amendments, the federal government published regulations that provide exceptions, or "safe harbors," for certain transactions that will be deemed not to violate the Anti-kickback Amendments. Among the safe harbors included in the regulations were provisions relating to the sale of physician practices, management and personal services agreements, and employee relationships. Additional proposed safe harbors were published in September 1993 offering protections under the Anti-kickback Amendments to eight new activities, including referrals within group practices consisting of active investors. Proposed amendments to clarify these safe harbors were published in July 1994 which, if adopted, would cause substantive retroactive changes to the 1991 regulations. Violation of the Anti-kickback Amendments is a felony, punishable by substantial civil fines and imprisonment for up to five years. In addition, the Department of Health and Human Services may impose civil penalties excluding violators from participation in federal or state funded health care reimbursement programs. Although the Company believes that its current operations are not in violation of the Anti-kickback Amendments, there can be no assurance that regulatory authorities will not determine that the Company's operations are in violation of the Anti-kickback Amendments.

     Significant prohibitions against physician self-referrals for services covered by Medicare and Medicaid programs were enacted, subject to certain exceptions, by Congress in the Omnibus Budget Reconciliation Act of 1993. These prohibitions, commonly known as "Stark II," amended prior physician self-referral legislation known as "Stark I" (which applied only to clinical laboratory referrals) by significantly enlarging the list of services and investment interests to which the referral prohibitions apply. Effective January 1, 1995 and subject to certain exceptions, Stark II prohibits a physician or a member of his immediate family from referring Medicare or Medicaid patients to any entity providing "designated health services" in which the physician has an ownership or investment interest, or with which the physician has entered into a compensation arrangement. The designated health services include the provision of clinical laboratory services, radiology services, including magnetic resonance imaging, computerized axial tarrography scans and ultrasound services, radiation therapy services, physical and occupational therapy services, durable medical equipment, parenteral and enteral nutrients, equipment and supplies, orthotics and prosthetic devices and supplies, outpatient prescription drugs, home health services and inpatient and outpatient hospital services. The Integrated Medical Centers do not provide any of these services as of the date of this Prospectus, although they may do so in the future. The penalties for violating Stark II include a prohibition on Medicaid and Medicare reimbursement and civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme." A physician's ownership of publicly traded securities of a corporation with equity exceeding $75 million as of the end of its most recent fiscal year is not deemed to constitute an ownership or investment interest in that corporation under Stark II. The Company will not issue options under its 1996 Restricted Stock Option Plan for Health Care Professionals until such time that it meets the $75 million safe harbor requirement. See "Management -- Stock Option Plans." The Company believes that its operations and those of the Integrated Medical Centers currently are not in violation of Stark I or Stark II; however, the Stark legislation is broad and ambiguous. Interpretative regulations clarifying the provisions of Stark I were issued on August 14, 1995. Stark II regulations have yet to be proposed. While the Company believes it is in compliance with the Stark legislation, future regulations could require the Company to modify the form of its relationships with the Integrated Medical Centers. Moreover, the violation of Stark I or II by any of the Integrated Medical Centers could result in significant fines and loss of reimbursement which would adversely affect the Company.

COMPETITION

     The managed health care industry, including the provider practice management industry, is highly competitive. The Company competes with other companies for physicians and other practitioners of health care services as well as for patients. The Company competes not only with national and regional physician practice management companies, but also with local providers, many of which are trying to combine their own services with those of other providers into integrated delivery networks. Certain of the companies are significantly larger, provide a wider variety of services, have greater financial and other resources, have greater experience furnishing provider practice management services, and have longer established relationships with buyers of these services, than the Company, and provide at least some of the services provided by the Company. In addition, companies with greater resources than the Company that are not presently engaged in the provision of integrated provider practice management services could decide to enter the business and engage in activities similar to those in which the Company engages. There can be no assurance that the Company will be able to compete effectively.

EMPLOYEES

     As of December 9, 1996, the Company had 11 employees and eight Integrated Medical Centers had a total of 61 employees. The Company's 11 employees consist of 8 in finance and administration and 3 in sales and marketing. Neither the Company's employees nor those of the Integrated Medical Centers are represented by any labor union. The Company believes that relations with its employees are satisfactory.

PROPERTIES

     The Company does not own any property. The Company's executive and administrative offices are located in approximately 1,350 square feet of office space in Washington, DC. The Company pays $1,350 per month rent, on a month-to-month basis.

     After the completion of this Offering, the Company intends to lease approximately 3,000 to 5,000 square feet of space for its executive offices in Montgomery County, Maryland. The Company has received a low interest rate loan commitment in the amount of $45,000 from the Montgomery County Economic Development Fund in order to defray its relocation costs. The loan is to bear interest at the rate of 7% per annum with a ten year amortization, with payment deferred until the end of 1997. The loan is to be secured by the Company's capital assets. The loan will be converted to a grant if the Company generates more than 50 jobs and establishes a new Integrated Medical Center in Montgomery County by the end of 1997. The loan commitment expires on January 31, 1997, however, the Company intends to seek an extension of the expiration date.

PROFESSIONAL LIABILITY

     The Integrated Medical Centers employ health care practitioners for the delivery of health care services to the public. They are exposed to the risk of professional liability claims. The Company does not itself provide such services or control the provision of health care services by the Integrated Medical Centers' practitioners or their compliance with regulatory and other requirements in that regard. The Company might nevertheless be held liable for medical negligence on their part.

     The Company's management service agreements with the Integrated Medical Centers require the Integrated Medical Centers to maintain, at their expense, professional liability insurance for themselves and the licensed health care practitioners employed by or otherwise associated with them in the minimum amount of $1,000,000 for each occurrence and $3,000,000 in the aggregate, or such greater amounts as may be required by applicable state law. If an Integrated Medical Center or a licensed health care practitioner employed by or associated with it cannot obtain insurance of the type and in the amounts required by the Company, the Company will arrange for coverage through a policy maintained by the Company. In addition, the Company maintains general liability, workers' compensation and professional liability insurance. The Company's professional liability insurance is limited to $1,000,000 per occurrence and $3,000,000 in the aggregate per practitioner per policy period. The professional liability insurance is provided under a "claims-made" policy. The policy provides coverage for covered claims made during the policy's term and does not provide coverage for losses occurring during the policy's term for which a claim is made subsequent to the policy's termination. Finally, the licensed health care practitioners are required to indemnify the Integrated Medical Centers which, in turn, are required to indemnify the Company against liability and expenses for or related to professional liability claims arising out of the medical negligence of the health care practitioner.

     There can be no assurance, however, that the Company, its employees, or the licensed health care practitioners employed by or associated with the Integrated Medical Centers will not be subject to claims in amounts that exceed the coverage limits or that such coverage will be available when needed. Further, there can be no assurance that professional liability insurance will continue to be available to the Company in the future at adequate levels or at an acceptable cost to the Company. A successful claim against the Company in excess of the Company's insurance coverage could have a material adverse effect upon the Company's business. Claims against the Company, regardless of their merits or eventual outcome, also may have an adverse effect upon the Company.

LEGAL PROCEEDINGS

     There are no pending legal proceedings to which the Company or its properties is subject. A former employee has raised the possibility of instituting a legal or arbitration proceeding regarding the alleged breach by the Company of an employment agreement with the former employee. The Company believes that it has meritorious defenses against his claims, and if a proceeding is commenced, intends to vigorously defend itself. Management believes that if a legal or arbitration proceeding were instituted and decided against the Company, it would not have a material adverse effect on the Company.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, AND KEY EMPLOYEES

     The names and ages of the directors, executive officers, and key employees of the Company, and their positions with the Company, are as follows:

             NAME               AGE                            POSITION
------------------------------  ---     ------------------------------------------------------
C. Thomas McMillen(2).........  44      Chairman of the Board, Chief Executive Officer, and
                                        Director
E. Eugene Sharer(2)...........  63      President, Chief Operating Officer, and Director
Danielle F. Milano, M.D.......  41      Vice President-Medical Affairs
Michael T. Brigante...........  42      Vice President-Finance, Chief Financial Officer,
                                        Treasurer and Secretary
Eric S. Kaplan, D.C...........  44      Senior Director of Operations and Development
Robert J. Mrazek(1)...........  51      Director
James T. McMillen, M.D.(1)....  51      Director
Robert S. Libauer(1)(2).......  77      Director

---------------

(1) Member of the Audit and Compensation Committees.

(2) Member of the Acquisition and Affiliation Committee.

     C. Thomas McMillen, the Company's founder, has been the Chairman of the Board of Directors and Chief Executive Officer since its formation in November 1994. He was also the President of the Company until April 1996. In 1993, Mr. McMillen formed McMillen and Company, Inc., a health care consulting firm, and subsequently from November 1993 through March 1994, assumed the role of Chief Administrative Officer of Clinicorp, Inc., a publicly-traded physician practice management company. Mr. McMillen was also a director of Clinicorp, Inc. from January 1993 through December 1994. Clinicorp, Inc. filed for Chapter 11 bankruptcy protection in June 1996. From 1987 to 1993, Mr. McMillen served three consecutive terms in the U.S. House of Representatives from the 4th Congressional District of Maryland. He was named by President Clinton to Co-Chair the President's Council on Physical Fitness and Sports in 1993. Mr. McMillen was a collegiate all-American basketball player at the University of Maryland and a member of the 1972 United States Olympic Basketball Team. He completed his education at Oxford University on a Rhodes Scholarship and played professional basketball for 11 years in the National Basketball Association, before becoming a Member of Congress. Mr. McMillen is currently a member of the Board of Directors of Kellstrom Industries, Inc., Commodore Applied Technologies, Inc., CHG Inc., and Orion Acquisition Corporation I (of which he is also the secretary and treasurer). Mr. McMillen is the brother of James J. McMillen, a director of the Company.

     E. Eugene Sharer has been President, Chief Operating Officer, and a director of the Company since April 1996. From 1990 to 1995 he was President and Chief Operating Officer of R.O.W. Sciences, Inc., a health research company. In August 1995, Mr. Sharer formed Sharer Associates, a management consulting company. From 1989 to 1990 he was Executive Vice President, Chief Operating Officer and Director of Iverson Technology Corporation and from 1985 through 1988, he was President and Director of Calculon Corporation and a Vice President of Atlantic Research Corporation, the parent company of Calculon. Between 1980 and 1985, Mr. Sharer was Vice President of the Systems Group at Computer Sciences Corporation. He currently serves as a director and member of the Executive Committee, Secretary, chair of the Membership Committee and chair of the Nominating Committee of the Suburban Maryland High Technology Council. He also serves on the Industrial and Professional Advisory Committee of the Department of Computer Science and Engineering, College of Engineering at the Pennsylvania State University.

     Danielle F. Milano, M.D., has been Vice President -- Medical Affairs since January 1996. From October 1994 to December 1995, she was Medical Director of Rivington House Health Care Facility in New York, New York. From October 1990 to October 1994, Dr. Milano was attending physician at New York

University School of Medicine and Director of the AIDS Clinic at Bellevue Hospital in New York, New York. She is a graduate of New York University School of Medicine, completed her residency at Lenox Hill hospital and is board certified in internal medicine.

     Michael T. Brigante has been Vice President -- Finance, Chief Financial Officer, Treasurer and Secretary since October 1, 1996. Mr. Brigante was a consultant to the Company from March 1996 through September 1996. He was the sole principal in an independent consulting firm from January 1995 to February 1996. In 1988 Mr. Brigante joined MAC Products, Inc., a manufacturer of electrical parts and components, and served as chief financial officer and controller until starting his own consulting firm in January 1995. From 1986 to 1988 Mr. Brigante served as senior manager of international financial systems with the SeaLand Corporation. Mr. Brigante is a certified public accountant.

     Eric S. Kaplan, D.C., has been Senior Director of Operations and Development since August 1996. From June 1993 to August 1996, Dr. Kaplan was president of two subsidiaries of Clinicorp, Inc., Medical Diagnostic Imaging of America and Clinicare Wellness Centers. From 1978 to June 1993, he was the founder and owner of six chiropractic, weight loss, and medical clinics in south Florida.

     Robert S. Libauer has been a director of the Company since June 1995. Since 1971, he has been the managing partner of Libauer and Company, a financial consulting firm.

     James J. McMillen, M.D., has been a director of the Company since November 1994. From 1977 to the present, Dr. McMillen has been in private medical practice in St. Joseph, Missouri. He is board certified in internal medicine. Dr. McMillen is the brother of C. Thomas McMillen.

     Robert J. Mrazek has been a director of the Company since January 1995. Since 1993, Mr. Mrazek has been a legislative affairs consultant. From 1983 to January 1993, he served five consecutive terms in the U.S. House of Representatives from the 3rd Congressional District of New York.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established an Audit Committee, a Compensation Committee, and an Acquisition and Affiliation Committee.

     Audit Committee. The Audit Committee has the responsibility for reviewing and supervising the financial controls of the Company. The Audit Committee makes recommendations to the Board of Directors of the Company with respect to the Company's financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices, meets with the Company's independent public accountants concerning, among other things, the scope of audits and reports, and reviews the performance of overall accounting and financial controls of the Company. The Audit Committee consists of Mr. Mrazek, Dr. McMillen, and Mr. Libauer.

     Compensation Committee. The Compensation Committee has the responsibility for reviewing the performance of the officers of the Company and recommending to the Board of Directors of the Company salary and bonus amounts for all officers of the Company, subject to the terms of existing employment agreements. The Compensation Committee also has the responsibility for oversight and administration of the Company's long-term incentive plans and other compensatory plans. The Compensation Committee consists of Mr. Mrazek, Dr. McMillen, and Mr. Libauer.

     Acquisition and Affiliation Committee. The Acquisition and Affiliation Committee has the responsibility for reviewing and approving affiliations or strategic alliances with chiropractors and their existing chiropractic practices, corporations, governmental entities, or other entities as well as acquisitions of other businesses. Proposed acquisitions involving the issuance of equity securities of the Company will be referred to the Board of Directors. The members of the Acquisition and Affiliation Committee are Mr. McMillen, Mr. Sharer, and Mr. Libauer.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual compensation of the Company's Chief Executive Officer for services in all capacities to the Company during the Company's last fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                        ANNUAL
                                                                          FISCAL     COMPENSATION
                      NAME AND PRINCIPAL POSITION                          YEAR         SALARY
------------------------------------------------------------------------  ------     ------------
C. Thomas McMillen......................................................   1995          *
Chief Executive Officer

---------------

* Mr. McMillen did not receive any compensation nor was any compensation accrued for fiscal years 1994 or 1995 nor were any options granted to him. No other executive officer received compensation in excess of $100,000 during the Company's last fiscal year.

DIRECTOR COMPENSATION

     The Company does not currently compensate, and does not anticipate compensating its directors for their services as directors, except that each of the Company's non-employee directors, after the completion of the Offering, will receive a director's fee of $500 per meeting for attendance at Board of Directors or committee meetings. In addition, each of the Company's directors receives reimbursement of all ordinary and necessary expenses incurred in attending any meeting or any committee meeting of the Board of Directors. Currently, all directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The Company's executive officers are appointed annually and serve at the direction of the Board of Directors, subject to the terms of existing employment agreements.

EMPLOYMENT AGREEMENTS

     In July 1996, the Company entered into an employment agreement with Mr. McMillen providing for his employment, as Chairman of the Board and Chief Executive Officer, for a term expiring in March 1999. The employment agreement provides for an annual base salary for Mr. McMillen of $90,000 that shall increase to $150,000 upon the closing of the Offering. All salary payments are being accrued until the closing of the Offering and will be paid with a portion of the net proceeds of the Offering. See "Use of Proceeds." Mr. McMillen may participate in all executive benefit plans and has the use of a Company car. The agreement also provides, among other things, that if his employment is terminated without cause (as defined in the agreement), the Company will pay an amount equal to one year's base salary, payable over a one year period.

     In March 1996 the Company entered into an employment agreement with Mr. Sharer providing for his employment as President and Chief Operating Officer for a term expiring in March 1999. The employment agreement provides for an annual base salary for Mr. Sharer of $150,000 effective upon closing of this Offering, and for participation in all executive benefit plans, as well as an automobile allowance of $1,000 per month. Mr. Sharer was granted options to purchase 116,667 shares of the Company's Common Stock at an exercise price of $0.03 per share. On the date of such grant, 16,667 of those options were exercisable, of which 10,000 were exercised. The remaining options will vest in equal installments on April 1, 1997, April 1, 1998, and March 31, 1999. The agreement also provides, among other things, that, if his employment is terminated without cause (as defined in the agreement) the Company will pay to him an amount equal to one year's base salary, payable over a one year period.

     In January 1996, the Company entered into an employment agreement with Dr. Milano, providing for her employment as Vice President-Medical Affairs, for a term expiring on December 31, 1998. The employment agreement provides for an annual base salary of $120,000 beginning August 1, 1996, of which $6,000 per month will be accrued until the closing of the Offering and paid with a portion of the net proceeds of the Offering, and for participation in all executive benefit plans plus an automobile allowance of $500 per month. See "Use of Proceeds." Dr. Milano was granted options to purchase 46,667 shares of the Company's Common

Stock at an exercise price of $0.03 per share. The options have vested as to 16,667 shares and will vest as to 15,000 shares on October 1, 1997, and as to 15,000 shares on September 30, 1998. Any additional compensation Dr. Milano receives for services as a Qualified Physician (as described under "Business -- Agreements with Affiliated Chiropractors and Other Licensed
Practitioners -- Formation of Integrated Medical Centers") will be offset against her base salary. See "Certain Transactions." The agreement also provides, among other things, that, if her employment is terminated without cause (as defined in the agreement), the Company will pay her an amount equal to six month's salary, payable over a six month period.

     In October 1996, the Company entered into an employment agreement with Mr. Brigante, providing for his employment as Vice President-Finance and Chief Financial Officer, for a term expiring on September 30, 1999. The employment agreement provides for annual base salary of $60,000 until the closing of the Offering, at which time the annual base salary is to be increased to $95,000, and for participation in all executive benefit plans plus an automobile allowance of $500 per month. Mr. Brigante was granted options to purchase 40,000 shares of the Company's Common Stock at an exercise price of $0.03 per share. The options have vested as to 13,333 shares and will vest as to 13,333 shares on each of October 1, 1997 and 1998. The agreement also provides that if his employment is terminated without cause (as defined in the agreement), the Company will pay him an amount equal to six month's base salary, payable over a six month period.

     Each of the employment agreements with Messrs. McMillen, Sharer, and Brigante and with Dr. Milano requires the full-time services of such employees. Mr. McMillen's employment agreement requires that he devote a minimum of 40 hours per week to his responsibilities as Chairman and Chief Executive Officer. The agreements also contain covenants restricting the employee from engaging in any activities competitive with the business of the Company during the term of such agreement and for a period of one year thereafter, and prohibiting the employee from disclosing confidential information regarding the Company.

STOCK OPTION PLANS

     1994 Stock Option Plan. The Company's 1994 Stock Option Plan (the "1994 Plan") was adopted by the Company's Board of Directors and approved by the shareholders of the Company in December 1994. The 1994 Plan was amended by the Board of Directors, with shareholder approval, in 1995, so as to increase the number of shares available under the 1994 Plan to 400,000 from 60,000. The purpose of the 1994 Plan is to attract and retain qualified personnel, to provide additional incentives to employees, officers, directors, consultants and advisors of the Company, and to promote the Company's business. As of the date of this Prospectus, options to purchase 351,166 shares of Common Stock at a weighted average per share exercise price of $0.60 were outstanding. A total of 11,167 shares of Common Stock are available for grant under the 1994 Plan, of which options to purchase 11,000 shares will be granted to Kats Management at an exercise price per share equal to 75% of the initial public offering price per share upon consummation of the Offering. See "Business -- Expansion Strategy." The 1994 Plan will terminate in April 2004, unless sooner terminated by the Board of Directors.

     The 1994 Plan provides for the grant of both incentive stock options, intended to qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options. The Board may delegate administration of the 1994 Plan to the Compensation Committee. Subject to the limitations set forth in the 1994 Plan, the Board of Directors (or the Compensation Committee) has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each option, to determine whether an option is to be an incentive stock option or a nonqualified stock option, to establish vesting schedules, and, subject to certain restrictions, to specify the type of consideration to be paid to the Company upon exercise and to specify other terms of the options. The maximum term of options granted under the 1994 Plan is ten years. Options granted under the 1994 Plan are non-transferable and generally expire 90 days after the termination of an optionee's service to the Company.

     Although no specific vesting schedule is required under the 1994 Plan, options previously granted under the 1994 Plan have generally provided for vesting in three equal annual installments. The exercise price of incentive stock options must equal at least the fair market value of the Common Stock on the date of grant, except that the exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of such stock on the date of grant.

     1996 Stock Option Plan. In October 1996, the Board of Directors of the Company, with shareholder approval, adopted its 1996 Stock Option Plan (the "1996 Plan") covering up to 200,000 shares of the Common Stock, pursuant to which officers, directors, employees, advisors and consultants to the Company are eligible to receive incentive and/or nonqualified stock options. The 1996 Plan, which expires in September 2006, will be administrated by the Compensation Committee of the Board of Directors. The selection of participants, allotment of shares, determination of price, and other conditions relating to the grant of options will be determined by the Compensation Committee in its sole discretion. Incentive stock options granted under the 1996 Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive stock option granted under the 1996 Plan to a shareholder owning more than 10% of the outstanding Common Stock may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant. Subject to the consummation of this Offering, options to purchase an aggregate of 24,000 shares, exercisable at the initial public offering price per share for a ten-year period, will be granted to all of the members of the Company's Advisory Board. See "-- Advisory Board." No other options have been granted under the 1996 Plan.

     1996 Restricted Stock Option Plan for Health Care Professionals. In October 1996, the Board of Directors adopted, and the stockholders of the Company approved, the 1996 Restricted Stock Option Plan for Health Care Professionals (the "1996 Professionals Plan"), which expires in October 2006. The 1996 Professionals Plan permits the Company to grant nonqualified stock options to licensed health care professionals affiliated with the Company and in most cases employed by an Integrated Medical Center. The aggregate amount of Common Stock with respect to which options may be granted may not exceed 100,000 shares. The Board of Directors has delegated to the Compensation Committee the authority to grant options under such a plan, to construct and interpret such plan, and to make all other determinations and take all actions necessary or advisable for the administration of such plan. The exercise price for options granted under the 1996 Professionals Plan may be no less than 85% of the fair market value of the Common Stock on the date of grant. Options granted under the 1996 Professionals Plan will expire no later than the tenth anniversary of the date of grant. No options had been granted under the 1996 Professionals Plan as of the date of this Prospectus. See "Business -- Government
Regulation -- Federal Medicare and Medicaid Related Regulation" for a discussion of certain regulatory constraints on the grant of options under the 1996 Professionals Plan.

EXECUTIVE BONUS PLAN

     Effective January 1, 1996, the Company established an Executive Bonus Plan for Key Executives (the "Bonus Plan") to reward executive officers and other key employees based upon the performance of the Company and such individuals. Under the Bonus Plan, the Company has discretion to award bonuses in an aggregate amount equal to 10% of the Company's pre-tax income for a particular fiscal year (the "Bonus Fund"). The maximum amount of the Bonus Fund for any year is $5 million. Under the terms of existing employment agreements, which expire on various dates from December 31, 1998 through September 30, 1999, the Bonus Fund has been allocated as follows: 30% to Mr. McMillen, 30% to Mr. Sharer, 10% to Mr. Brigante, 10% to Dr. Milano, and 20% to Dr. Kaplan. Awards under the Bonus Fund are not exclusive of other bonuses that may be awarded by the Board of Directors or the Compensation Committee from time to time.

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

     The Company has included in its Certificate of Incorporation and By-laws provisions to (i) eliminate the personal liability of its directors and officers for monetary damages resulting from breaches of their fiduciary duty (provided that such provisions do not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law, or for any transaction from which the director and/or officer derived an improper personal benefit), and (ii) indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

     The Company has not entered into indemnification agreements with any of its directors and officers with the exceptions of the Company's Vice President-Medical Affairs in her capacity as the sole stockholder, officer, and director of an Illinois professional corporation formed in connection with an Integrated Medical Center, and with the Company's President in his capacity as an officer of certain medical corporations in Florida and Virginia affiliated with the Company. The Company may in the future enter into separate indemnification agreements with its directors and officers containing provisions which may in some respects be broader than the specific indemnification provisions contained in the Company's Certificate of Incorporation and By-laws.

ADVISORY BOARD

     Subject to the consummation of the Offering, the Company has established an Advisory Board (the "Advisory Board") initially comprised of three members with experience in the areas of scientific, clinical, and regulatory strategy and standards. The Advisory Board will meet periodically with the Company's Board of Directors and management to discuss matters relating to the Company's business activities. Members of the Advisory Board will be reimbursed by the Company for out-of-pocket expenses incurred in serving on the Advisory Board. The Company will grant to members of the Advisory Board, subject to the consummation of this Offering, options to purchase up to 24,000 shares of Common Stock at an exercise price equal to the initial public offering price per share, vesting over three years. The members of the Company's Advisory Board and their primary professional or academic affiliations are listed below.

     Marc S. Micozzi, M.D., Ph.D., is Chairman of the Advisory Board and Distinguished Scientist in the American Registry of Pathology, Inc., and the executive director of the College of Physicians of Philadelphia. From 1986 to 1995, he served as the founding Director of the National Museum of Health and Medicine in Washington, working with former Surgeon General C. Everett Koop, S.D. to develop national health education programs for health professionals and the public. Prior to 1986, Dr. Micozzi was a Senior Investigator at the National Cancer Institute, National Institutes of Health, Bethesda, Maryland. He recently authored the Fundamentals of Complementary and Alternative Medicine, a textbook for physicians and medical students that lays the foundation for a broad understanding of complementary and alternative medicine. He was the founding editor of the Journal of Alternative and Complementary Medicine.

     Richard A Lippin, M.D., is currently the Corporate Medical Director for ARCO Chemical Company where he is responsible for the management of occupational and environmental medical programs for ARCO Chemical Company worldwide. Dr. Lippin has served on the Board of Directors of the American College of Occupational and Environmental Medicine and currently serves on the governing council of the College of Physicians of Philadelphia. He is also a member of the faculty at Thomas Jefferson University in Philadelphia, Pennsylvania. Dr. Lippin is the founder and immediate past president of the International Arts and Medicine Association.

     James M. Rippe, M.D., is currently the Director of the Center for Clinical and Lifestyle Research and Associate Professor of Medicine (Cardiology) at Tufts University School of Medicine. Dr. Rippe has written over 100 publications on issues in medicine, health and fitness, and weight management. He has also written 14 books including seven medical texts and seven books on health and fitness for the general public. His recent book, Fit Over Forty, was published in May 1996. Dr. Rippe has served as a Senior Medical Advisor on corporate fitness to Johnson and Johnson Health Management. He serves as Chairman of the Advisory Board for the "Healthy Growing Up" program. Dr. Rippe is Medical and Child Development Director for the Discovery Zone and also serves as the Medical Advisor of the International Health, Racquet, and Sports Club Association and the Association of Quality Clubs. In 1989, Dr. Rippe was named Fitness Educator of the Year by the International Dance Exercise Association ("IDEA"). In 1990 he was named one of the 10 national "Healthy American Fitness Leaders" by the United States Jaycees and the President's Council on Physical Fitness and Sports. In 1992, he received a Lifetime Achievement Award from IDEA.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's voting securities as of December 16, 1996, prior to the Offering, and after the Offering, assuming the automatic conversion of all outstanding shares of Series A Preferred Stock into Common Stock on the effective date of the Offering and as adjusted to reflect the sale of the Shares offered hereby by (i) each shareholder known by the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, (ii) each director of the Company and (iii) all officers and directors of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such securities, subject to community property laws where applicable.

                                              NUMBER OF SHARES              PERCENTAGE OF CLASS
                                                  OF CLASS                  BENEFICIALLY OWNED
                                                BENEFICIALLY       -------------------------------------
          NAME OF BENEFICIAL OWNER                 OWNED           BEFORE OFFERING       AFTER OFFERING
--------------------------------------------  ----------------     ----------------     ----------------
COMMON STOCK
C. Thomas McMillen(1).......................       394,500               55.2%                21.2%
725 Independence Avenue, S.E.
Washington, D.C. 20003
Robert S. Libauer(2)........................        79,199               11.0%                 4.2%
3701 Old Court Road, Unit 9
Baltimore, MD 21208
Danielle F. Milano, M.D.(3).................        22,667                3.1%                 1.2%
725 Independence Avenue, S.E.
Washington, D.C. 20003
Robert J. Mrazek(4).........................        16,500                2.3%               *
301 Constitution Ave., N.E.
Washington, D.C. 20002
E. Eugene Sharer(5).........................        16,667                2.3%               *
725 Independence Avenue, S.E.
Washington, D.C. 20003
Michael T. Brigante(6)......................        13,333                1.8%               *
725 Independence Avenue, S.E.
Washington, D.C. 20003
James J. McMillen, M.D.(4)..................         6,000              *                    *
4004 Miller Road
St. Joseph, MO 64505
Reach Laboratories, Inc.....................       110,000               15.4%                 5.9%
1000 NBC Center
Lincoln, NE 68508
R. Michael Floyd............................        72,866               10.2%                 3.9%
5817 Ogden Court
Bethesda, MD 20816
All officers and directors as a group (seven
  persons)..................................       526,366               69.4%                27.6%
PREFERRED STOCK
Zev E. Kaplan...............................           500               37.0%                   --
3012 W. Charleston Boulevard
Suite 140
Las Vegas, NV 89102
Joel Babbit.................................           300               22.2%                   --
3350 Peachtree Road
Suite 1550
Atlanta, GA 30324

                                              NUMBER OF SHARES
                                                  OF CLASS                  PERCENTAGE OF CLASS
                                                BENEFICIALLY                BENEFICIALLY OWNED
          NAME OF BENEFICIAL OWNER                 OWNED           BEFORE OFFERING       AFTER OFFERING
                                                                       -------               -----
Peter G. Kelly..............................           250               18.5%                   --
211 North Union Street
Suite 300
Alexandria, VA 22314
George C. Finley............................           100                7.4%                   --
95 Glastonbury Boulevard
Glastonbury, CT 06033
Pamela H. Shriver...........................           100                7.4%                   --
2510 Stone Mill Road
Baltimore, MD 21208

---------------

* Percentage ownership is less than 1%

(1) Includes 34,500 shares as to which Mr. McMillen has sole voting power until December 31, 2000, pursuant to irrevocable proxies from four other holders of Common Stock. See "Certain Transactions."

(2) Includes 6,333 shares subject to warrants currently exercisable.

(3) Includes 16,667 shares subject to stock options currently exercisable. Excludes 3,333 shares subject to warrants that are currently exercisable and owned by Dr. Milano's father, as to which she disclaims beneficial interest.

(4) Mr. Mrazek and Dr. McMillen have each given Mr. McMillen an irrevocable proxy to vote their respective shares until December 31, 2000. See "Certain Transactions."

(5) Includes 6,667 shares subject to stock options currently exercisable.

(6) Includes 13,333 shares subject to stock options currently exercisable.

                            SELLING SECURITY HOLDERS

     The registration statement, of which this Prospectus forms a part, also relates to the registration by the Company, for the account of the Selling Security Holders, of an aggregate of (i) 157,142 shares of Common Stock (assuming an initial public offering price per Share of $7.00) issuable upon exercise of the Bridge Warrants, and (ii) the Bridge Warrants. The Selling Security Holders' Securities are not being underwritten by the Representative in connection with this Offering. The Selling Security Holders have agreed with the Company not to directly or indirectly offer, sell, transfer or otherwise encumber or dispose of any of their Common Stock for a period of 90 days after the date of this Prospectus without the consent of the Representative. See "Shares Eligible for Future Sale" and "Underwriting."

     The sale of the Selling Security Holders' Securities by the Selling Security Holders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Security Holders) in the over-the-counter market or in negotiated transactions, or through the writing of options on the Selling Security Holders' Securities, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

     The Selling Security Holders may effect such transactions by selling the Selling Security Holders' Securities directly to purchasers, through broker-dealers acting as agents for the Selling Security Holders, or to broker-dealers who may purchase shares as principals and thereafter sell the Selling Security Holders' Securities from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

     The Selling Security Holders and broker-dealers, if any, acting in connection with such sales, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit upon the resale of such securities might be deemed to be underwriting discounts and commissions under the Securities Act.

     Sales of any shares of Common Stock by the Selling Security Holders may depress the price of the Common Stock in any market that may develop for the Common Stock.

     The following table sets forth certain information with respect to Selling Security Holders for whom the Company is registering shares of Common Stock and Bridge Warrants for resale to the public. None of the Selling Security Holders has had any position with, held any office, or had any other material relationship with the Company except that Complete Management, Inc. has signed a letter of intent with the Company to develop Integrated Medical Centers in the New York City metropolitan area and Jason Elkin is a consultant to the Company. See "Business -- Expansion Strategy" and "Certain Transactions."

                                                     AMOUNT OF        AMOUNT OF             AMOUNT OF
                                                     SECURITIES    SECURITIES BEING     SECURITIES OWNED
                       NAME                          OWNED(1)         REGISTERED        AFTER OFFERING(2)
---------------------------------------------------  ---------     ----------------     -----------------
Complete Management, Inc.
  Common Stock.....................................    57,142           57,142                 -0-
  Bridge Warrants..................................    57,142           57,142                 -0-
Jason Elkin(3)
  Common Stock.....................................    21,429           21,249                 -0-
  Bridge Warrants..................................    21,429           21,249                 -0-
Joseph D. Gersh
  Common Stock.....................................     7,143            7,143                 -0-
  Bridge Warrants..................................     7,143            7,143                 -0-
Kanter Family Foundation
  Common Stock.....................................     7,143            7,143                 -0-
  Bridge Warrants..................................     7,143            7,143                 -0-
Stefanie Rubin
  Common Stock.....................................     7,143            7,143                 -0-
  Bridge Warrants..................................     7,143            7,143                 -0-
Arthur Steinberg
  Common Stock.....................................     3,571            3,571                 -0-
  Bridge Warrants..................................     3,571            3,571                 -0-
Robert Steinberg
  Common Stock.....................................     3,571            3,571                 -0-
  Bridge Warrants..................................     3,571            3,571                 -0-
Glenn Sutton, III
  Common Stock.....................................     7,143            7,143                 -0-
  Bridge Warrants..................................     7,143            7,143                 -0-
Universal Partners, L.P.
  Common Stock.....................................     7,143            7,143                 -0-
  Bridge Warrants..................................     7,143            7,143                 -0-
Christine Wally
  Common Stock.....................................     7,143            7,143                 -0-
  Bridge Warrants..................................     7,143            7,143                 -0-
Winfield Capital Corporation
  Common Stock.....................................    28,571           28,571                 -0-
  Bridge Warrants..................................    28,571           28,571                 -0-

---------------

(1) Number of shares of Common Stock represents number of shares issuable upon exercise of the Bridge Warrants.

(2) Assumes that all Bridge Warrants will be exercised and that all shares issuable upon such exercise will be sold.

(3) Mr. Elkin also holds currently exercisable options to purchase 5,000 shares of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Seven of the Company's eight Integrated Medical Centers are owned by CWC LLC. The Company is the managing member of CWC LLC and owns 1% of its membership interests. As managing member the Company receives (i) a base fee of $7,500 per month, increased by $2,000 per month for each clinic acquired and/or managed by CWC LLC in excess of two clinics, and (ii) a commission in an amount equal to 1% of the prior year's revenue of any new clinic acquired and/or managed by CWC LLC. In addition, the Company is entitled to receive 50% of any cash flow distributions after the other members of CWC LLC have received a 12% preferred cumulative non-compounded annual return. The Company, as managing member, has the authority and responsibility to make substantially all management decisions for CWC LLC. In addition, the holders of more than 50% of the CWC LLC membership interests have granted the Company an irrevocable proxy to vote their membership interests as the Company sees fit. The proxy is valid for the life of CWC LLC. As a result of these irrevocable proxies, the financial statements of the Company and CWC LLC are consolidated for financial reporting purposes. In the future, the Company does not plan to open any additional Integrated Medical Centers owned directly or indirectly by CWC LLC, nor does it plan for CWC LLC to raise any additional capital.

     The Company has an option to purchase all of the membership interests of CWC LLC at an exercise price in an amount such that the other members would receive a 12% preferred, cumulative, non-compounded, annual return plus a multiple of their capital contributions ranging from 2 in the first year (1997) to 4 in the seventh year (2003), after taking into account any previously returned capital contribution and preferred cumulative return. The exercise price is payable to the members within 120 days of the Company's exercise of the option. The price may be paid, at the Company's election, either in cash, or, if any class of the Company's securities is publicly traded, 75% in cash and 25% in securities of that class valued at their initial public offering price. If securities constitute part of the exercise price, the securities will not be registered under the Securities Act or applicable state securities laws.

     CWC LLC has outstanding 13.3 Class A Units (membership interests other than that of the managing member). The following officers and directors of the Company or members of their immediate family hold the following interests in CWC
LLC: a trust for the benefit of Wilma Sharer, the spouse of the Company's President and Chief Operating Officer, holds two Class A Units; Danielle Milano, the Company's Vice President-Medical Affairs, holds 1/5 of one Class A Unit; Jill Brigante, as custodian for Virginia Brigante and Jacqueline Brigante, the minor children of Michael Brigante, the Company's Vice President-Finance and Chief Financial Officer, holds 1/5 of one Class A Unit and 11/50 of one Class A Unit, respectively; and Robert Libauer, a director of the Company, holds 2
19/50 Class A Units. Each such person granted to the Company an irrevocable proxy to vote such person's respective ownership interest in CWC LLC.

     In August 1996, the Company entered into a consulting agreement with J.E.M., Inc. ("JEM"), the sole stockholders of which are Dr. Kaplan, the Company's Senior Director of Operations and Development, and his wife. Under the terms of the consulting agreement, JEM agreed to provide advice and assistance to the Company in connection with identifying and affiliating with chiropractors and their existing chiropractic practices and identifying, acquiring, and/or managing businesses engaged in providing services ancillary to those provided by Integrated Medical Centers. The Company agreed to pay JEM $6,000 per month for its services. The term of the consulting agreement expires in August 1999 and may be terminated sooner by mutual agreement of the parties, by the Company for "cause," defined as a violation by JEM of any material provision of the consulting agreement not remedied within 30 days after notification or JEM's conviction of a felony, upon termination of the employment agreement between Dr. Kaplan and the Company, or JEM's failure to meet certain performance goals.

     The Company, Mr. McMillen, Dr. McMillen, Mr. Mrazek, two other holders of Common Stock and all holders of Series A Preferred Stock are parties to a certain Stockholders' Agreement dated March 20, 1995 (the "Stockholders' Agreement"), pursuant to which such stockholders agreed to various restrictions on their ability to transfer the shares of Common Stock or Series A Preferred Stock owned by them, among other things. The holders of the Series A Preferred Stock, voting together as a class, were given the right to elect one director to the Company's Board of Directors. The holders of the Series A Preferred Stock have not exercised this right to date. In addition, the holders of both the Series A Preferred Stock and the holders of Common Stock who are parties to the Stockholders' Agreement were given the preemptive right to purchase a pro rata portion of any issuance of equity securities of the Company other than issuances pursuant to the exercise of options granted under the 1994 Plan. The preemptive rights do not apply to any public offering of equity securities pursuant to a registration statement filed with the Commission, and expire in such event. All such holders have waived their preemptive rights for each issuance of equity securities by the Company prior to the date of this Prospectus other than pursuant to the exercise of stock options. The Stockholders' Agreement is to expire on March 20, 2015 or upon the earlier voluntary written agreement of the Company and such stockholders. The Company believes that the parties to the Stockholders' Agreement will agree to terminate it upon the consummation of this Offering.

     Dr. Milano is a "Qualified M.D." and serves as an officer, director, and the sole stockholder of an Integrated Medical Center in Illinois, Complete Wellness Medical Center of East Main Street, Carbondale, P.C. ("CWC Carbondale"). See "Business -- Agreements With Affiliated Chiropractors and Other Licensed Practitioners -- Formation of Integrated Medical Centers." In October 1996, Dr. Milano, CWC Carbondale, and the Company entered into a Stock Transfer Agreement (the "Stock Transfer Agreement") pursuant to which (i) Dr. Milano agreed not to sell, encumber, or otherwise transfer the shares of stock in CWC Carbondale owned by her without the written consent of CWC Carbondale and the Company and (ii) the Company has the right to direct the transfer of all or part of such shares to such transferee as it may designate for the sum of ten dollars, provided that the transferee is licensed to practice medicine in the State of Illinois. In order to facilitate the transfer, the Stock Transfer Agreement required the contemporaneous execution by Dr. Milano of a stock transfer assignment, a resignation as an officer and director of CWC Carbondale, and an Agreement for Sale of Business by Transfer of Capital Stock under which Dr. Milano agreed to transfer her shares in CWC Carbondale for the sum of ten dollars to a transferee to be designated by the Company for this purpose. In accordance with the Stock Transfer Agreement, the Company holds the stock transfer assignment, the resignation, and the Agreement for Sale of Business by Transfer of Capital Stock in escrow. Additionally, the Stock Transfer Agreement prohibits Dr. Milano, without prior written consent of CWC Carbondale and the Company, from amending the charter or bylaws of CWC Carbondale, agreeing to the merger or consolidation of CWC Carbondale with or into another corporation, dissolving or liquidating CWC Carbondale, authorizing the issuance of any additional shares of stock of CWC Carbondale, or approving any contract with Dr. Milano herself, members of her family, or related parties. The Company and Dr. Milano also entered into an indemnification agreement pursuant to which the Company agreed to indemnify her from and against claims made against her in her capacity as an officer or director of CWC Carbondale. See "Management -- Limitation of Directors' and Officers' Liability and Indemnification."

     As of the date of this Prospectus, the Company has advanced approximately $37,000 to Mr. McMillen without interest. Mr. McMillen has agreed to repay such amount upon consummation of the Offering.

     Dr. McMillen, Mr. Mrazek, and two other individuals have each given Mr. McMillen a proxy to vote on their behalf all of the shares of Common Stock owned by them. Each proxy is irrevocable and valid until December 31, 2000. See "Principal Stockholders."

     The Company believes that all prior transactions between the Company, its officers, directors or other affiliates of the Company have been on terms no less favorable than could have been obtained from unaffiliated third parties. Any future transactions with officers, directors, 5% stockholders or affiliates must be for valid business reasons, be on terms no less favorable to the Company than could be obtained from unaffiliated third parties, and be approved by a majority of the independent outside members of the Company's Board of Directors who do not have an interest in the transaction.

                           DESCRIPTION OF SECURITIES

GENERAL

     The Company is authorized by its Certificate of Incorporation to issue an aggregate of 10,000,000 shares of Common Stock, par value $.0001665 per share, and 2,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), of which 1,500 shares are designated as the Series A Preferred Stock. As of September 30, 1996, 714,967 shares of Common Stock were outstanding and held of record by nine stockholders, and 1,350 shares of Series A Preferred Stock were outstanding and held of record by seven stockholders. Upon consummation of this Offering, the outstanding shares of Series A Preferred Stock will automatically convert into 145,800 shares of Common Stock, and an aggregate of 1,860,767 shares of Common Stock will be outstanding.

COMMON STOCK

     Holders of the Common Stock are entitled to one vote per share and, subject to the rights of the holders of the Preferred Stock, to receive dividends when and as declared by the Board of Directors, and to share ratably in the assets of the Company legally available for distribution in the event of the liquidation, dissolution or winding up of the Company. Holders of the Common Stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights other than holders of Common Stock who are parties to the Stockholders' Agreement, as and to the extent provided in the Stockholders' Agreement. See "Certain Transactions." In the event the Company were to elect to sell additional shares of its Common Stock following this Offering, investors in this Offering would have no prior right to purchase such additional shares. As a result, their percentage equity interest in the Company would be diluted. The shares of Common Stock offered hereby will be, when issued and paid for, fully paid and not liable for further call or assessment. Holders of the Common Stock do not have cumulative voting rights, which means that the holders of more than half of the outstanding shares of Common Stock (subject to the rights of the holders of the Preferred Stock) can elect all of the Company's directors, if they choose to do so. In such event, the holders of the remaining shares of Common Stock would not be able to elect any directors. The Board is empowered to fill any vacancies on the Board. Except as otherwise required by Delaware Law, and subject to the rights of the holders of Preferred Stock, all stockholder action is taken by vote of a majority of the outstanding shares of Common Stock voting as a single class present at a meeting of stockholders at which a quorum (consisting of a majority of the outstanding shares of the Common Stock) is present in person or by proxy.

PREFERRED STOCK

     Preferred Stock may be issued in one or more series and having such rights, privileges and limitations, including voting rights, conversion privileges and/or redemption rights, as may, from time to time, be determined by the Board of Directors of the Company. Preferred Stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors deems to be appropriate. In the event that any such shares of Preferred Stock are to be issued, a Certificate of Designation, setting forth the series of such Preferred Stock and the relative rights, privileges and limitations with respect thereto, shall be filed with the Secretary of State of the State of Delaware. The effect of such Preferred Stock is that the Company's Board of Directors alone, within the bounds and subject to the federal securities laws and Delaware law, may be able to authorize the issuance of Preferred Stock which could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

     The Company has designated 1,500 shares as Series A Preferred Stock and has issued 1,350 shares of these shares. The holders who purchased 1,350 shares of the Series A Preferred Stock and whose shares will convert into 145,800 shares Common Stock upon this Offering, have certain piggyback registration rights. Accordingly, if the Company proposes to register any of its securities, either for its own account or for the account of other stockholders, the Company is required to notify such holders and to include in such registration all of the 145,800 shares of Common Stock requested to be included by them, subject to the discretion of the managing underwriter. The holders of Series A Preferred Stock have agreed that they will not seek to register any of their securities as part of this Offering. In addition, such holders have entered into lock-up agreements with the Representative. See "Shares Eligible for Future Sale" and "Underwriting".

WARRANTS

     The following is a summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between the Company and American Stock Transfer & Trust Company (the "Warrant Agent"). A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

     Exercise Price and Terms. Each Warrant entitles the registered holder thereof to purchase, at any time, one share of Common Stock at a price of $
per share [120% of the initial public offering price per share of Common Stock], subject to adjustment in accordance with the anti-dilution and other provisions
referred to below, at any time commencing           , 1997 [six months after the
date of this Prospectus] until           , 2002 [five years after the date of
this Prospectus]. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price. No fractional shares will be issued upon the exercise of the Warrants.

     Adjustments. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock, or sale by the Company of shares of its Common Stock or other securities convertible into Common Stock (exclusive of options and shares under the 1994 Plan, 1996 Plan and 1996 Professionals Plan, and other limited exceptions) at a price below the then applicable exercise price of the Warrants. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company, in order to enable warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that have been purchased upon the exercise of the Warrant.

     Redemption Provisions.  Commencing           , 1998 [18 months after the
date of this Prospectus], the Warrants are subject to redemption, in whole but not in part, at $.10 per Warrant on 30 days' prior written notice, provided that the average closing bid price of the Common Stock as reported on Nasdaq equals
or exceeds $     per share [160% of the initial public offering price] (subject to adjustment for stock dividends, stock splits, combinations or reclassifications of the Common Stock), for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. In the event the Company exercises the right to redeem the Warrants, such Warrants will be exercisable until the close of business on the business day immediately preceding the date for redemption fixed in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

     Transfer, Exchange and Exercise. The Warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time (or commencing six months from the date of this Prospectus with respect to exercise) on or prior to their expiration date five years from the date of this Prospectus, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

     Modification of Warrants. The Company and the Warrant Agent may make such modifications to the Warrants as they deem necessary and desirable that do not adversely affect the interests of the Warrant holders. The Company may, in its sole discretion, lower the exercise price of the Warrants for a period of not less than 30 days on not less than 30 days' prior written notice to the Warrant holders and the Representative. Modification of the number of securities purchasable upon the exercise of any Warrant, the exercise price and the expiration date with respect to any Warrant requires the consent of two-thirds of the warrant holders. No other modifications may be made to the Warrants without the consent of two-thirds of the warrant holders. The Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company will use its best efforts to have all of the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there can be no assurance that it will be able to do so. The Warrants are separately transferable immediately upon issuance. Although the Securities will not knowingly be sold to purchasers in jurisdictions in which the Securities are not registered or otherwise qualified for sale, purchasers might buy Warrants in the after-market or may move to jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants, and holders of Warrants would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised.

ANTI-TAKEOVER PROVISIONS

     Upon consummation of this Offering, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws, by action of its stockholders, to exempt itself from coverage, provided that such bylaw or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. The Company has not adopted such an amendment to its Certificate of Incorporation or Bylaws.

TRANSFER AGENT AND REGISTRAR AND WARRANT AGENT

     The Transfer Agent and Registrar for the Common Stock and the Warrant Agent for the Warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, 1,860,767 shares of Common Stock and 1,000,000 Warrants will be outstanding. The 1,000,000 shares of Common Stock and 1,000,000 Warrants sold in the Offering (1,150,000 shares of Common Stock and 1,150,000 Warrants if the Over-allotment Option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act unless acquired by an "affiliate" of the Company (as that term is defined in the Securities Act) which securities will be subject to the resale limitations of Rule 144 under the Securities Act ("Rule 144"). In addition, the Company has agreed that the Bridge Warrants and the shares of Common Stock issuable upon exercise of the Bridge Warrants would be included in the registration statement of which this Prospectus forms a part. Assuming a price per Share of $7.00 in this Offering, a total of 157,142 shares of Common Stock will be issuable upon exercise of the Bridge Warrants. The Selling Security Holders have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate, or otherwise encumber or dispose of any such shares for a period of 90 days after the date of this Prospectus without the consent of the Representative.

     The remaining 860,767 shares of Common Stock which will be outstanding upon consummation of the Offering were issued by the Company in transactions that were exempt from the registration requirements under the Securities Act at various times from November 1994 through August 1996, and are therefore "restricted securities" within the meaning of Rule 144 ("Restricted Securities"). In general, Rule 144 allows a person who has beneficially owned Restricted Securities for at least two years, including persons who may be deemed affiliates of the Company, to sell, within any three-month period, up to the number of Restricted Securities that does not exceed the greater of (i) one percent of the Common Stock or other units of the class outstanding, and (ii) the average weekly trading volume in such securities during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. A person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned his Restricted Securities for at least three years would be entitled to sell such Restricted Securities without regard to the volume limitations described above and the other conditions of Rule 144.

     Notwithstanding the foregoing, each officer and director of the Company, substantially all holders of the shares of Common Stock and all holders of any options, warrants or other securities convertible, exercisable or exchangeable for shares of Common Stock have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber or dispose of any of the Company's securities, whether presently owned, for a period of 13 months after the date of this Prospectus without the prior written consent of the Representative (the "Lock-Up Period"). An appropriate legend shall be marked on the back of the stock certificates representing all such securities. Market sales of a substantial number of shares of Common Stock, or the availability of such shares for sale in the public market, could adversely affect prevailing market prices of the Common Stock. In addition, sales of either the Warrants or the underlying shares of Common Stock or even the existence of the Warrants, may depress the price of the Common Stock or the Redeemable Warrants in any market which may develop for such securities. Upon the termination of the Lock-Up Period, approximately 713,100 Restricted Securities will be immediately eligible for sale in the public market in reliance on Rule 144. The Commission has proposed certain amendments to Rule 144 that would reduce by one year the holding periods required for shares subject to Rule 144 to become eligible for resale in the public market. This proposal, if adopted, would increase the number of shares of Common Stock eligible for immediate resale following the expiration of the Lock-up Period. No assurance can be given as to whether or when the proposal will be adopted by the Commission.

     A total of 700,000 shares of Common Stock are reserved for issuance under the Company's three stock option plans. Upon completion of the Offering, options to purchase an aggregate of 144,331 shares of Common Stock will be outstanding. Each holder of options has agreed not to sell the shares issuable upon exercise of such options until the expiration of the Lock-Up Period. Upon expiration of the Lock-Up Period, options to purchase 323,550 shares will be exercisable. The Company intends to file a registration statement on Form S-8 registering all shares issuable upon exercise of options granted under the plans and, upon such registration, such shares will be eligible for resale in the public market.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom National Securities Corporation is acting as representative (in such capacity, the "Representative"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters on a firm commitment basis, the respective number of shares of Common Stock and Warrants set forth opposite their names:

                                                                      NUMBER OF
                                                                      SHARES OF       NUMBER OF
                           UNDERWRITERS                              COMMON STOCK     WARRANTS
-------------------------------------------------------------------  ------------     ---------
National Securities Corporation....................................
                                                                     ------------     ---------
          Total....................................................   1,000,000       1,000,000
                                                                     ===========       ========

     The Underwriters are committed to purchase all the shares of Common Stock and Warrants offered hereby, if any of such Securities are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to conditions precedent specified therein.

     The Company has been advised by the Representative that the Underwriters propose initially to offer the Securities to the public at the initial public offering prices set forth on the cover page of this Prospectus and to certain
dealers at such prices less concessions not in excess of $          per share of
Common Stock and $          per Warrant. Such dealers may reallow a concession
not in excess of $          per share of Common Stock and $          per Warrant
to certain other dealers. After the commencement of the Offering, the public offering price, concession and reallowance may be changed by the Representative.

     The Representative has informed the Company that it does not expect sales to discretionary accounts by the Underwriters to exceed five percent of the Securities offered hereby.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make. The Company has also agreed to pay to the Representative a non-accountable expense allowance equal to 3% of the gross proceeds derived from the sale of the Securities underwritten, of which $50,000 has been paid to date.

     The Company has granted to the Underwriters an Over-allotment Option, exercisable during the 45-day period from the date of this Prospectus, to purchase up to an additional 150,000 shares of Common Stock and/or an additional 150,000 Warrants at the initial public offering price per Share and per Warrant, respectively, offered hereby, less underwriting discounts and the non-accountable expense allowance. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the Securities offered hereby. To the extent such option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional Securities proportionate to its initial commitment.

     All officers and directors of the Company, substantially all stockholders of the Company, and all holders of any options, warrants or other securities convertible, exercisable or exchangeable for Common Stock have agreed not to offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge or otherwise dispose of any beneficial interest in such securities for a period of 13 months following the date of this Prospectus without the prior written consent of the Representative ("Lock-up Period"). An appropriate legend shall be marked on the face of certificates representing all such securities. The Selling Security Holders have agreed not to offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge or otherwise dispose of any beneficial interest in the Common Stock issuable upon exercise of the Bridge Warrants for a period of 90 days following the date of this Prospectus without the consent of the Representative.

     In connection with this Offering, the Company has agreed to sell to the Representative, for nominal consideration, warrants to purchase from the Company up to 100,000 shares of Common Stock and/or up to 100,000 Warrants (the "Representative's Warrants"). The Representative's Warrants are initially
exercisable at a price of $          per share [120% of the initial public
offering price per share of Common Stock] and $          per Warrant [120% of
the initial public offering price per Warrant] for a period of four years, commencing at the beginning of the second year after their issuance and sale. The Representative's Warrants provide for adjustment in the number of shares of Common Stock and Warrants issuable upon the exercise thereof as a result of certain subdivisions and combinations of the Common Stock. The Representative's Warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise thereof.

     The Underwriting Agreement provides that the Representative has a right of first refusal for a period of three years from the effective date of the Registration Statement with respect to any sale of securities by the Company or any of its present or future affiliates or subsidiaries.

     Prior to this Offering, there has been no public market for the Common Stock or the Warrants. Consequently, the initial public offering prices of the Common Stock and the Warrants and the exercise price of the Warrants have been determined by negotiation between the Company and the Representative and do not necessarily bear any relationship to the Company's asset value, net worth, or other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure, the market for initial public offerings and certain other factors as were deemed relevant.

     Upon the exercise of any Warrants more than one year after the date of this Prospectus, which exercise was solicited by the Representative, and to the extent not inconsistent with the guidelines of the National Association of Securities Dealers, Inc. ("NASD") and the Rules and Regulations of the Commission, the Company has agreed to pay the Representative a commission that will not exceed 5% of the aggregate exercise price of such Warrants in connection with bona fide services provided by the Representative relating to any warrant solicitation undertaken by the Representative. In addition, the individual must designate the firm entitled to payment of such warrant solicitation fee. A warrant solicitation fee will be paid only to the Representative or another NASD member when such NASD member is specifically designated in writing as the soliciting broker. However, no compensation will be paid to the Representative in connection with the exercise of the Warrants if
(a) the market price of the Common Stock is lower than the exercise price, (b) the Warrants are held in a discretionary account, or (c) the exercise of the Warrants is not solicited by the Representative . Unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, the Representative and any soliciting broker-dealers will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities for the period from nine business days (or such other applicable period(s) as Rule 10b-6 may provide) prior to any solicitation of the exercise of the Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Representative and any soliciting broker-dealers may have to receive a fee for the exercise of the Warrants following such solicitation. As a result, the Representative and any soliciting broker-dealers may be unable to continue to provide a market for the Common Stock or Warrants during certain periods while the Warrants are exercisable. If the Representative has engaged in any of the activities prohibited by Rule 10b-6 during the periods described above, the Representative has undertaken to waive unconditionally its rights to receive a commission on the exercise of such Warrants.

     In August 1996, the Representative acted as a non-exclusive placement agent for a portion of the Bridge Financing. The Representative received a 10% commission in the amount of $40,000.

     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Storch & Brenner, Washington, D.C. A partner of Storch & Brenner owns 8,400 shares of the Company's Common Stock. Winston & Strawn, Chicago, Illinois has served as special regulatory counsel to the Company. Orrick, Herrington & Sutcliffe LLP, New York, New York, has acted as counsel to the Underwriters in connection with this Offering.

                                    EXPERTS

     The consolidated financial statements of Complete Wellness Centers, Inc. as of December 31, 1995, and for the year then ended and for the period from the date of inception (November 17, 1994) through December 31, 1994, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement under the Securities Act with respect to the Securities offered hereby. This Prospectus, filed as a part of the Registration Statement, does not contain certain information set forth in or annexed as exhibits to the Registration Statement. For further information regarding the Company and the Securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof, which may be inspected at the office of the Commission without charge or copies of which may be obtained therefrom upon request to the Commission and payment of the prescribed fee. Statements contained in this Prospectus and the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and such exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material is also available electronically by means of the Commission's home page on the Internet at http:/www.sec.gov.

                        COMPLETE WELLNESS CENTERS, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE PERIOD FROM THE DATE OF INCEPTION (NOVEMBER 17, 1994)
                  THROUGH DECEMBER 31, 1994 AND AS OF AND FOR
                   THE YEAR ENDED DECEMBER 31, 1995 (AUDITED)
                      WITH REPORT OF INDEPENDENT AUDITORS,
                      AND FOR THE NINE-MONTH PERIODS ENDED
                    SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

                                    CONTENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Auditors........................................................   F-2
Consolidated Financial Statements
  Consolidated Balance Sheets.........................................................   F-3
  Consolidated Statements of Operations...............................................   F-4
  Consolidated Statements of Stockholders' Deficit....................................   F-5
  Consolidated Statements of Cash Flows...............................................   F-6
Notes to Consolidated Financial Statements............................................   F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Complete Wellness Centers, Inc.

     We have audited the accompanying consolidated balance sheet of Complete Wellness Centers, Inc. (the "Company"), as of December 31, 1995 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year then ended and for the period from the date of inception (November 17, 1994) through December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1995 and the consolidated results of its operations and its cash flows for the year then ended and for the period from the date of inception (November 17, 1994) through December 31, 1994 in conformity with generally accepted accounting principles.

                                                    Ernst & Young LLP

Washington, DC
July 18, 1996, except for Notes 1, 5 and 7 as to which the date is November 13, 1996

                        COMPLETE WELLNESS CENTERS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                      SEPTEMBER 30,
                                                                                          1996
                                                                     DECEMBER 31,     -------------
                                                                         1995
                                                                     ------------      (UNAUDITED)
                                              ASSETS
Current assets:
  Cash and cash equivalents........................................   $   63,834       $   722,293
  Patient receivables, net of allowance for doubtful accounts
     of $5,650 and $61,608.........................................        3,120           573,519
  Advances to officers and other assets............................        1,753            37,012
                                                                      ----------       -----------
Total current assets...............................................       68,707         1,332,824
Furniture and equipment, net.......................................       57,324           217,088
                                                                      ----------       -----------
Total assets.......................................................   $  126,031       $ 1,549,912
                                                                      ==========       ===========
                               LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable.................................................   $  135,925       $   206,103
  Accrued liabilities..............................................           --           463,982
  Notes payable....................................................          730         1,100,730
                                                                      ----------       -----------
Total current liabilities..........................................      136,655         1,770,815
Convertible note payable...........................................       25,000            25,000
Minority interest..................................................       24,543           326,793
Stockholders' deficit:
  Preferred Stock, $.01 par value per share, 2,000,000 shares authorized of which 1,500 are designated Series A, 12%
     Cumulative Convertible Preferred Stock, 1,350 shares issued
     and outstanding...............................................           14                14
  Common Stock, $.0001665 par value per share; 10,000,000 shares authorized, 567,300 shares issued and outstanding, 714,967 shares issued and outstanding at December 31, 1995 and
     September 30, 1996, respectively..............................           95               119
  Additional capital...............................................      137,013           145,410
  Accumulated deficit..............................................     (197,289)         (718,239)
                                                                      ----------       -----------
Total stockholders' deficit........................................      (60,167)         (572,696)
                                                                      ----------       -----------
Total liabilities and stockholders' deficit........................   $  126,031       $ 1,549,912
                                                                      ==========       ===========

                            See accompanying notes.

                        COMPLETE WELLNESS CENTERS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                      PERIOD FROM THE
                                     DATE OF INCEPTION                              NINE MONTHS ENDED
                                    (NOVEMBER 17, 1994)                               SEPTEMBER 30,
                                          THROUGH              YEAR ENDED         ----------------------
                                     DECEMBER 31, 1994      DECEMBER 31, 1995       1995         1996
                                    -------------------     -----------------     --------     ---------
                                                                                       (UNAUDITED)
Operating revenue:
  Patient revenue.................        $    --               $  22,114         $  8,618     $ 869,122
  Management services income......             --                      --               --         4,160
                                          -------               ---------         --------     ---------
                                               --                  22,114            8,618       873,282
Direct expenses:
  Salary and consulting costs.....          1,400                  93,131           59,283       249,293
  Management fees.................             --                  29,669            4,146       438,948
  Rent............................             --                   4,501              400       160,988
  Advertising and marketing.......             --                  25,821           11,909        36,828
                                          -------               ---------         --------     ---------
Total direct expenses.............          1,400                 153,122           75,738       886,057
General and administrative........             --                 253,024           28,818       607,770
Depreciation and amortization.....             --                   6,490            1,623        24,598
                                          -------               ---------         --------     ---------
Operating deficit.................         (1,400)               (390,522)         (97,561)     (645,143)
Interest expense..................             --                     930               13        24,229
Interest income...................             --                   1,106              496         4,663
Minority interest.................             --                 194,457            2,927       143,759
                                          -------               ---------         --------     ---------
Net loss..........................        $(1,400)              $(195,889)        $(94,151)    $(520,950)
                                          =======               =========         ========     =========
Pro forma net loss per share data
  (Unaudited -- Note 10):
     Net loss per common and
       common equivalent shares...                              $   (0.26)                     $   (0.43)
     Weighted average number of
       common and common
       equivalent shares
       outstanding................                                753,924                      1,225,633

                            See accompanying notes.

                        COMPLETE WELLNESS CENTERS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                        PREFERRED STOCK     COMMON STOCK
                                        ---------------   ----------------   ADDITIONAL   ACCUMULATED
                                        SHARES   AMOUNT   SHARES    AMOUNT    CAPITAL       DEFICIT       TOTAL
                                        ------   ------   -------   ------   ----------   -----------   ---------
Date of inception (November 17,
  1994)...............................     --     $ --         --    $ --     $     --     $      --    $      --
  Issuance of common stock............     --       --    378,000      63           --            --           63
  Net loss............................     --       --         --      --           --        (1,400)      (1,400)
                                        -----      ---    -------    ----     --------     ---------    ---------
Balance at December 31, 1994..........     --       --    378,000      63           --        (1,400)      (1,337)
  Issuance of common stock............     --       --    189,300      32        1,893            --        1,925
  Issuance of preferred stock.........  1,350       14         --      --      134,986            --      135,000
  Recognition of the granting of below
    market stock options..............     --       --         --      --            1            --            1
  Recognition of the granting of below
    market common stock warrants......     --       --         --      --          133            --          133
  Net loss............................     --       --         --      --           --      (195,889)    (195,889)
                                        -----      ---    -------    ----     --------     ---------    ---------
Balance at December 31, 1995..........  1,350       14    567,300      95      137,013      (197,289)     (60,167)
  Issuance of common stock............     --       --    110,000      18           --            --           18
  Exercise of stock options for shares
    of Complete Wellness Centers, Inc.
    common stock......................     --       --     37,667       6        1,449            --        1,455
  Recognition of the granting of below
    market stock options..............     --       --         --      --        4,988            --        4,988
  Recognition of the granting of below
    market common stock warrants......     --       --         --      --        1,960            --        1,960
  Net loss............................     --       --         --      --           --      (520,950)    (520,950)
                                        -----      ---    -------    ----     --------     ---------    ---------
Balance at September 30, 1996
  (unaudited).........................  1,350     $ 14    714,967    $119     $145,410     $(718,239)   $(572,696)
                                        =====      ===    =======    ====     ========     =========    =========

                            See accompanying notes.

                        COMPLETE WELLNESS CENTERS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             PERIOD FROM
                                               DATE OF
                                              INCEPTION
                                            (NOVEMBER 17,                         NINE MONTHS ENDED
                                            1994) THROUGH      YEAR ENDED           SEPTEMBER 30,
                                            DECEMBER 31,      DECEMBER 31,     -----------------------
                                                1994              1995           1995          1996
                                            -------------     ------------     --------     ----------
                                                                                     (UNAUDITED)
OPERATING ACTIVITIES
Net loss..................................     $(1,400)        $ (195,889)     $(94,151)    $ (520,950)
Adjustments to reconcile net loss to net
  cash used in operating activities:
  Minority interest.......................          --           (194,457)       (2,927)      (143,759)
  Depreciation and amortization...........          --              6,490         1,623         24,598
  Provision for bad debts.................          --              5,650            --         70,000
  Recognition of the compensatory granting
     of non-qualified stock options.......          --                  1            --          4,988
  Recognition of the granting of common
     stock warrants.......................          --                133            --          1,960
  Recognition of common stock issued for
     services rendered....................          --              1,893         1,893             --
  Changes in operating assets and
     liabilities:
     Patient receivables..................          --             (8,770)       (6,235)      (640,390)
     Advances to officers and other
       current assets.....................          --             (1,753)      (20,095)       (35,259)
     Accounts payable.....................       1,337            134,588        29,713         70,178
     Accrued liabilities..................          --                 --            --        463,982
                                               -------         ----------      ---------    ----------
Net cash used in operating activities.....         (63)          (252,114)      (90,179)      (704,652)
INVESTING ACTIVITIES
Purchase of equipment.....................          --            (38,814)      (26,129)      (184,362)
                                               -------         ----------      ---------    ----------
Net cash used in investing activities.....          --            (38,814)      (26,129)      (184,362)
FINANCING ACTIVITIES
Proceeds from notes payable...............          --             39,730            --      1,100,000
Proceeds from sale of common stock........          63                 32            32             18
Proceeds from sale of preferred stock.....          --            135,000         1,000             --
Proceeds from sale of equity in Complete
  Wellness Centers, LLC...................          --            219,000       169,000        446,000
Payments of notes payable.................          --            (39,000)           --             --
Exercise of stock options.................          --                 --            --          1,455
                                               -------         ----------      ---------    ----------
Net cash provided by financing
  activities..............................          --            354,762       170,032      1,547,473
                                               -------         ----------      ---------    ----------
Net increase in cash and cash
  equivalents.............................          --             63,834        53,724        658,459
Cash and cash equivalents at beginning
  of year.................................          --                 --            --         63,834
                                               -------         ----------      ---------    ----------
Cash and cash equivalents at end of
  year....................................     $    --         $   63,834      $ 53,724     $  722,293
                                               =======         ==========      =========    ==========

                            See accompanying notes.

                        COMPLETE WELLNESS CENTERS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE PERIOD FROM THE DATE OF INCEPTION (NOVEMBER 17, 1994)
           THROUGH DECEMBER 31, 1994 AND AS OF AND FOR THE YEAR ENDED
               DECEMBER 31, 1995 (AUDITED) AND FOR THE NINE-MONTH
             PERIODS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

1.  ORGANIZATION AND BASIS OF PRESENTATION

     Complete Wellness Centers, Inc. (the "Company") was incorporated in Delaware in November 1994 and was in the development stage through December 31, 1994. The Company develops and operates integrated medical centers (the "Integrated Medical Centers") primarily in the States of Virginia and Florida. As of and for the year ended December 31, 1995, the Company's sole operation is the management of an Integrated Medical Center located in Virginia.

     The Company is the managing member of Complete Wellness Centers, LLC ("CWC, LLC") and has a 1% equity ownership interest. CWC, LLC acquired certain furniture and equipment of a chiropractic clinic for $15,000 in cash and a $25,000 note payable. The assets were used to establish an Integrated Medical Center at the same location as the previous chiropractic clinic. No working capital, patient files or employees were transferred as a result of the transaction. The Integrated Medical Center is managed by the Company.

     CWC, LLC was formed in Delaware in March 1995 and was capitalized through the issuance of 13.3 Class A units. The Company has an option for a seven-year period to purchase all of the units at an exercise price in an amount such that the Class A members shall receive a 12% cumulative preferred return plus a multiple of their capital contribution ranging from two in the first year to four in the seventh year. The exercise price shall be paid by the Company to the Class A members within 120 days of the Company exercising the call option and is payable either in cash or a combination of cash and, if it is publicly traded at the exercise date, stock of the Company. The Company has obtained irrevocable proxies valid for the life of CWC, LLC from the holders of a majority of the Class A units to exercise all of their voting rights.

     The consolidated financial statements reflect the accounts of Complete Wellness Centers, Inc. and CWC, LLC and its wholly-owned subsidiary Complete Wellness Center of Fredericksburg, Inc. Significant intercompany transactions have been eliminated. The financial statements of CWC, LLC are consolidated with the Company's financial statements because the Company has unilateral, perpetual and non-temporary control (via signed irrevocable proxies from the holders of a majority in interest of the membership interests of CWC, LLC) over the assets and business operations of CWC, LLC and, notwithstanding the lack of technical majority ownership, consolidation of CWC, LLC is necessary to present fairly the financial position and results of operations of the Company.

     The Company has recorded its obligation to the Class A members holding 99% of the members interest of CWC, LLC as minority interest.

     The Company's initial strategy was to develop approximately 25 Integrated Medical Centers through December 31, 1996. Management expected the cash flow generated from the Company's Integrated Medical Centers and the bridge loan (see
Note 5) to provide sufficient working capital resources to enable the Company to implement this plan. To date the Company has developed 8 Integrated Medical Centers, is in the process of developing an additional 16 Integrated Medical Centers and now hopes to complete approximately 75 additional Integrated Medical Centers in 1997. Throughout the development period the Company has experienced continued operating losses and negative cash flows. The capital needs of continuing operations and the expected expansion will require the Company to obtain additional capital through incurring additional debt or the completion of private or public equity offerings. The Company does not currently have any committed sources of additional capital and substantially all of its assets are secured as collateral for notes issued in connection with the 1996 bridge loan. There can be no assurance that the Company will be able to

                        COMPLETE WELLNESS CENTERS, INC.

1. ORGANIZATION AND BASIS OF PRESENTATION -- (CONTINUED) raise additional capital when needed on satisfactory terms or at all. If the Company is unable to secure additional sources of financing, when needed, its expansion strategy could be materially adversely affected.

2.  SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers cash and cash equivalents to include currency on hand, demand deposits, and all highly liquid investments with an original maturity of three months or less.

FURNITURE AND EQUIPMENT

     Furniture and equipment are recorded at the lower of cost or net realizable value. Maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method at rates intended to amortize the cost of the related assets over their estimated useful lives.

     Furniture and equipment of the Company are reviewed for impairment whenever events or circumstances indicate that the asset's undiscounted expected cash flows are not sufficient to recover its carrying amount. The Company measures an impairment loss by comparing the fair value of the asset to its carrying amount. Fair value of an asset is calculated as the present value of expected future cash flows.

INCOME TAXES

     Income taxes are provided using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis (i.e., temporary differences).

STOCK-BASED COMPENSATION

     The Company grants stock options for a fixed number of shares to employees. In October 1995, the FASB issued Statement No. 123, Accounting for Stock-Based Compensation, which provides an alternative to APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for stock-based compensation issued to employees. The Statement allows for a fair-value-based method of accounting for employee stock options and similar equity instruments and requires certain disclosure of the pro forma effect on net income and earnings per share of its fair-value-based accounting for those arrangements if the fair value method of accounting is not adopted. These disclosure requirements are effective for fiscal years beginning after December 15, 1995, or upon initial adoption of the statement, if earlier. The Company has elected to continue to account for stock-based compensation arrangements under APB Opinion No. 25 and accordingly recognizes compensation expense for the stock option grants as the difference between the fair value and the exercise price at the grant date but will provide the required pro forma disclosures in the December 31, 1996 consolidated financial statements.

                        COMPLETE WELLNESS CENTERS, INC.

2.  SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Management has determined the estimated fair value of financial instruments using available market information and valuation methodologies. Cash equivalents, accounts receivable, accounts payable and accrued liabilities and other current assets and liabilities are carried at amounts which reasonably approximate their fair values. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions or estimation methodologies may have an effect on the estimated fair value amounts.

INTERIM FINANCIAL STATEMENTS (UNAUDITED)

     The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

3.  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Details of the allowance for doubtful accounts receivable as of December 31, 1995 are as follows:

        Beginning balance...................................................  $   --
        Bad debt expense....................................................   5,650
        Accounts written off................................................      --
                                                                              ------
        Ending balance......................................................  $5,650
                                                                              ======

4.  FURNITURE AND EQUIPMENT

     Furniture and equipment consists of the following:

                                                                              DECEMBER
                                                                   ASSET         31,
                                                                   LIVES        1995
                                                                   -----     -----------
        Furniture and equipment..................................    5         $63,814
        Less accumulated depreciation and amortization...........               (6,490)
                                                                               -------
                                                                               $57,324
                                                                               =======

     No interest was capitalized during 1995.

     The Company leases space of its wholly owned Integrated Medical Center (Complete Wellness Center of Fredericksburg) and its corporate office space on a month-by-month basis.

5.  DEBT

CONVERTIBLE NOTE PAYABLE

     The convertible note payable bears interest at 8% and is due July 17, 2000. Interest is payable quarterly while the principal is payable in one installment on the due date. The note is secured by a lien on the assets of Complete Wellness Centers of Fredericksburg. In the event of an initial public offering for CWC, LLC, the note, at the lendee's option, will be convertible into membership interests of CWC, LLC at the initial public offering price.

                        COMPLETE WELLNESS CENTERS, INC.

5.  DEBT -- (CONTINUED)
1995 FINANCING

     In November 1995 the Company issued $39,730 of subordinated promissory notes bearing interest at 12%. In connection with the financing, the lendors have been issued detachable warrants with an exercise price of $.003333 to purchase 13,243 shares of the Company's Common Stock. Interest expense of $133 was recorded for these warrants. The Company repaid $39,000 of these notes in 1995.

1996 BRIDGE LOAN

     On August 15, 1996, the Company completed a private placement of $1.1 million of 12% notes. In connection with the agreement, the lendors have been issued detachable warrants with an exercise price of $0.003 to purchase 157,142 shares of Common Stock, assuming an initial public offering price of $7.00 per share (176,000 shares if the Company does not close an Initial Public Offering ("IPO") by June 30, 1997). An additional 2,857 warrants with an exercise price of $0.003 were given to an individual as consideration for assisting with the financing. Interest expense of $1,960 was recorded for those warrants through September 30, 1996. Additional interest expense of $5,880 will be recognized over the term of the loan for the warrants associated with this bridge loan. The outstanding notes bear interest at 12% and are callable on June 30, 1997 at the sole discretion of the lendors. Accrued interest is payable quarterly beginning January 1, 1997; principal is payable in one installment on the earlier of an IPO or the due date. The loan is secured by substantially all of the Company's assets. In the event of an IPO by the Company, the principal amount plus accrued interest becomes due.

6.  INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities recognized as of December 31, 1995 are presented below:

                                                                                DECEMBER
                                                                                   31,
                                                                                  1995
                                                                               -----------
    Deferred tax assets:
      Start up costs.........................................................   $     448
      Bad debt expense.......................................................       2,260
      Operating loss carryforward............................................      76,687
                                                                                 --------
    Total deferred tax assets................................................      79,395
    Less valuation allowance.................................................     (78,915)
                                                                                 --------
    Net deferred tax assets..................................................         480
    Deferred tax liabilities:
      Depreciation...........................................................        (480)
                                                                                 --------
    Total deferred tax liabilities...........................................        (480)
    Net deferred tax amount..................................................   $      --
                                                                                 ========

     At December 31, 1995, the Company had net operating loss carryforwards for income tax purposes of approximately $192,000, which expire in 2010.

     The Company has a cumulative pretax loss for financial reporting purposes. Recognition of deferred tax assets will require generation of future taxable income. There can be no assurance that the Company will generate any earnings or any specific level of earnings in future years. Therefore, the Company established a

                        COMPLETE WELLNESS CENTERS, INC.

6.  INCOME TAXES -- (CONTINUED)
valuation allowance on deferred tax assets of $78,915 as of December 31, 1995. These carryforwards may be significantly limited under the Internal Revenue Service Code as a result of ownership changes resulting from the Company's redeemable convertible Preferred Stock financing and other equity offerings.

     Significant components of the provision for income taxes are as follows for the year ended:

                                                                            DECEMBER
                                                                               31,
                                                                              1995
                                                                           -----------
        Current:
          Federal........................................................          --
          State..........................................................          --
                                                                             --------
        Total current....................................................          --
        Deferred:
          Federal........................................................   $ (65,971)
          State..........................................................     (12,385)
          Increase in valuation allowance................................      78,356
                                                                             --------
        Total deferred...................................................   $      --
                                                                             ========

     The effective tax rate on income before income taxes varies from the statutory federal income tax rate for the year ended December 31, 1995 as follows:

        Statutory rate......................................................  (34)%
        State taxes, net....................................................   (6)%
        Valuation allowance.................................................   40%
                                                                              ---
                                                                                0%
                                                                              ===

7.  STOCKHOLDERS' EQUITY

STOCK SPLIT

     During 1995 the Company effected a one-hundred and eighty-for-one stock split of the Company's Common Stock and increased the number of authorized shares from 20,000 to 10,000,000. Pursuant to the authorization of the Board of Directors and Stockholders, the Company effected, on November 13, 1996, a one-for-three stock split. Authorized shares of Common Stock remain at 10,000,000. All share amounts reflected herein reflect the one-for-three stock split.

CONVERTIBLE PREFERRED STOCK

     The Series A Convertible Preferred Stock ("Series A Preferred Stock") has a 12% cumulative preferred return payable upon declaration by the Board of Directors and liquidation preference equal to $100 per share plus accrued but unpaid dividends. There are no accrued, undeclared dividends at September 30, 1996. Each share of Series A Preferred Stock is convertible to 108 shares of Common Stock at the option of the holder and automatically in the event of an IPO of the Company's Common Stock. Beginning on March 17, 1996, at the unilateral option of the Company the Series A Preferred Stock may be redeemed for $112 per share plus accrued dividends. The holders of Series A Preferred Stock shares are entitled to vote on all matters submitted to a vote of the stockholders of the Company. The preferred shareholders have the number of votes equal to the number of whole shares of Common Stock into which each share of Series A Preferred Stock is then convertible.

                        COMPLETE WELLNESS CENTERS, INC.

8.  STOCK OPTION PLAN

     The Company has a stock option plan providing for the grant of incentive and nonqualified stock options to employees, directors, consultants and advisors. Pursuant to the Plan, 400,000 shares of Common Stock have been reserved for issuance. No options are exercisable at December 31, 1995. At December 31, 1995 the following options have been granted:

                                                         NUMBER OF         EXERCISE
                     DATE OF GRANT                     SHARES GRANTED       PRICE       FAIR VALUE
    ------------------------------------------------  ----------------     --------     ----------
    December 1, 1995................................        4,333            $.03         $ .004
    December 1, 1995................................       36,667            $.03         $  .01

     The 36,667 options granted December 1, 1995 include 33,333 performance options exercisable only upon the attainment of certain revenue goals. Options generally vest 33 1/3% each year beginning on the anniversary of the grant date. No options have been forfeited as of December 31, 1995. Through September 30, 1996, 36,667 options were forfeited.

     The 4,333 shares were granted to a consultant. The fair value of these securities was $.004 per share as determined by an independent valuation company. Nominal expense was recorded for these options as of December 31, 1995.

     A total of 545,800 shares of Common Stock have been reserved for stock option plans and conversion of preferred stock as of December 31, 1995.

9.  COMMITMENTS

     The Company's Chief Executive Officer's (employed since inception of the Company) employment contract requires him to serve without cash compensation until July 1, 1996. As of July 1, 1996 he began accruing compensation at $90,000 per annum, payable upon the closing of an IPO. The Company's Chief Operating Officer's (employed in the second quarter of 1996) employment contract requires him to serve without cash compensation until the closing of an IPO.

     The Company leases certain furniture and equipment located at the corporate office from its Chief Executive Officer. The lease payments are $1,000 per month and are on a month-by-month basis.

     Future minimum lease payment under an automobile lease as of December 31, 1995 is approximately $4,500 payable in installments in 1996.

10.  PRO FORMA NET LOSS PER COMMON SHARE (UNAUDITED)

     The Company's pro forma net loss per share calculations are based upon the weighted average number of shares of Common Stock outstanding and the number of shares of Common Stock resulting from the assumed conversion of the Series A Preferred Stock. Pursuant to the requirements of the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 83, options to purchase Common Stock issued at prices below the initial public offering price during the twelve months immediately preceding the contemplated initial filing of the registration statement relating to the IPO, have been included in the computation of net loss per share as if they were outstanding for all periods presented (using the treasury method assuming repurchase of common stock at the estimated IPO price). Subsequent to the Company's IPO, options under the treasury stock method will be included to the extent they are dilutive.

                        COMPLETE WELLNESS CENTERS, INC.

10.  PRO FORMA NET LOSS PER COMMON SHARE (UNAUDITED) -- (CONTINUED)
     The following table summarizes the computations of share amounts used and the computation of pro forma net loss per common share presented in the accompanying statements of operations:

                                                                                       NINE MONTHS
                                                                      YEAR ENDED          ENDED
                                                                     DECEMBER 31,     SEPTEMBER 30,
                                                                         1995             1996
                                                                     ------------     -------------
Common and common equivalent shares:
  Weighted average number of shares of common stock outstanding....      567,300           714,967
  Assumed conversion of the preferred stock as of January 1,
     1995..........................................................      145,800           145,800
                                                                       ---------        ----------
  Number of shares of common stock outstanding during the period assuming conversion of the preferred stock as of January 1,
     1995..........................................................      713,100           860,767
  Options to purchase common stock issued within one year of
     registration statement using the treasury stock method........       40,824           364,866
                                                                       ---------        ----------
Total common and common equivalent shares of stock considered
  outstanding during the year......................................      753,924         1,225,633
                                                                       =========        ==========
Net loss...........................................................   $ (195,889)      $  (520,950)
                                                                       =========        ==========
Pro forma net loss per common and common equivalent shares.........   $    (0.26)      $     (0.43)
                                                                       =========        ==========

11.  SUBSEQUENT EVENTS (UNAUDITED)

INITIAL PUBLIC OFFERING

     On December 15, 1996, the Board of Directors authorized management of the Company to file a registration statement with the SEC permitting the Company to sell shares of its Common Stock to the public. If the IPO is closed under the terms presently anticipated, all of the Series A Preferred Stock outstanding will automatically convert into 145,800 shares of Common Stock.

DEVELOPMENT AGREEMENTS

     The Company has entered into contracts with twenty chiropractors during the nine months ended September 30, 1996 to develop Integrated Medical Centers. The total costs of developing these centers are expected to be approximately $600,000.

     Under the agreements entered into in 1996, the Company will open new Integrated Medical Centers in the same location as existing chiropractic practices (the "Affiliated Practices"). The Integrated Medical Centers will employ a physician (the "MD") on a salaried basis to supervise the provision of health care services. The MD does not currently have an existing medical practice. Where permitted by state law, the Integrated Medical Centers will be wholly-owned by the Company. In other jurisdictions, the Integrated Medical Centers will be wholly-owned by another MD. Patients of the Integrated Medical Centers will be billed in the Integrated Medical Center's name and the Integrated Medical Centers will own the related accounts receivable. The Company will provide administrative services to the Integrated Medical Centers via a management contract.

     Patient revenue from services is reported at the estimated realizable amounts from patients and third party payors for services rendered. Substantially all of the patient service revenue of the Integrated Medical Centers is paid by the patients and traditional commercial insurers. The Integrated Medical Centers do not currently have any HMO contracts.

                        COMPLETE WELLNESS CENTERS, INC.

11.  SUBSEQUENT EVENTS (UNAUDITED) -- (CONTINUED)
     The Company also entered into contractual arrangements with each chiropractor whereby (1) the Company will lease from the chiropractor certain facilities and equipment, and (2) the Integrated Medical Center will pay the Chiropractor a fixed salary to render chiropractic services to patients of the Integrated Medical Center. The chiropractor will continue to operate his or her existing Affiliated Practice separately from the Integrated Medical Center. The Company will not acquire the Affiliated Practice, its patient base, or its tangible assets. In addition, no consideration will be paid to the chiropractor at inception of the arrangements. The Company will not provide management services to, and will not receive any fees from, the existing Affiliated Practice. The agreements are for an initial period of either five or ten years.

1996 STOCK OPTIONS

     During 1996 the Company instituted another nonqualified stock option plan for employees, directors, consultants and advisors. Pursuant to the plan, up to 200,000 shares of Common Stock have been reserved for issuance. No options have been granted, exercised or forfeited.

     In 1996 the Company also instituted a separate nonqualified stock option plan for persons employed by or associated with the Company's Integrated Medical Centers. Pursuant to the plan, up to 100,000 shares of Common Stock have been reserved for issuance. No options have been granted, exercised or forfeited.

SHAREHOLDER ADVANCE

     The Company has advanced approximately $37,000 to Mr. McMillen without interest. Mr. McMillen is to repay such amount upon consummation of the Offering.

------------------------------------------------------
------------------------------------------------------

  No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                               ------------------
                               TABLE OF CONTENTS

                                        PAGE
                                       ------
Prospectus Summary.....................      5
Risk Factors...........................      9
The Company............................     18
Use of Proceeds........................     19
Capitalization.........................     20
Dividend Policy........................     21
Dilution...............................     21
Selected Financial Data................     23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................     24
Business...............................     30
Management.............................     46
Principal Stockholders.................     52
Selling Security Holders...............     54
Certain Relationships and Related
  Transactions.........................     56
Description of Securities..............     58
Shares Eligible for Future Sale........     61
Underwriting...........................     62
Legal Matters..........................     64
Experts................................     64
Additional Information.................     64
Index to Financial Statements..........    F-1

                               ------------------
  Until           , 1997 (25 days after the date of this Prospectus), all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

------------------------------------------------------
------------------------------------------------------
                          ------------------------------------------------------
                          ------------------------------------------------------

                        COMPLETE WELLNESS CENTERS, INC.

                        1,000,000 Shares of Common Stock
                                      and
                       1,000,000 Redeemable Common Stock
                               Purchase Warrants

                              -------------------
                                   PROSPECTUS
                              -------------------

                        NATIONAL SECURITIES CORPORATION

                                          , 1997
                          ------------------------------------------------------
                          ------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to Section 102 of the Delaware General Corporation Law (the "DGCL"), the Registrant's Certificate of Incorporation contains the following provision regarding limitation of liability of directors and officers:

          A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except in the case of (a) any breach of the director's duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derives an improper personal benefit. Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     The Registrant is empowered by Section 145 of the DGCL, subject to the procedures and limitation stated therein, to indemnify any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employer or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant's Certificate of Incorporation and the Registrant's By-laws both provide for indemnification of its officers and directors to the full extent permitted by the DGCL.

     The Company intends to apply for directors' and officers' liability insurance after the filing of this Registration Statement. Such insurance may insure against any liability asserted against any present or past director or officer incurred in the capacity of director or officer arising out of such status, whether or not the Company would have the power to indemnify such person.

     Reference is made to Section 7 of the Underwriting Agreement filed as
Exhibit 1.1 to this Registration Statement with respect to certain indemnification provisions for the benefit of the Registrant and its directors, officers and controlling persons.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth various expenses, other than the underwriters' fees, discounts and commissions, which are anticipated to be incurred in connection with the Offering. All amounts except the SEC registration fee, the Nasdaq filing fee, the Boston Stock Exchange filing fee, and the NASD filing fee are estimates. None of the expenses will be paid for by selling security holders.

    SEC registration fee........................................................  $  6,501.68
    Nasdaq filing fee...........................................................     8,194.10
    Boston Stock Exchange fee...................................................    15,250.00
    NASD filing fee.............................................................     2,646.00
    Blue Sky fees and expenses..................................................    40,000.00
    Transfer Agent's fees and expenses..........................................     5,000.00
    Printing and engraving expenses.............................................    80,000.00
    Accounting fees and expenses................................................   150,000.00
    Legal fees and expenses.....................................................   100,000.00
    Miscellaneous...............................................................    17,408.22
                                                                                  -----------
         Total..................................................................  $425,000.00
                                                                                  ===========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below is certain information concerning sales by the Company of unregistered securities within the past three years. Such information with respect to the Company's Common Stock has been adjusted for (i) a 180-for-1 forward split of the Common Stock in November 1995, and (ii) a 1-for-3 reverse split of the Common Stock in November 1996. Exemptions from registration for other transactions are noted below. The consideration paid to the Company in respect of each issuance of securities was cash, unless otherwise indicated.

          (i) Effective November 1994, the Registrant issued a total of 378,000 shares of Common Stock to its four original stockholders (including C. Thomas McMillen and James J. McMillen), each of whom was also a director and/or officer of the Registrant at that time, for a price equal to $.0001665 per share. Exemption from registration under the Act is claimed pursuant to Section 4(2) thereof.

          (ii) Effective January 1995, the Registrant issued a total of 16,500 shares of Common Stock to a newly elected member of its board of directors (Robert J. Mrazek) for a price equal to $.0001665 per share. Exemption from registration under the Act is claimed pursuant to Section 4(2) thereof.

          (iii) Effective March 1995, the Registrant issued a total of 1,350 shares of its Series A, 12% Cumulative Convertible Preferred Stock, par value $.01 per share, to seven individuals for a price of $100 per share, each of whom had a pre-existing business and/or personal relationship with one or more of the Registrant's officers, directors, or controlling persons and was either an accredited investor within the meaning of Rule 501(a) under the Act or a sophisticated investor who had the financial resources to bear the loss of the investment and the means and opportunity to obtain information concerning the Registrant. Exemption from registration under the Act is claimed pursuant to Sections 3(b) and 4(2) thereof.

          (iv) Effective June 1995, the Registrant issued a total of 158,400 shares of Common Stock to a newly elected member of its board of directors (Robert S. Libauer) for a price equal to $.0001665 per share. Exemption from registration under the Act is claimed pursuant to Section 4(2) thereof.

          (v) Effective September 1995, the Registrant issued 6,000 shares of Common Stock to Danielle S. Milano, now an officer of the Registrant, and 8,400 shares of Common Stock to one of the Registrant's outside attorneys for a price equal to $.0001665 per share in both cases. Exemption from registration under the Act is claimed pursuant to Section 4(2) thereof.

          (vi) Effective November 1995, the Registrant issued $39,730 aggregate principal amount of subordinated promissory notes and warrants to purchase a total of 13,243 shares of Common Stock at an exercise price equal to $.003 per share to four individuals, one of whom was a director of the Registrant (Robert S. Libauer) and each of the others of whom had a pre-existing business and/or personal relationship with one or more of the Registrant's officers, directors, or controlling persons and was either an accredited investor within the meaning of Rule 501(a) under the Act or a sophisticated investor who had the financial resources to bear the loss of the investment and the means and opportunity to obtain information concerning the Registrant. Exemption from registration under the Act is claimed pursuant to Section 4(2) thereof.

          (vii) Effective April 1996, the Registrant issued 10,000 shares of Common Stock to its President and Chief Operating Officer (E. Eugene Sharer) upon his exercise of options to purchase such shares at an exercise price of $.03 per share pursuant to the Registrant's 1994 Stock Option Plan. Exemption from registration under the Act is claimed pursuant to
     Section 3(b) thereof.

          (viii) Effective April 1996, the Registrant issued 110,000 shares of Common Stock to a party (Reach Laboratories, Inc.) that had performed consulting and financial advisory services for the Registrant. The Registrant's Board of Directors determined the value of such past services to be no less than $3,300. The investor was an accredited investor within the meaning of Rule 501(a) under the Act. Exemption from registration under the Act is claimed pursuant to Section 4(2) thereof.

          (ix) Effective May 1996, the Registrant issued 23,333 shares of Common Stock to a consultant to the Registrant upon the consultant's exercise of options to purchase such shares at an exercise price of $.03 per share pursuant to the Registrant's 1994 Stock Option Plan. Exemption from registration under the Act is claimed pursuant to Section 3(b) thereof.

          (x) Effective June 1996, the Registrant issued 4,333 shares of Common Stock to a consultant to the Registrant upon the consultant's exercise of options to purchase such shares at an exercise price of $.03 per share pursuant to the Registrant's 1994 Stock Option Plan and a settlement agreement entered into between such parties in connection with litigation involving alleged breaches of the consulting agreement between such parties. Exemption from registration under the Act is claimed pursuant to
     Section 3(b) and/or Section 4(2) thereof.

          (xi) Effective August 1996, the Registrant issued $1,100,000 aggregate principal amount of secured promissory notes and warrants to purchase that number of shares of Common Stock determined by dividing such amount by the price per share of Common Stock in the offering subject to this Registration Statement at an exercise price of $.003 per share to 11 investors, each of whom was an accredited investor within the meaning of Rule 501(a) under the Act. The registrant also issued a warrant to purchase that number of shares of Common Stock determined by dividing such aggregate principal amount by the price per share of Common Stock in the offering subject to this Registration Statement at an exercise price of $.003 per share to a broker-dealer who acted as a placement agent for a portion of the financing. Exemption from registration under the Act is claimed pursuant to Section 4(2) thereof.

ITEM 27.  EXHIBITS

EXHIBIT NUMBER                                      DESCRIPTION
--------------     -----------------------------------------------------------------------------
         1.1       Form of proposed Underwriting Agreement between the Company and National
                   Securities Corporation, as Representative of the several Underwriters listed therein (the "Representative")
         3.1       Certificate of Incorporation, as amended, of the Registrant
         3.2       By-Laws of the Registrant
         4.1       Specimen Common Stock Certificate*
         4.2       Form of proposed Representative's Warrant Agreement between the Company and the Representative, including form of Representative's Warrant Certificate
         4.3       Form of Warrant Agreement between the Company and American Stock Transfer &
                   Trust Company as Warrant Agent, including form of Warrant Certificate
         5.1       Opinion of Storch & Brenner*
        10.1       Form of Stockholders' Agreement dated March 20, 1995 among the Registrant, certain holders of its Common Stock, and all holders of its Series A, 12%
                   Cumulative Convertible Preferred Stock
        10.2       Form of Warrant issued by the Registrant to each person or entity that provided funds to the Registrant in connection with a financing in November
                   1995
        10.3       Form of Promissory Note and Warrant issued by the Registrant to each person or entity that provided funds to the Registrant in connection with a bridge financing completed in August 1996 and related Loan and Security Agreement
        10.4       Form of Warrant issued to placement agent for the bridge financing completed in August 1996*
        10.5       Form of Management and Security Agreement
        10.6       Form of Integrated Medical Center Management and Security Agreement
        10.7       Form of Affiliated Chiropractor Employment Agreement
        10.8       Form of Medical Doctor Employment Agreement
        10.9       Form of Physical Therapist Employment Agreement
        10.10      Form of Acupuncturist Employment Agreement
        10.11      Form of Nutrition Counselor Employment Agreement
        10.12      Form of Fitness Specialist Employment Agreement
        10.13      Form of Promissory Note from Integrated Medical Center
        10.14      Form of Guaranty from Affiliated Chiropractor
        10.15      Form of Medical Office Sublease
        10.16      Form of Equipment Sublease
        10.17      Employment Agreement dated as of July 1, 1996 between the Registrant and C.
                   Thomas McMillen
        10.18      Employment Agreement dated as of March 21, 1996 between the Registrant and E.
                   Eugene Sharer
        10.19      Employment Agreement dated as of January 1, 1996 between the Registrant and
                   Danielle F. Milano
        10.20      Employment Agreement dated as of October 1, 1996 between the Registrant and
                   Michael T. Brigante
        10.21      Employment Agreement dated as of August 26, 1996 between the Registrant and
                   Eric S. Kaplan

EXHIBIT NUMBER                                      DESCRIPTION
--------------     -----------------------------------------------------------------------------
        10.22      Consulting Agreement dated as of November 21, 1996 between the Registrant and
                   Kats Management, L.L.C.
        10.23      Consulting Agreement dated as of August 26, 1996 between the Registrant and
                   J.E.M., Inc.
        10.24      Registrant's 1994 Stock Option Plan
        10.25      Registrant's 1996 Stock Option Plan
        10.26      Registrant's 1996 Restricted Stock Option Plan for Health Care Professionals
        10.27      Registrant's Executive Bonus Plan for Key Executives*
        10.28      Master License Agreement dated as of September 16, 1996 between the
                   Registrant and Bally Total Fitness Corporation
        10.29      Management Subcontract Agreement dated as of November 1, 1996 between the
                   Registrant and Integrated Physicians Management Co., LLC
        10.30      Subordinate Chiropractor Employment Agreement
        21.1       Subsidiaries of the Registrant*
        23.1       Consent of Ernst & Young LLP
        23.2       Consent of Storch & Brenner (included in the Opinion filed as Exhibit 5.1)*
        24.1       Powers of Attorney (included on signature page)
        27.1       Financial Data Schedule

------------------

     * To be filed by amendment.

ITEM 28.  UNDERTAKINGS.

     (a) The Registrant hereby undertakes to:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

             (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) The Registrant hereby undertakes to provide to the Representative, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Representative to permit prompt delivery to each purchaser.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The Registrant hereby undertakes that it will:

          (1) For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Act as part of this Registration Statement as of the time the Commission declared it effective.

          (2) For determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2, and has authorized this Registration Statement to be signed on its behalf by the undersigned in Washington, D.C., on December 19, 1996.

                                          COMPLETE WELLNESS CENTERS, INC.

                                                     /s/ E. EUGENE SHARER
                                          By:

                                                       E. Eugene Sharer
                                                President and Chief Operating
                                                         Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints E. Eugene Sharer his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

       /s/ C. THOMAS MCMILLEN              Chairman of the Board, Chief     December 18, 1996
-------------------------------------               Executive
         C. Thomas McMillen                   Officer, and Director
                                          (Principal Executive Officer)
        /s/ E. EUGENE SHARER           President, Chief Operating Officer,  December 18, 1996
-------------------------------------              and Director
          E. Eugene Sharer
       /s/ MICHAEL T. BRIGANTE           Vice President, Chief Financial    December 18, 1996
-------------------------------------                Officer,
         Michael T. Brigante                 Treasurer, and Secretary
                                       (Principal Financial and Accounting
                                                     Officer)
        /s/ ROBERT S. LIBAUER                        Director               December 18, 1996
-------------------------------------
          Robert S. Libauer
        /s/ JAMES T. MCMILLEN                        Director               December 18, 1996
-------------------------------------
          James T. McMillen
        /s/ ROBERT J. MRAZEK                         Director               December 18, 1996
-------------------------------------
          Robert J. Mrazek